UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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Cboe Global Markets, Inc.
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION - DATED MARCH 15, 2024

2024

Notice of Annual Meeting of Stockholders

and Proxy Statement

April [_], 2024

Dear Cboe Stockholder:

We cordially invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Cboe Global Markets, Inc. to be held on Thursday, May 16, 2024, at 8:00 a.m., Central time.

The Annual Meeting will be a completely virtual meeting of stockholders and there will be no physical meeting location. You will be able to attend the Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CBOE2024 and entering the 16-digit control number included in your proxy materials or on your proxy card. The live audio webcast of the Annual Meeting will also be available for listening to the general public.

At the Annual Meeting, you will be asked to do the following:

      Elect 12 directors to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

      Approve, in a non-binding resolution, the compensation paid to our executive officers;

      Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year;

      Advisory vote on a management proposal to provide stockholders the right to call a special meeting of stockholders at a 25% ownership threshold;

      Advisory vote on a stockholder proposal to provide stockholders the right to call a special meeting of stockholders at a 10% ownership threshold; and

      Transact any other business that may properly come before the meeting and any adjournments and postponements of the meeting.

Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement, and a form of proxy.

Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.

Whether or not you plan to attend the Annual Meeting via live audio webcast, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone, or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope that you will participate in the Annual Meeting, either via live audio webcast or by proxy.

Sincerely,

[__]
William M. Farrow, III
Chairman

Cboe Global Markets, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Cboe Global Markets, Inc. will be held on Thursday, May 16, 2024, at 8:00 a.m., Central time.

The Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CBOE2024 and entering the 16-digit control number included in your proxy materials or on your proxy card. Online check-in to the Annual Meeting live audio webcast will begin at 7:45 a.m., Central time, and you are encouraged to allow ample time to log in to the meeting webcast and test your computer audio system. There will be no physical meeting location.

The purpose of the Annual meeting is to:

1.	Consider and act upon a proposal to elect 12 directors named in the proxy statement to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;
2.	Consider and act upon a non-binding resolution to approve the compensation paid to our executive officers;
3.	Consider and act upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year;
4.	Advisory vote on a management proposal to provide stockholders the right to call a special meeting of stockholders at a 25% ownership threshold;
5.	Advisory vote on a stockholder proposal to provide stockholders the right to call a special meeting of stockholders at a 10% ownership threshold; and
6.	Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

You are entitled to vote online during the Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on March 21, 2024. A list of stockholders of record will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 433 West Van Buren Street, Chicago, Illinois 60607.

Your vote is important. Whether or not you plan to attend, please vote as soon as possible. For additional details, please see the information under “How do I vote?” in the proxy statement.

Internet	Internet	Telephone	Mail
Before the Meeting	During the Meeting
Go to www.proxyvote.com	Go to www.virtualshareholdermeeting.com/CBOE2024	Call toll free 1-800-690-6903	Complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope

By Order of the Board of Directors,

[__]
Patrick Sexton
April [__], 2024		Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON May 16, 2024:

Notice of Annual Meeting and Proxy Statement are on our Investor Relations website at http://ir.Cboe.com.

We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors of Cboe Global Markets, Inc., a Delaware corporation, for use at the Cboe Global Markets, Inc. 2024 Annual Meeting of Stockholders on Thursday, May 16, 2024 at 8:00 a.m., Central time, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April [_], 2024.

Except as otherwise indicated, the terms “the Company,” “Cboe Global Markets,” “we,” “us” and “our” refer to Cboe Global Markets, Inc. When we use the term “Cboe Options” or “C1” we are referring to Cboe Exchange, Inc., a wholly owned subsidiary and predecessor entity of Cboe Global Markets.

Note About Forward-Looking Statements

This Proxy Statement contains historical and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as ”may,”" “might,” ”should,” ”expect,” “plan,” “anticipate,” ”believe,” ”estimate,” ”predict,” ”potential” or ”continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described in Part 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 under Item 1A., “Risk Factors,” and our other filings with the SEC. While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement for the Cboe Global Markets, Inc. 2024 Annual Meeting of Stockholders (the “Annual Meeting”). It does not contain all of the information that you should consider in voting your shares of our common stock. Before voting, you should carefully read this entire Proxy Statement, as well as our 2023 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2023.

Annual Meeting Date:	May 16, 2024
Annual Meeting Time:	8:00 a.m. (Central time)
Virtual Meeting Website Address:	www.virtualshareholdermeeting.com/CBOE2024
Record Date:	March 21, 2024

Stockholder Actions and Board of Directors Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference
1 - Elect 12 directors to the Board of Directors	FOR	6
2 - Approve, in a non-binding resolution, the compensation paid to our executive officers	FOR	34
3 - Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2024 fiscal year	FOR	97
4 - Advisory vote on a management proposal to provide stockholders the right to call a special meeting of stockholders at a 25% ownership threshold	FOR	99
5 - Advisory vote on a stockholder proposal to provide stockholders the right to call a special meeting of stockholders at a 10% ownership threshold	AGAINST	102

Business Highlights

      Achieved record options volume activity levels

      Launched new products and added new indices

      Grew Cboe Bids internationally, with launches in Australia and Japan

      Expanded Cboe Europe Derivatives with launch of pan-European single stock options

      Launched Cboe Global Listings

      Completed technology migrations of Cboe Australia and Japan

      Awarded 7 full-ride college scholarships through Cboe Empowers, a community engagement program

      Successfully navigated executive leadership transitions

      For more highlights, see “Executive Compensation—Compensation Discussion and Analysis”

Cboe Global Markets 2024 Proxy Statement	1

Returns to Stockholders

Cboe Global Markets and its Board of Directors (“Board”) have demonstrated an ongoing commitment to creating long-term stockholder value and produced the following notable returns to stockholders in 2023.

Total Stockholder Return (1)

(1)	As of December 31, 2023. Includes reinvestment of all dividends.

2	Cboe Global Markets 2024 Proxy Statement

Director Nominee Highlights

The nominees for our Board exhibit an effective mix of qualifications, experiences and diversity. For additional information, see “Corporate Governance—Proposal 1- Election of Directors”.

Cboe Global Markets 2024 Proxy Statement	3

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of stockholders by providing for effective oversight and management of the Company. The following are highlights of our corporate governance framework. For additional information, see “Corporate Governance”.

11 of the 12 Nominees are Independent;	Split Chairman and CEO roles;
Directors are Elected Annually;	Majority Voting Standard in Director Elections;
Majority Voting Standard for Bylaw and Charter Amendments;	Risk Oversight by Board and Committees, including a Risk Committee;
Independent Audit, Compensation, and Nominating and Governance Committees;	Human Capital and Succession Oversight by Board and Compensation Committee;
Commitment to ESG Considerations;	Executive Sessions of Board and Committees;
Robust Annual Board and Committees Self-Evaluation process;	Anti-Hedging, Anti-Pledging, and Clawback Policies for Executive Officers; and
Proxy Access Bylaw Provision for Director Nominations.

Stockholder Engagement Highlights

We are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. Through a variety of engagement activities, our discussions with stockholders cover a variety of topics, including our performance, strategy, ESG, and executive compensation. See also “Corporate Governance—Stockholder Engagement”.

Executive Compensation Highlights

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management’s interests with those of our stockholders. The following are highlights of our 2023 executive compensation program. See also “Executive Compensation”.

      Annual cash incentives were based on corporate performance (weighted 70%), individual performance (weighted 20%), and DEI performance (weighted 10%);

      Long-term incentives in the form of equity awards, other than special one-time grants to Mr. Schell and Ms. Clay and a CEO appointment grant to Mr. Tomczyk, were comprised of 50% time-based restricted stock units (“RSUs”) and 50% performance-based RSUs (“PSUs”);

      Performance-based compensation with limits on all incentive award payouts;

      No excessive perquisites;

      Clawback provisions for cash incentives and equity awards; and

      Mandatory stock ownership and holding guidelines.

4	Cboe Global Markets 2024 Proxy Statement

Additional Information

Please see the information under “Other Items” for important information about this Proxy Statement, voting, the Annual Meeting, Cboe Global Markets documents available to stockholders, communications, and the deadlines to submit stockholder proposals for the 2025 Annual Meeting of Stockholders. Additional questions may be directed to Investor Relations at investorrelations@Cboe.com or (312) 786-7559.

Cboe Global Markets 2024 Proxy Statement	5

CORPORATE GOVERNANCE

PROPOSAL 1 - ELECTION OF DIRECTORS

Board Composition

Our Third Amended and Restated Certificate of Incorporation provides that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 12 directors. Each director is elected annually to serve until the next Annual Meeting of Stockholders or until his or her successor is elected or appointed and qualified, except in the event of earlier death, resignation or removal. Subject to retirement, there is no limit on the number of terms a director may serve on our Board.

General

At the Annual Meeting, our stockholders will be asked to elect the 12 director nominees set forth below, each to serve until the 2025 Annual Meeting of Stockholders. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board. All of the director nominees, other than Mses. Mansfield and Mao who were appointed in February 2024 and who are new nominees, were elected as directors by stockholders at the 2023 Annual Meeting of Stockholders.

All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable. Your proxy for the Annual Meeting cannot be voted for more than 12 nominees.

Qualifications and Experience

The Board believes that the skills, qualifications and experiences of the director nominees make them all highly qualified to serve on our Board, both individually and as providing complementary skills on our Board. Based on the characteristics of our directors, as reported in their respective directors and officers questionnaires, our director nominees bring an effective mix of diverse perspectives:

      5 nominees are women, and

      4 nominees are racially or ethnically diverse.

In addition, our Board’s composition represents a balanced approach to director tenure and age, 6 of the 12 nominees have tenures equal to or less than 5 years and the ages range from 72 to 49, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The following table shows the specific qualifications and experiences the Board and the Nominating and Governance Committee considered for each nominee.

6	Cboe Global Markets 2024 Proxy Statement

Director Qualifications and Experiences	Farrow	Tomczyk	Fitzpatrick	Fong	Froetscher	Goodman	Mansfield	Mao	Matturri	McPeek	Palmore	Parisi
Strategy
Experience developing and executing upon long-term strategic plans, growth strategies, and capital allocation plans	●	●	●	●	●	●	●	●	●	●	●	●
Management
Experience managing large and complex organizations at a senior level	●	●	●	●	●	●	●	●	●	●	●	●
Financial Markets, Clearing, and our Products
Experience with the trading or clearing of derivatives, equities, FX, or digital assets and/or with our markets and products	●	●					●		●	●		●
Government Relations and Regulatory
Experience and understanding of the complex regulatory environment in which our businesses operate and/or working in or with the government and regulators	●	●	●	●			●		●	●	●	●
Corporate Governance

Knowledge of corporate governance matters, primarily through service on other public company boards, to help support our goals of strong Board and management accountability, transparency, effective oversight, and good governance

	●	●		●	●	●				●	●	●
International
Experience in a senior leadership role in an organization with significant international operations or expansion into new international markets	●	●	●	●	●		●	●	●		●
Risk Management
Skills and experience in assessment, oversight, and/or management of risks	●	●	●	●	●	●	●	●	●	●	●	●
Technology
Experience or expertise in assessing opportunities and risks of new technologies and/or assessing cybersecurity risks and vulnerabilities	●	●		●				●
Fresh Perspective
Board tenure is equal to or less than five years		●		●			●	●	●	●

Nominees

Set forth below is biographical information, as of March 15, 2024, for each of the directors nominated to serve on our Board for a one-year term until the 2025 Annual Meeting of Stockholders, as well as the reasons why the Board believes each candidate is well suited to serve as a director. The terms indicated for service include the service on the board of Cboe Options prior to our demutualization and our initial public offering in 2010.

Cboe Global Markets 2024 Proxy Statement	7

In addition, as indicated below, certain director nominees also have served on certain boards of directors and committees of Cboe Futures Exchange, LLC (“CFE”), Cboe SEF, LLC (“SEF”) and our U.S. securities exchanges, which include Cboe Options, Cboe C2 Exchange, Inc. (“C2”), Cboe BZX Exchange, Inc. (“BZX”), Cboe BYX Exchange, Inc., Cboe EDGA Exchange, Inc., and Cboe EDGX Exchange, Inc. (collectively, the “securities exchanges”).

William M. Farrow, III Chairman Independent Age: 69 Committees: Executive (Chair) Finance and Strategy

Background

Mr. Farrow has served as non-executive Chairman of the Board since September 2023, as our independent Lead Director from May 2023 to September 2023 and as a member of our Board since 2016. Mr. Farrow is the retired President and CEO of Urban Partnership Bank, a position he held from 2010 through 2017. Prior to that, he was the Managing Partner and CEO of FC Partners Group, LLC from 2007 to 2009, the Executive Vice President and Chief Information Officer of The Chicago Board of Trade from 2001 to 2007 and held various senior positions at Bank One Corporation. Mr. Farrow currently serves on the board of directors of publicly traded company WEC Energy Group, Inc. and on the boards of directors of CoBank, Inc. and Endeavor Health. Mr. Farrow previously was the owner of Winston and Wolfe LLC, a privately held technology development and advisory company, and served on the boards of directors of the Federal Reserve Bank of Chicago, Urban Partnership Bank, and Echo Global Logistics, Inc., formerly a publicly traded company. Mr. Farrow holds a B.A. degree from Augustana College and a Masters of Management from Northwestern University’s Kellogg School of Management.

Qualifications

Mr. Farrow brings his experience as the retired President and CEO of a mission based community development financial institution to our Board. He has a strong understanding of information technology systems, including cybersecurity, and the financial services and banking industry. He also has knowledge of the corporate governance issues facing boards from his experience serving on them. We believe that these experiences give Mr. Farrow an important skill set that makes him well suited to serve on our Board and as our Chairman.

8	Cboe Global Markets 2024 Proxy Statement

Fredric J. Tomczyk CEO Age: 68 Committees: Executive

Background

Mr. Tomczyk is our Chief Executive Officer (“CEO”) and director. He has served as our CEO since September 2023. Mr. Tomczyk served on our Board as an independent director from July 2019 to September 2023. Previously, he was President and Chief Executive Officer of TD Ameritrade Holding Corporation, a position he held from October 2008 to October 2016. Prior to this position, he held positions of increasing responsibility and leadership with the TD organization from 1999. Mr. Tomczyk was also a member of the TD Ameritrade board of directors from 2006 to 2007 and 2008 to 2016. Prior to joining the TD organization in 1999, Mr. Tomczyk was President and Chief Executive Officer of London Life. He currently serves on the board of Willis Towers Watson PLC, a publicly traded company, and is a member of the Cornell University Athletic Alumni Advisory Council. Mr. Tomczyk also previously served as the lead independent director of Sagen MI Canada Inc., a publicly traded company, and of its operating subsidiary Sagen Mortgage Insurance Company Canada, as a director of Knight Capital Group, Inc. and as a trustee of Liberty Property Trust, both formerly publicly traded companies, and as a director of the Securities Industry and Financial Markets Association. Mr. Tomczyk holds a B.S. degree in Applied Economics & Business Management from Cornell University and is a Fellow of the Institute of Chartered Accountants of Ontario.

Qualifications

Mr. Tomczyk’s extensive knowledge of the financial markets, technology and the financial services and banking industries gives him unique insights into our business. His prior service as TD Ameritrade’s President and Chief Executive Officer also gives Mr. Tomczyk experience with corporate governance and leadership skills, working with the government and regulators, successfully developing and executing corporate strategic initiatives and overseeing risk management programs. We believe that these experiences, as well as being our CEO, make him well suited to serve on our Board.

Cboe Global Markets 2024 Proxy Statement	9

Edward J. Fitzpatrick Independent Age: 57 Committees: Compensation (Chair) Executive Risk

Background

Mr. Fitzpatrick has served on our Board since 2013. Mr. Fitzpatrick is currently Senior Vice President and Senior Client Advisor of Genpact Limited, a position he has held since August 2021, and prior to that was its Chief Financial Officer from July 2014 to August 2021. Prior to joining Genpact Limited, Mr. Fitzpatrick worked at Motorola Solutions, Inc. and its predecessors from 1998 through 2014 in various financial positions, including as its CFO from 2009 to 2013. Before joining Motorola, Mr. Fitzpatrick was an auditor at PricewaterhouseCoopers, LLP from 1988 to 1998. Mr. Fitzpatrick holds a B.S. degree in Accounting from Pennsylvania State University and an M.B.A. degree from The Wharton School at the University of Pennsylvania and earned his CPA certification in 1990.

Qualifications

Mr. Fitzpatrick brings his experience as the former CFO of publicly traded companies to our Board. He has extensive experience with finance, public company responsibilities and strategic transactions. We believe that these experiences give Mr. Fitzpatrick an important skill set that makes him well suited to serve on our Board.

Ivan K. Fong Independent Age: 62 Committees: Nominating and Governance Risk

Background

Mr. Fong has served on our Board since December 2020. Mr. Fong is currently Executive Vice President, General Counsel and Secretary of Medtronic plc, a position he has held from February 2022. Prior to this position, he served as Senior Vice President, Chief Legal and Policy Officer and Secretary of 3M Company from 2019 to January 2022 and as its Senior Vice President, Legal Affairs and General Counsel from 2012 to 2019. Prior to joining 3M Company, Mr. Fong was General Counsel of the U.S. Department of Homeland Security from 2009 to 2012 and Chief Legal Officer and Secretary of Cardinal Health, Inc. from 2005 to 2009. He has previously served as Deputy Associate Attorney General with the U.S. Department of Justice and was a partner with the law firm of Covington & Burling LLP. Mr. Fong holds an S.B. degree in Chemical Engineering and an S.M. degree in Chemical Engineering Practice from Massachusetts Institute of Technology, a J.D. degree from Stanford University, and a Bachelor of Civil Law from Oxford University.

Qualifications

Mr. Fong brings his experience as the general counsel of public companies, in private practice and as the former general counsel of a government department. He has extensive experience in corporate governance, government relations and the types of legal issues that public companies face, which we believe makes him well suited to serve on our Board.

10	Cboe Global Markets 2024 Proxy Statement

Janet P. Froetscher Independent Age: 64 Committees: Compensation Executive Risk (Chair)

Background

Ms. Froetscher is currently the Chair and a Senior Advisor, since September 2023, of The J.B. and M.K. Pritzker Family Foundation, and was its President from April 2016 until September 2023. She has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2005 to 2017. Previously, she served as President and CEO of Special Olympics International from October 2013 until October 2015, President and CEO of the National Safety Council from 2008 until October 2013, President and CEO of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as Chief Operating Officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of Chicago. Ms. Froetscher currently serves on the board of directors of the Independent Bank Group, a publicly traded company. She has also previously served on the board of trustees of National Louis University. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University’s Kellogg School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.

Qualifications

Ms. Froetscher brings her experiences as the President of a family foundation and former CEO of public service entities to our Board. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.

Jill R. Goodman Independent Age: 57 Committees: Executive Finance and Strategy (Chair) Nominating and Governance

Background

Ms. Goodman has served on our Board since 2012. Ms. Goodman is currently Managing Director of Foros, a strategic financial and mergers and acquisitions advisory firm, a position she has held since November 2013. Previously, she served as a Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild from 2010 to October 2013. From 1998 to 2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman currently serves on the boards of directors of Cover Genius, a global insurance technology company, and publicly traded company Genworth Financial, Inc. Ms. Goodman graduated magna cum laude from Rice University with a B.A. degree. She received her J.D. degree, with honors, from the University of Chicago Law School.

Qualifications

Ms. Goodman brings extensive experience in the boardroom to the Company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.

Cboe Global Markets 2024 Proxy Statement	11

Erin A. Mansfield Independent Age: 64 Committees: ATS Oversight Risk

Background

Ms. Mansfield has served on our Board since 2024. Ms. Mansfield is a retired Managing Director from Barclays PLC, a position she held from 2003 to 2023, where she served in multiple roles, including Global Head of Regulatory Relations & Policy, Global Head of Investment Banking Compliance and Chief Compliance Officer Americas. Prior to her time with Barclays, Ms. Mansfield was a Vice President at Goldman Sachs & Co. LLC in their Fixed Income, Currencies & Commodities group. Ms. Mansfield holds a B.A. degree from Vassar College.

Qualifications

Ms. Mansfield has a strong understanding of our business, financial markets, products, compliance and the regulation of the financial and derivatives industries from her leadership positions at key financial institutions. We believe that her experience makes her well suited to serve on our Board.

Cecilia H. Mao Independent Age: 49 Committees: Finance and Strategy

Background

Ms. Mao has served on our Board since 2024. Ms. Mao is currently Global Chief Product Officer at Equifax, having served in this position since 2020. Previously, Ms. Mao was with Oracle Corp. from 2014 to 2020, holding multiple positions including Director, Senior Director, and Vice President of Oracle Data Cloud. Prior to her time at Oracle Corp., Ms. Mao held management positions at Verisk Analytics, FICO, and other technology companies. Ms. Mao graduated from the University of California, Berkeley with a B.A. degree.

Qualifications

As an experienced leader, Ms. Mao’s positions at Equifax and Oracle give her unique insights into all aspects of corporate growth, enterprise management, and technology. Ms. Mao has a deep understanding of revenue acceleration and adapting to new strategic opportunities. We believe that her experience makes her well suited to serve on our Board.

12	Cboe Global Markets 2024 Proxy Statement

Alexander J. Matturri, Jr. Independent Age: 65 Committees: ATS Oversight (Chair) Audit

Background

Mr. Matturri has served on our Board since December 2020. Mr. Matturri is the retired Chief Executive Officer of S&P Dow Jones Indices LLC (“S&P”), a position he held from July 2012 to June 2020. Prior to this position, he served as Executive Managing Director and Head of S&P Indices from 2007 to 2012. Prior to joining S&P, Mr. Matturri served as Senior Vice President and Director of Global Equity Index Management at Northern Trust Global Investments from 2003 to 2007. From 2000 to 2003 he was Director and Senior Index Investment Strategist at Deutsche Asset Management. Mr. Matturri also previously served as a member of the boards of directors of our securities exchanges. Mr. Matturri holds a B.S. degree in Finance from Lehigh University and a J.D. degree from Syracuse University. Mr. Matturri holds the Chartered Financial Analyst designation.

Qualifications

As the retired CEO of a financial services industry company and a former member of the boards of directors of our securities exchanges, Mr. Matturri has extensive knowledge of financial markets, products, and the financial services and banking industry. In particular, he has a close understanding of one of our most important licensing arrangements. We believe that these experiences make him well suited to serve on our Board.

Jennifer J. McPeek Independent Age: 54 Committees: ATS Oversight Audit

Background

Ms. McPeek has served on our Board since August 2020. Ms. McPeek is an independent advisor to companies on value-based management and incentive design. Previously, she has served as the Chief Financial Officer of Russell Investments from 2018 to 2019. From 2009 to 2017, Ms. McPeek was with Janus Henderson Investors plc and its predecessor company Janus Capital Group Inc., serving as the Chief Financial Officer from 2013 to 2017, and as the Chief Operating and Strategy Officer post-merger in 2017. Prior to that, Ms. McPeek was with ING Investment Management, Americas from 2005 to 2009, where she was a member of the management committee and led the strategy function. Ms. McPeek currently serves on the board of directors of First American Funds, Inc., overseeing six money market funds. She graduated magna cum laude from Duke University with an A.B. degree in Mathematics and Economics and received her M.S. degree in Financial Engineering from the MIT Sloan School of Management. Ms. McPeek holds the Chartered Financial Analyst designation.

Qualifications

As the former CFO of privately held and publicly traded asset management companies, Ms. McPeek has extensive experience with finance, public company responsibilities, strategic transactions and knowledge of our industry. In addition, her service on another company board also gives Ms. McPeek experience with corporate governance and leadership skills. We believe that her experience makes her well suited to serve on our Board.

Cboe Global Markets 2024 Proxy Statement	13

Roderick A. Palmore Independent Age: 72 Committees: Executive Finance and Strategy Nominating and Governance (Chair)

Background

Mr. Palmore is Senior Counsel at Dentons where he advises public and private corporations and their leadership suites on risk management and governance issues across practices and industry sectors. Mr. Palmore retired from his position as Executive Vice President, General Counsel and Chief Compliance and Risk Management Officer of General Mills, Inc. in February 2015 and has served on the Board of Cboe Global Markets since our initial public offering in 2010 and of Cboe Options from 2000 to 2017. Prior to joining General Mills in February 2008, he served as Executive Vice President and General Counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney’s Office in Chicago and in private practice. Mr. Palmore is currently a member of the board of directors of publicly traded company The Goodyear Tire & Rubber Company and has previously served as a member of the boards of directors of Express Scripts Holding Company, formerly a publicly traded company, Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.

Qualifications

Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing the Company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.

James E. Parisi Independent Age: 59 Committees: Audit (Chair) Compensation Executive

Background

Mr. Parisi has served on our Board since 2018. Mr. Parisi most recently served as the Chief Financial Officer of CME Group Inc. from November 2004 to August 2014, prior to which he held positions of increasing responsibility and leadership within CME Group Inc. from 1988, including as Managing Director & Treasurer and Director, Planning & Finance. Mr. Parisi is currently a member of the board of directors of ATI Physical Therapy, Inc., a publicly traded company. He has also previously served as the Chairman of the Illinois Special Olympics Foundation Board and as a member of the boards of directors of CFE and SEF, Pursuant Health Inc., and Cotiviti Holdings, Inc., formerly a publicly traded company. Mr. Parisi holds a B.S. degree in Finance from the University of Illinois and an M.B.A. degree from the University of Chicago.

Qualifications

As the retired CFO of a publicly traded company offering a diverse derivatives marketplace and as a former member of the boards of directors of CFE and SEF, Mr. Parisi has extensive knowledge of our industry. His service on other company boards also gives Mr. Parisi experience with corporate governance and leadership skills. We believe that his experience makes him well suited to serve on our Board.

The Board recommends that the stockholders vote FOR each of the director nominees.

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Board Structure

Independence

Our Bylaws require that, at all times, no less than two-thirds of our directors will be independent. The Nominating and Governance Committee has affirmatively determined that all of our directors serving in 2023, except for Mr. Tomczyk since his appointment as CEO in September 18, 2023 and Edward T. Tilly, who resigned as a Chairman and CEO effective September 18, 2023, are independent under BZX listing standards for independence. In addition, Joseph P. Ratterman who resigned as a director effective February 5, 2024, was determined to be independent through February 5, 2024.

All of the directors then serving on each of the Audit, Compensation, and Nominating and Governance Committees are independent. Each of these Committees (as defined below) reports to the Board as they deem appropriate, and as the Board may request.

Non-Executive Chairman

The Board has an independent Non-Executive Chairman, Mr. Farrow. Our Corporate Governance Guidelines require that an independent director serve as our Lead Director or Non-Executive Chairman, as applicable. The position is annually elected by the Board, upon the recommendation of the Nominating and Governance Committee, however, it is expected that the elected director will serve 4 years, which may be extended in extraordinary circumstances. Under our Bylaws, the Chairman shall be the presiding officer at all meetings of the Board and stockholders and shall exercise such other powers and perform such other duties as are delegated to the Chairman by the Board. Additionally, the Charter of the Lead Director/Non-Executive Chairman, Appendix A to our Corporate Governance Guidelines, provides for the following responsibilities, among other items:

      Chair all meetings of the non-employee and independent directors of the Board, including the executive sessions;

      Approve agendas for Board meetings and consult with the CEO on other matters pertinent to us and the Board;

      Serve as a liaison between the CEO and the independent Directors;

      Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

      Advise and consult with the CEO on the general scope and type of information to be provided in advance of Board meetings;

      In collaboration with the CEO, consult with the appropriate members of senior management about what information pertaining to our finances, operations, strategic alternatives, and compliance is to be sent to the Board; and

      To perform other duties as the Board may determine.

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Chairman and CEO Roles

The Board carefully considers its Board leadership structure and the benefits of continuity in leadership roles and believes having Mr. Farrow serve in the role of Non-Executive Chairman at this time, as opposed to continuing the combined roles of Chairman and CEO Mr. Tilly held prior to his resignation, enhances the Company’s strategic alignment and supports Cboe Global Markets’ ability to deliver stockholder value.

The Board periodically reviews the leadership structure and may make changes in the future based upon what the Board believes to be in the best interests of the Company and stockholders at the time. At certain points in our history, the Chairman and CEO roles have been held by the same person, and at other times, the roles have been held by different individuals. Under our Bylaws, the Chairman may, but need not be, our CEO, and the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company and stockholders at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

In addition, our Board has implemented the following elements to help ensure independent oversight for us and for our Board:

      Requiring the Board to consist of at least two-thirds independent directors who meet regularly without management and solely with non-employee and independent directors;

      Establishing independent Audit, Compensation, and Nominating and Governance Committees; and

      Appointing an independent Lead Director or Non-Executive Chairman, as applicable.

Board Oversight of Human Capital and Succession Planning

The Board recognizes that our business depends on employee productivity, development, and engagement. In particular, the Board and Compensation Committee each receives updates and reports on diversity and inclusion and employee engagement from management, including from the Company’s Chief Human Resources Officer. More specifically, the Compensation Committee has been delegated the responsibility to oversee the policies and strategies relating to talent, leadership, and culture, including diversity and inclusion. The Compensation Committee receives presentations throughout the year on human resources matters, including succession planning, diversity and inclusion initiatives, diversity metrics, attrition and retention metrics, and employee engagement survey results. Further, summaries of the proceedings from prior Compensation Committee meetings are provided to the Board on a routine basis, including on a quarterly basis.

The Board further believes that providing for effective continuity of leadership is central to our long-term growth strategy. The succession planning process includes consideration of ordinary course succession and planning for situations where executives unexpectedly become unable to perform their duties. Executive succession planning is an ongoing process, reviewed and discussed on at least an annual basis by the Compensation Committee. The Compensation Committee reviews the Company’s organizational chart for potential successors. Summaries of these proceedings from prior Compensation Committee meetings are provided to the Board on a routine basis, including on a quarterly basis. The Board also reviews reports about executive succession and undergoes other relevant evaluations on an as needed basis.

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In addition, Board succession planning is evaluated regularly within the Nominating and Governance Committee, whose reports and other necessary action items are discussed and acted upon by the Board as a whole. For more information see “Committees of the Board—Nominating and Governance Committee” below.

Board Oversight of Environmental, Social, and Governance Matters

The Board recognizes that operating in a socially responsible manner helps promote the long-term interests of our stockholders, organization, employees, industry, and community. As such, the Board stays apprised of particular ESG matters in accordance with its general oversight responsibilities. The Board has delegated to the Committees oversight over the following specific areas and all Committees report to the full Board on a routine basis, including on a quarterly basis, and when a matter rises to a material or enterprise level. For more information about Committee responsibilities, see also “Committees of the Board” below.

Committee	Primary Areas of ESG Oversight
Audit	ESG information contained in the annual and quarterly financial statements and related press releases
Compensation	Compensation, talent, leadership, and culture, including diversity and inclusion
Finance and Strategy	Potential ESG impacts of acquisitions
Nominating and Governance	General oversight of ESG program Corporate governance practices
Risk	Business and strategy risks, including ESG Environmental risks, including forces of nature and climate

In 2023, as set forth in further detail below in “Corporate Governance—Corporate Social Responsibility”, the Board and Committees, as applicable, were informed, among other items, of the annual ESG Report and Cboe’s ESG program.

Board Oversight of Risk

The Board is responsible for overseeing our risk management processes. The Board is responsible for overseeing our general risk management strategy, the risk mitigation strategies employed by management, including adequacy of resources, and the significant risks facing us, including, for example, competition, reputation, compliance, operational, and technology risks. The Board stays informed of particular risk management matters in accordance with its general oversight responsibilities. The Board has delegated to the Committees oversight over the following specific areas and all Committees report to the full Board on a routine basis, including on a quarterly basis, and when a

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matter rises to a material or enterprise level risk. For more information about Committee responsibilities, see “Committees of the Board” below.

Committee	Primary Areas of Risk Oversight
ATS Oversight

    Business and operation of BIDS Trading, L.P.’s (“BIDS Trading’s”) U.S. equities businesses

    Adequacy and effectiveness of separation protocols between Cboe Global Markets and BIDS Trading’s U.S. equities businesses

Audit	Adequacy and effectiveness of internal controls and procedures Financial reporting and taxation
Compensation	Compensation policies and procedures
Finance and Strategy	Credit and capital structure Strategic challenges with business partners
Nominating and Governance	Corporate governance practices
Risk

    Enterprise risk management

    Information security

    Operational risks relating to internal processes, people or systems, including information technology

    Compliance, environmental, legal and regulatory risks

In addition to our Board, our management is responsible for daily risk management. To help achieve this goal, we have adopted an enterprise risk management framework that is supported by a three lines of defense approach, which involve the Business, Risk Management and Information Security Department, Enterprise Risk Management Committee, Compliance Department, Internal Audit Department, and the

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Board and Committees. We believe the following division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.

Line of Defense	Description
First	Our Business managers and employees, which are responsible for the performance, supervision and/or monitoring of our policies and control procedures
Second

    Compliance and Risk Management and Information Security Departments, which provide independent oversight by assessing first line risk, advising management on policies, procedures, and controls to mitigate identified risks, and monitoring and reporting on any identified deficiencies or control enhancements

    Enterprise Risk Management Committee, composed of representatives of each of our departments, which meets periodically to review an established matrix of identified risks to evaluate the level of potential risks facing us and to identify any significant new risks

    Enterprise Risk Management Committee, along with our Chief Risk Officer, provide information and recommendations to the Risk Committee as necessary

Third	Internal Audit Department, which provides additional independent assurance that significant risks and related policies, procedures, and controls are reasonably designed and operating effectively

Board Oversight of Information Security

The Board recognizes that our business depends on the confidentiality, integrity, availability, performance, security, and reliability of our data and technology systems and devotes time and attention to the oversight of cybersecurity and information security risk. In particular, the Board and Risk Committee each receives updates and reports on information security from senior management, including from the Company’s Chief Compliance Officer, Chief Risk Officer, and Chief Information Security Officer. More specifically, the Risk Committee receives presentations from senior management throughout the year, including on a quarterly basis, on cybersecurity, including architecture and resiliency, incident management, business continuity and disaster recovery, significant information technology changes, data privacy, insider threat, physical security, information related to third-party assessments conducted by leading information security providers of the Company’s information security program, and risks associated with the use of third party service providers. The Risk Committee also receives quarterly reports regarding the overall status of the Company’s information security strategy and program, including adequacy of staffing and resources, and reviews and approves any changes to the related information security charter. Further, summaries of the proceedings from prior Risk Committee meetings are provided to the Board on a routine basis, including on a quarterly basis.

In addition, our 2023 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, also contains relevant additional information under “Part I–Item 1C. Cybersecurity”.

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Board and Committee Meeting Attendance

There were 17 meetings of the Board during 2023. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of Committees of which the director was a member during 2023.

Independent Directors Meetings

Periodically, the independent directors meet separately without management. The Lead Director or Non-Executive Chairman, as applicable, presides over these meetings. The independent directors met separately without management 12 times during 2023.

Annual Meeting Attendance

We encourage members of the Board to attend our annual meeting of stockholders. All of our current directors, who were then-serving on the Board, attended the 2023 Annual Meeting of Stockholders, except for Mr. Parisi due to health reasons. Meetings of the Board and its Committees are being held in conjunction with the Annual Meeting. We expect all director nominees will attend the Annual Meeting.

Committees of the Board

Overview

Our Board has the following standing committees (each, a “Committee” and collectively, the “Committees”):

      The ATS Oversight Committee,

      The Audit Committee,

      The Compensation Committee,

      The Executive Committee,

      The Finance and Strategy Committee,

      The Nominating and Governance Committee, and

      The Risk Committee.

Other than the members of the Executive Committee required to be on such Committee pursuant to our Bylaws, each of the members of the Committees was recommended by the Nominating and Governance Committee for approval by the Board for service on that Committee. Each of the Committees has a charter and the Audit Committee, Compensation Committee, and Nominating and Governance Committee charters are available on the Corporate Governance page of our Investor Relations section of our website at: http://ir.Cboe.com.

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The following table is a listing of the composition of our standing Committees during 2023 and as of March 15, 2024, including the number of meetings of each Committee during 2023.

Director	ATS Oversight	Audit	Compensation	Executive	Finance and Strategy	Nominating and Governance	Risk
Number of meetings	6	10	11	—	9	7	7
William M. Farrow, III		(1)		(1)	(2)		(1)
Fredric J. Tomczyk (3)			(3)	(3)	(3)
Edward J. Fitzpatrick
Ivan K. Fong
Janet P. Froetscher				(4)		(5)	(6)
Jill R. Goodman
Erin A. Mansfield	(2)						(2)
Cecilia H. Mao					(2)
Alexander J. Matturri, Jr.	(7)
Jennifer J. McPeek
Roderick A. Palmore
James E. Parisi	(5)
Joseph P. Ratterman (8)	(8)				(8)
Edward T. Tilly (9)				(9)
Eugene S. Sunshine (10)				(10)

= Chair = Member

(1)	Effective May 11, 2023, Mr. Farrow resigned from the Audit Committee and the Risk Committee. He also began to serve as independent Lead Director until his election to Chairman of the Board and Chairman of the Executive Committee, effective September 18, 2023. Mr. Farrow is an invited guest to the meetings of each of the other standing Committees.
(2)	Joined as a member of the Committee on February 8, 2024.
(3)	Effective September 18, 2023, Mr. Tomczyk resigned from the Compensation Committee and the Finance and Strategy Committee and became a member of the Executive Committee. Mr. Tomczyk is an invited guest to the meetings of each of the other standing Committees, other than the ATS Oversight Committee.
(4)	Joined as a member of the Committee on May 11, 2023.
(5)	Stepped down as a member of the Committee on May 11, 2023.
(6)	Effective May 11, 2023, became Chair of the Risk Committee.
(7)	Effective February 8, 2024, became Chair of the ATS Oversight Committee.
(8)	Effective February 5, 2024, Mr. Ratterman resigned from the Board and Committees of which he was a member.

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(9)	Effective September 18, 2023, Mr. Tilly resigned from the Board and Committees of which he was a member. Prior to his resignation, in his capacity as Chairman of the Board, Mr. Tilly served as Chair of the Executive Committee.
(10)	Mr. Sunshine stepped down as a member of the Board and Committees in connection with the 2023 Annual Meeting of Stockholders on May 11, 2023.

In addition, in August 2023 an ad hoc Special Committee of the Board (the "Special Committee") was formed in connection with an investigation into personal relationships between Mr. Tilly and colleagues. The Special Committee met 8 times during 2023 and consisted of 7 directors: Mr. Farrow (Chair), Messrs. Fitzpatrick, Palmore, Parisi, and Ratterman and Mses. Froetscher and Goodman, all of whom are independent under BZX listing rules, as well as under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Audit Committee

The Audit Committee consists of 3 directors, all of whom are independent under BZX listing rules, as well as under Rule 10A-3 of the Exchange Act. The Audit Committee consists exclusively of directors who are financially literate. In addition, Mr. Parisi has been designated as our audit committee financial expert and meets the SEC definition of that position.

The Audit Committee’s responsibilities include:

      Engaging our independent auditor and overseeing its compensation, work, and performance,

      Reviewing and discussing the annual and quarterly financial statements and related press releases with management and the independent auditor,

      Overseeing the internal audit function and reviewing the adequacy of internal controls and procedures, and

Reviewing transactions with related persons for potential conflict of interest situations.

The Audit Committee also meets with our independent auditor and Chief Audit Executive in executive session without management present and our independent auditor and Chief Audit Executive may communicate directly, as needed, with members of the Audit Committee and the Board at large.

Compensation Committee

The Compensation Committee consists of 3 directors, all of whom are independent under BZX listing rules. The Compensation Committee has primary responsibility to approve or make recommendations to the Board for:

      All elements and amounts of compensation for the executive officers, including any performance goals,

      Reviewing succession plans relating to the CEO and our other executive officers,

      Adopting, amending, and terminating cash and equity-based incentive compensation plans,

      Approving any employment agreements, severance agreements, or change in control agreements with executive officers,

      Adopting, periodically reviewing, and overseeing any clawback policy governing the recoupment of incentive-based compensation,

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      Overseeing the policies and strategies relating to talent, leadership, and culture, including diversity and inclusion, and

      The level and form of non-employee director compensation and benefits.

For additional information, see “Corporate Governance—Board Structure—Board Oversight of Human Capital and Succession Planning”.

Nominating and Governance Committee

Overview

The Nominating and Governance Committee consists of 3 directors, all of whom are independent under BZX listing rules. The Nominating and Governance Committee’s responsibilities include making recommendations to the Board on:

      Persons for election as director,

      An independent director to serve as Non-Executive Chairman of the Board (or, if applicable, a director to serve as Chairman of the Board and an independent director to serve as Lead Director),

      Any stockholder proposals and nominations for director,

      The appropriate structure, operations, and composition of the Board and its Committees,

      The Board and Committee annual self-evaluation process, and

      The contents of the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and other corporate governance policies and programs.

The Nominating and Governance Committee shall receive, direct and supervise any investigations into any matter brought to its attention within the scope of its duties, in the Company’s Corporate Governance Guidelines or as directed by the Board. In addition, the Committee shall review and may investigate matters pertaining to the integrity of management, including conflicts of interest and adherence to codes of ethics or business conduct.

The Nominating and Governance Committee is also responsible for general oversight of the ESG program. For additional information, see “Corporate Governance—Corporate Social Responsibility” and “Corporate Governance—Board Structure—Board Oversight of Environmental, Social, and Governance Matters”.

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Criteria for Directors

We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as director, including considering each incumbent director’s continued service on the Board. The Committee annually reviews the skills and characteristics required of all directors in the context of the current composition of the Board, our operating requirements, targeted skills and experiences, and the long-term interests of our stockholders. In evaluating incumbent and new potential director candidates, the Committee takes into consideration many factors, including the individual’s educational and professional background, potential retirement plans, whether the individual has any special experience in a relevant area, personal accomplishments, and cultural experiences. In addition, the Committee may consider such other factors it deems appropriate when conducting its assessment of director candidates.

Diversity

While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the Nominating and Governance Committee will seek to recommend to the Board candidates for director with a diverse range of experiences, qualifications, and skills to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, gender, race, experience, and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds, and cultural experiences.

In the last 10 years, approximately 21% to 42% of our director nominees in each election were women. More specifically, in 5 of the last 10 years, including 42% for this year, approximately 31% or more of our director nominees were women. The Nominating and Governance Committee remains committed to identifying candidates with a diverse range of experiences, qualifications, and skills to help provide varied insights and competent guidance regarding our operations. While we note that the pool of eligible candidates has historically been less diverse in our industry, the Nominating and Governance Committee will continue with a goal of having a Board that reflects diverse backgrounds, gender, race, experience, and viewpoints in its search to fill any Board vacancies.

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Identifying and Evaluating New Directors

The Nominating and Governance Committee utilizes a variety of methods to identify, recruit, and evaluate potential new director candidates. The Committee considers various potential candidates for director, considering the criteria discussed above and qualifications of the individual candidate. Board nominees can be identified by current directors, management, third-party professional search firms, stockholders, or other persons. Prior to a potential new director’s nomination, the director candidate is asked to meet separately with the Chairman of the Board, the Chair of the Nominating and Governance Committee, and the independent Lead Director or Non-Executive Chairman, as applicable, who will each consider the potential director’s candidacy. New director candidates may also meet separately with other members of the Board. In addition, a background check is completed before a final recommendation is made to the Board. After a review and evaluation of a potential new director based on the criteria discussed above, the Nominating and Governance Committee will decide whether to recommend to the Board the candidate’s appointment as a director or nominee for election as a director, and the Board will decide whether to approve the candidate’s appointment as a director or a nominee.

Onboarding New Directors

New directors participate in a robust multi-session orientation program to familiarize themselves with the company and management. Our orientation program for new directors includes a discussion of a broad range of topics, including the background of the company, the Board and its governance model, subsidiary governance, regulatory oversight, strategy and business operations, financial statements and capital structure, the management team, key industry and competitive factors, the legal and ethical responsibilities of the Board, and other matters crucial to the ability of a new director to fulfill his or her responsibilities.

Continuing Education for Directors

Directors are encouraged to attend conferences, seminars, trainings and/or courses and take other actions as they deem necessary to enhance their effectiveness as directors. Appropriate areas of director education need not be confined to corporate governance but may include broader topics related to our businesses. In furtherance of director education, Board meetings and dinners may include guest speakers, client presentations, and our employees presenting on a variety of topics. Cboe will reimburse directors, up to a certain amount, for the reasonable costs of attending relevant education programs.

Retirement

Our Corporate Governance Guidelines provide that the Board expects that no director shall be elected or reelected as a director once he or she reaches age 75. Any director who turns 75 while serving as a director may continue to serve for the remainder of their current term. The Board undertakes ongoing evaluation of its members’ performance with respect to their capacity to serve and keeps note of director age for director planning purposes.

Annual Board and Committee Self-Evaluations

The Board believes that a robust annual evaluation process is a critical part of its governance practices. The Nominating and Governance Committee is responsible for establishing and overseeing the Board’s and Committees’ annual self-evaluations to determine whether the Board and the Committees are

Cboe Global Markets 2024 Proxy Statement	25

functioning effectively and to identify potential areas of improvement. The annual self-evaluation process includes the following:

Stage in Process	Board of Directors	Committees
Determine Discussion Topics ↓

      Nominating and Governance Committee determines specific topics and subject areas to discuss with each director, such as roles, responsibilities, structure, skills, experience, background, composition, and effectiveness

      Nominating and Governance Committee determines and distributes to each Committee a list of specific topics and subject areas to facilitate discussion about each Committee’s roles and responsibilities, structure, charter, policies, composition, and effectiveness

Discussions ↓	Chair of Nominating and Governance Committee and Lead Director or Non-Executive Chairman, as applicable, interview each director in one-on-ones to discuss Board’s performance	Chair of each Committee facilitates discussion of Committee’s performance in executive session and in one-on-ones
Feedback ↓

     Chair of Nominating and Governance Committee and Lead Director or Non-Executive Chairman, as applicable, report results of discussions and recommendations to Nominating and Governance Committee for its consideration

Chair of each Committee reports results of Committee self-evaluation and recommendations to Nominating and Governance Committee for its consideration
Reviews ↓

     Nominating and Governance Committee reviews results from Board and Committee self-evaluations and provides summary of assessments and recommendations to full Board

     Board discusses results and, if necessary, provides additional recommendations

Feedback Incorporated	Changes and enhancements, if any, are implemented to governance policies and practices

In addition to the annual evaluation process, the Board and Committees meet in regular executive sessions, which provides the directors with opportunities to reflect and provide feedback on an ongoing basis to determine whether the Board and the Committees are functioning effectively and to identify potential areas of improvement.

Stockholder Nominations

The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board and will consider those candidates using the same criteria applied to candidates suggested by management. Stockholders may recommend candidates for our Board by contacting the Corporate Secretary of Cboe Global Markets, Inc. at 433 West Van Buren Street, Chicago, Illinois 60607.

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In addition, stockholders may formally nominate candidates for our Board to be considered at an annual meeting of stockholders through the process described below under the heading “Other Items—Stockholder Proposals”.

ATS Oversight Committee

The ATS Oversight Committee is responsible for, among other things, overseeing the business and operations of BIDS Trading’s U.S. equities businesses, overseeing the adequacy and effectiveness of the information and other barriers established to maintain the separation of BIDS Trading’s U.S. equities businesses from Cboe Global Markets’ registered national exchange businesses, and helping to ensure that specified functions of those BIDS Trading’s U.S. equities businesses are independent of and not integrated with or otherwise linked to Cboe Global Markets’ registered national exchange businesses.

Executive Committee

The Executive Committee has the authority to exercise the powers and authority of the Board when the convening of the Board is not practicable, except as limited by its charter, the Company’s Bylaws and applicable law.

Finance and Strategy Committee

The Finance and Strategy Committee’s responsibilities include approving or making recommendations to the Board regarding the budget, capital allocation, strategic plans, and acquisition, investment or divestment opportunities.

Risk Committee

The Risk Committee is generally responsible for, among other things, overseeing the risk assessment and risk management of the Company, including risk related to cybersecurity, information technology, environment, and the Company’s compliance with laws, regulations, and its policies.

Compensation Committee Interlocks and Insider Participation

Messrs. Fitzpatrick, Parisi, and Tomczyk and Ms. Froetscher served as members of our Compensation Committee during 2023. Mr. Tomczyk stepped down as a committee member in connection with his appointment to CEO. During their tenure, members of the Compensation Committee are not current or former officers or employees of the Company. In addition, there are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

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Stockholder Engagement

Cboe Global Markets and its Board are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. These engagements routinely cover strategy and performance, corporate governance, executive compensation, and other current and emerging issues to help ensure that our Board and management understand and address the issues that are important to our stockholders.

Our key stockholder engagement activities in 2023 included attending investor and industry conferences, participating in informational fireside chats, conducting investor road shows in major U.S. cities, and hosting meetings at our corporate headquarters. Some of these conferences also featured webcasts and replays of the presentations so that our stockholders could listen remotely. In addition, following the appointments of Fredric Tomczyk as CEO and Jill Griebenow as CFO, we engaged with shareholders to discuss the executive transitions and succession planning. Further, in 2023 and early 2024, we also conducted an outreach specifically focused on corporate governance, executive compensation, and proxy season trends and issues, targeting our top stockholders that represented approximately 40% of our common stock outstanding. Through corporate governance outreach and investor and industry conferences, we engaged in meetings with holders of over 40% of our common stock outstanding. Through these discussions we gained valuable feedback, and this feedback was shared with the Board and its relevant Committees. We also took steps to address any areas of improvement, including incorporating some of the suggestions into our compensation program.

In addition, our quarterly earnings calls are open to the general public and feature a live webcast.

Communications with Directors

As provided in our Corporate Governance Guidelines, stockholders and other interested parties may communicate directly with our independent directors or the entire Board. Our policy and procedures regarding these communications are located in the Investor Relations section of our website at http://ir.Cboe.com.

CORPORATE SOCIAL RESPONSIBILITY

We and our Board recognize that operating in a socially responsible manner helps promote the long-term interests of our stockholders, organization, employees, industry, and community.

More information about our ESG efforts and our approach to ESG can be found in the Cboe Global Markets, Inc. ESG Report located in the Corporate Social Responsibility section of our website at https://www.cboe.com/about/corporate-social-responsibility, which does not form a part of this Proxy Statement. Further, our 2023 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, also contains relevant additional information under “Part I—Item 1. Business—Human Capital Management”. See also herein “Corporate Governance—Board Structure—Board Oversight of Human Capital and Succession Planning” and “Corporate Governance—Board Structure—Board Oversight of Environmental, Social, and Governance Matters”.

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INSIDER TRADING POLICY

Our Insider Trading Policy prohibits directors, officers and employees worldwide from trading in Company securities while in possession of material, non-public information about the Company. The policy also applies to transactions in the securities of other entities to the extent covered persons are in possession of any material, non-public information relating to those securities. Under the policy, certain individuals are prohibited from trading in Company securities during various times throughout the year known as “blackout periods,” and certain individuals must receive preclearance from the General Counsel before trading in Company securities.

Our Insider Trading Policy prohibits our executive officers and all employees, except as set forth below, from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.

Employees, other than our executive officers, may enter covered calls and collars for hedging purposes through the purchase or sale of exchange-traded options, provided that they otherwise comply with the remainder of our Insider Trading Policy. See “Other Executive Compensation Program Considerations—Hedging Policy.”

Under the Insider Trading Policy, employees are prohibited from entering into pledges or margin loans of Company securities.

Our policy on insider trading and unauthorized disclosures is expected to be filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Cboe Global Markets 2024 Proxy Statement	29

NON-EMPLOYEE director compensation

Compensation Philosophy and Summary

Our non-employee director compensation program provides director fees that are generally designed to be paid at competitive levels that are near the median of director fees of our peer group, which is discussed in further detail below in the “Executive Compensation—Compensation Discussion and Analysis” section. This allows us to attract and retain individuals with the skills, qualifications, and experiences required to sit on our Board.

Annually, the Compensation Committee reviews a competitive market data analysis for non-employee director compensation produced by Meridian Compensation Partners, LLC (“Meridian”), our independent compensation consultant, and recommends changes to our director compensation program, if any, to the Board for approval.

Changes to the Director Compensation Program

Prior to 2023, our non-employee director compensation program consisted of a mix of: cash and stock retainers, committee meeting attendance fees, committee chair retainers, and an additional Lead Director retainer.

As part of its 2023 analysis of cash retainers and fees in consultation with Meridian, the Compensation Committee made several changes to the structure of our non-employee director cash compensation to align with prevalent director compensation practices and to streamline the administration of the program. First, the Compensation Committee approved, and recommended to the Board for approval, replacing committee attendance fees for each committee’s meetings with incremental committee member annual retainers, which are payable on a quarterly basis, similar to the directors’ annual cash retainers. Committee chairs will receive both the committee chair and committee member cash retainers. Second, for each meeting attended in excess of a baseline meeting number (which was determined by averaging the annual number of committee meetings held over the prior 4 years), plus 2 additional meetings, the Committee approved, and recommended to the Board for approval, a per-meeting fee of $1,500 per meeting for each non-employee director. The Board adopted the non-employee director cash fee changes in August 2023 to apply for the May 2023 to May 2024 Board term.

As part of its 2023 analysis of stock retainers in consultation with Meridian, the Compensation Committee approved, and recommended to the Board for approval, an increase in our non-employee director stock retainer to (i) more closely align with our peer group median, (ii) better align with our peer group’s pay mix, and (iii) further align our non-employee directors’ compensation with the long-term interests of our stockholders, through increasing the portion of non-employee director compensation that is equity-based. The Board adopted in May 2023 a $15,000 increase in the non-employee director stock retainer.

Changes to Board Chairman and Lead Independent Director Compensation

Prior to his resignation, Mr. Tilly served as CEO of the Company and received no additional compensation for his service as Chairman of the Board. For his service as Lead Director from May 2023 through October 1, 2023, Mr. Farrow received a prorated payment of his Lead Director cash retainer of $50,000, in addition to the standard cash and stock retainers for non-employee directors.

Following Mr. Farrow’s appointment in September 2023 from Lead Director to Non-Executive Chairman, starting October 1, 2023, Mr. Farrow became eligible to receive a Non-Executive Chairman annual cash retainer of $150,000 for each full Board term, in addition to the standard cash and stock retainers for

30	Cboe Global Markets 2024 Proxy Statement

non-employee directors, prorated to reflect his partial service for the May 2023 to May 2024 term. Further, starting October 1, 2023 he was no longer eligible for meeting attendance fees per committee meeting attended for the Company and for each subsidiary board of directors or committee meeting attended.

2023 Elements of Director Compensation Program

The compensation of our non-employee directors is based upon a compensation year beginning and ending in May at the time of our Annual Meeting of Stockholders. The following table reflects the base amount payable (i.e., not prorated) with respect to each component of our director compensation program for the Board term ending with the 2023 Annual Meeting of Stockholders and for the Board term ending with the Annual Meeting in 2024:

Annual Fees	May 2022 — May 2023	May 2023 — May 2024
Cash retainer	$90,000		$90,000
Stock retainer, value based on closing price on date of grant	$155,000		$170,000
Committee chair cash retainer
ATS Oversight	$20,000		$20,000
Audit	$25,000		$25,000
Compensation	$15,000		$15,000
Finance and Strategy	$15,000		$15,000
Nominating and Governance	$15,000		$15,000
Risk	$20,000		$20,000
Committee member cash retainer (in lieu of per-meeting fees for Board and standing committee meetings)
ATS Oversight	n/a		$7,500
Audit	n/a		$16,500
Compensation	n/a		$12,000
Finance and Strategy	n/a		$12,000
Nominating and Governance	n/a		$12,000
Risk	n/a		$7,500
Prior to October 1, 2023, Lead Director cash retainer (pro-rata for 2023, $19,369), in addition to above cash and stock retainers	$50,000		$50,000
After October 1, 2023, Non-Executive Chairman cash retainer fee (pro-rata for 2023, $37,500)	n/a		$150,000
Meeting Fees
Committee meeting attendance fee per meeting attended (starting in May 2023, only if in excess of each committee’s baseline meeting number + 2) (1)	$1,500		$1,500
Lead Director meeting attendance fee per committee meeting attended for the Company and for each subsidiary board of directors or committee meeting attended	$1,500	$	n/a
(1)	The baseline meeting number + 2 for each committee is ATS Oversight (7), Audit (13), Compensation (10), Finance and Strategy (10), Nominating and Governance (10), and Risk (7).

Cboe Global Markets 2024 Proxy Statement	31

2023 Director Compensation

The compensation of our non-employee directors for their service for the year ended December 31, 2023 is shown in the following table. Prior to Mr. Tomczyk’s appointment as CEO, he served as a non-employee director on the Board in 2023. The amounts shown in “Executive Compensation – Summary Compensation—Summary Compensation Table” for Mr. Tomczyk include the compensation paid in connection with his partial-year of service as a non-employee director of the Board.

	Fees Earned or	Stock	All other
Name	Paid in Cash (1)	Awards (2)	Compensation (3)	Total
William M. Farrow, III (4)(6)	$270,369	$170,046	$5,000	$445,415
Edward J. Fitzpatrick (5)(6)	$138,462	$170,046	$10,000	$318,508
Ivan K. Fong (6)	$112,962	$170,046	$—	$283,008
Janet P. Froetscher (6)	$142,210	$170,046	$15,000	$327,256
Jill R. Goodman (6)	$135,338	$170,046	$500	$305,884
Alexander J. Matturri, Jr.	$115,838	$170,046	$—	$285,884
Jennifer J. McPeek	$115,838	$170,046	$—	$285,884
Roderick A. Palmore (5)	$141,338	$170,046	$—	$311,384
James E. Parisi (5)(6)	$160,214	$170,046	$5,000	$335,260
Joseph P. Ratterman (5)	$140,462	$170,046	$5,000	$315,508
Eugene S. Sunshine (7)	$103,000	$—	$18,400	$121,400
(1)	The amount shown in the Fees Earned or Paid in Cash column also include certain fees that were earned in 2023 and were paid in early 2024.
(2)	The amounts in the stock award column represent the grant date fair value of an equity grant of restricted stock units received by non-employee directors serving on the Board on May 11, 2023, as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718). Assumptions used in the calculation of these amounts are included in the footnotes to our 2023 consolidated financial statements, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2023 filed with the SEC. The non-employee directors then-serving on the Board received an equity grant of restricted stock units on May 11, 2023. The equity grants vest on the earlier of the one-year anniversary of the grant date or the completion of their final year of director service, subject to the director’s continuous service through the vesting date. Other than Mr. Sunshine who did not receive an equity grant in 2023 since he did not stand for reelection at the 2023 Annual Meeting, each of the listed directors held 1,223 shares of unvested restricted stock units as of December 31, 2023. Mr. Ratterman, who resigned on February 5, 2024, forfeited his unvested equity grant as of February 5, 2024.
(3)	Amounts shown in the All Other Compensation column represent matching gifts made to qualified non-profit organizations on behalf of non-employee directors and do not represent total charitable contributions made by them during the year. Amounts represent those provided through our Matching Gift Program that is available to non-employee directors. During 2023, we matched eligible gifts from a minimum of $50 to an aggregate maximum gift of $10,000 per non-employee director, per calendar year. In addition, in 2023, we matched at a rate of 1.5x eligible gifts from a minimum of $50 to $1,000 per non-employee director, per calendar year to organizations that support select charitable causes. Amounts also represent those provided through our Cboe Political Action Committee (“PAC”) Matching Gift Program that is available to non-employee directors. In 2023, we matched PAC contributions with eligible gifts from a minimum of $50 to an aggregate of $5,000 per non-employee director, per calendar year.

32	Cboe Global Markets 2024 Proxy Statement

(4)	The amount shown in the Fees Earned or Paid in Cash column for Mr. Farrow also includes a one-time cash retainer of $100,000 for serving as the chair and lead independent director of the Special Committee.
(5)	The amount shown in the Fees Earned or Paid in Cash column also include fees of $12,000 for Messrs. Fitzpatrick, Palmore, Parisi, and Ratterman and Ms. Froetscher and $6,000 for Ms. Goodman for attending meetings for the Special Committee.
(6)	Mr. Fitzpatrick and Ms. Froetscher each elected to defer 100% of their 2023 cash fees (excluding any fees paid from service to a subsidiary board of directors or committee), and Messrs. Farrow, Fong, and Parisi and Ms. Goodman each elected to defer 100% of their 2023 equity grant.
(7)	The amount shown in the Fees Earned or Paid in Cash column for Mr. Sunshine also includes fees of $7,500 for attending Committee or subsidiary board of directors or committee meetings.

Deferred Compensation

Starting with 2023 compensation, U.S. based non-employee directors could elect to defer receipt of all or a portion of his or her annual cash retainer and any meeting fees pursuant to a valid deferral election under the Cboe Global Markets, Inc. Deferred Compensation Plan (f/k/a the Deferred Compensation Plan for Officers) (the “Cash Deferral Plan”). To the extent that any such cash payments are deferred, they are credited to a notional account and will be invested in either a retirement target date fund or other investment option selected by the director under the terms of the Cash Deferral Plan.

Also, starting with 2023 compensation, non-employee directors could elect to defer all of their annual restricted stock unit grants into a stock account pursuant to a valid deferral election under the Cboe Global Markets, Inc. Director Equity Deferral Plan (the “Equity Deferral Plan”). Subject to and following satisfaction of the applicable vesting requirements, the plan credits notional stock units for the restricted stock units until distribution in the form of shares of common stock upon the distribution date. Deferred restricted stock units will remain eligible for dividend equivalents, with U.S. based directors receiving dividend equivalents on a current basis and non-U.S. based directors having their dividend equivalents deferred (but not reinvested) until the underlying shares are distributed.

Neither plan permits matching contributions and deferred amounts are fully vested. In general, amounts deferred are paid to a non-employee director dependent on the elections of the director, which could be: (i) the date elected by such director; (ii) the director’s separation from service; or (iii) the date a change of control (as defined in the Cash Deferral Plan) occurs. In the event the director’s death or qualifying disability, the elections of the director are overridden. Amounts deferred under the Cash Deferral Plan are paid in cash in a single sum payment or, at the director’s election, in installments (other than on a change in control). Amounts deferred under the Equity Deferral Plan are paid in shares of common stock in a single lump sum.

Director Stock Ownership and Holding Guidelines

The Compensation Committee has adopted stock ownership and holding guidelines, which provide that each non-employee director should own stock equal to 5 times the cash annual retainer for directors within 5 years of joining the Board. For purposes of this ownership and holding requirement, (a) shares owned outright or in trust, (b) restricted stock or restricted stock units, including shares that have been granted but are unvested, and (c) vested, deferred restricted stock units, are included. In addition, each non-employee director is required to hold all of their shares until the guidelines are met, except for sales of shares to pay taxes with respect to the vesting or exercising of equity grants. Other than Mses. Mansfield and Mao who joined our Board in February 2024, each of the non-employee incumbent directors as of December 31, 2023 has met the ownership requirement as of December 31, 2023.

Cboe Global Markets 2024 Proxy Statement	33

Director Hedging and Pledging Policies

Under our Insider Trading Policy, our directors are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock. Our Insider Trading Policy also prohibits directors from entering into any pledges or margin loans on shares of our common stock. In 2023, none of the directors had hedges, pledges, or margin loans on shares of our common stock. See also "Corporate Governance-Insider Trading Policy."

34	Cboe Global Markets 2024 Proxy Statement

executive Compensation

PROPOSAL 2–ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Board has adopted a policy of providing for annual “say-on-pay” votes in accordance with the results of our last stockholder advisory vote.

As discussed in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to meet the following objectives:

      Attract and retain talented and dedicated executives,

      Motivate our executives to achieve corporate goals that create value for our stockholders, and

      Align the compensation of our executive officers with stockholder returns.

The Compensation Committee has implemented the following best practices applicable to our executive officers to help achieve these objectives:

      A high proportion of total compensation is in the form of performance-based compensation with limits on all incentive award payouts,

      Incentive awards are linked to the achievement of financial and relative stock price performance goals,

      Stock ownership and holding guidelines,

      Double trigger change in control provisions in equity awards and for severance benefits in the Executive Severance Plan,

      Prohibition on hedging of Company stock,

      Prohibition on pledging of Company stock,

      No tax gross-up payments in the event of a change in control, and

      Clawbacks of incentive compensation.

We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following non-binding resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including under the heading “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion.

Cboe Global Markets 2024 Proxy Statement	35

As this is an advisory vote, the outcome of the vote is not binding on us with respect to executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.

The Board recommends that the stockholders vote FOR approval, in a non-binding resolution, of the compensation paid to our executive officers.

36	Cboe Global Markets 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to provide our stockholders with an understanding of our compensation practices and philosophy, material elements of our executive compensation program, and the decisions made in 2023 with respect to the total compensation awarded to, earned by, or paid to each of the following 2023 “named executive officers” or “NEOs”:

Name	Title*
Fredric J. Tomczyk	Chief Executive Officer
Jill M. Griebenow	Executive Vice President, Chief Financial Officer; Former Chief Accounting Officer; Former Treasurer
David Howson	Executive Vice President, Global President
Christopher A. Isaacson	Executive Vice President, Chief Operating Officer
Catherine R. Clay	Executive Vice President, Global Head of Derivatives
Edward T. Tilly (1)	Former Chairman and Chief Executive Officer
Brian N. Schell (2)	Former Executive Vice President, Chief Financial Officer and Treasurer
*	Titles are as of March 15, 2024.

(1)	Mr. Tilly resigned as Chairman and Chief Executive Officer, effective September 18, 2023, and his last day with the Company was September 18, 2023.
(2)	Mr. Schell resigned as Executive Vice President, Chief Financial Officer and Treasurer, effective July 10, 2023, and his last day with the Company was July 18, 2023.

As previously disclosed, effective September 18, 2023, Mr. Tilly resigned as Chairman and CEO and Mr. Tomczyk assumed the role of CEO as his successor. In addition, Ms. Griebenow was promoted to Executive Vice President, CFO, Treasurer and Chief Accounting Officer from Senior Vice President, Chief Accounting Officer following Mr. Schell's resignation as Executive Vice President, CFO and Treasurer, effective July 10, 2023. Effective October 12, 2023, Ms. Griebenow transitioned the role of Treasurer to Kenneth Hill. Effective February 8, 2024, Ms. Griebenow transitioned the role of Chief Accounting Officer to Allen Wilkinson.

Cboe Global Markets 2024 Proxy Statement	37

This Compensation Discussion and Analysis section is organized as follows:

38	Cboe Global Markets 2024 Proxy Statement

Executive Summary

Principal Components of 2023 Executive Compensation

Base Salary
Fixed level of cash compensation based on performance, expertise, experience, and market value
Target annual incentive is based on percentage of base salary
Annual Incentive Bonus

Provides variable cash compensation payout opportunities to the extent pre-established EBITDA and net revenue corporate, individual, and DEI performance goals are met over a one-year performance period

Individual performance goals include, among others, ESG related goals such as communicating with investors, succession planning with intentional focus on diversity, and ensuring recruitment, retention and rewarding of diverse, top performing talent

DEI performance goals include, among others, retention and attraction of women and historically underrepresented group goals, executing on social impact goals, and fostering an inclusive culture
Payout range is 0% to 200% of executive’s target bonus opportunity
Long-Term Equity Awards—Restricted Stock Units
Provides compensation in the form of Company shares to the extent 3-year graded service period is met

Aligns interests of our executives with those of our stockholders, encourages retention for executives who are not retirement eligible, and motivates executives to focus on our long-term growth and increased stockholder value

Long-Term Equity Awards—Performance Share Units*
Provides variable compensation in the form of Company shares to the extent pre-established relative total stockholder return (“TSR”) and earnings per share (“EPS”) goals are met over a 3-year period
Aligns the interests of our executives with stockholders, provides significant incentive for retention, and motivates our executives to focus on our long-term growth and increased stockholder value
Payout range is 0% to 200% of executive’s target number of PSUs

*

In 2023, Mr. Tomczyk received a long-term equity award of Restricted Stock Units for his appointment to CEO for the reasons set forth below under “Long-Term Incentive Plan—2023 Special One-Time, Mr. Tomczyk CEO Appointment, and Promotion Grants—Mr. Tomczyk’s CEO Appointment Grant.” Mr. Tomczyk’s CEO appointment equity award is included in the CEO’s target pay mix chart.

Cboe Global Markets 2024 Proxy Statement	39

Performance Affecting Fiscal 2023 Annual Incentive Pay Outcomes

2023 Net Revenues	2023 Adjusted EBITDA (1)
$1,918 Million	$1,241 Million

101.0% of Target Achieved	103.4% of Target Achieved

Performance Affecting 2021-2023 PSU Pay Outcomes

3-Year Relative TSR	3-Year Adjusted EPS (1)
92nd Percentile	$20.78

200% of Target PSUs Earned	200% of Target PSUs Earned
(1)	Adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) and 3-year adjusted EPS are non-GAAP measures and reconciliations to GAAP measures are provided in Appendix A.

Compensation Governance Practices

What we do	What we don’t do

     Mitigate compensation risk

     Enforce robust mandatory stock ownership and holding guidelines

     Utilize independent compensation consultant

     Maintain a Compensation Committee that is composed solely of independent directors

     Active engagement with stockholders

     Maintain double trigger change in control provisions in equity awards and for severance benefits in an employment agreement and the Executive Severance Plan

     Provide clawback provisions for cash incentive and equity incentive awards for executives

     Impose maximum caps and limits on short- and long-term incentive award payouts

Ä No hedging of Company stock by executives

Ä No pledging of Company stock by executives

Ä No tax gross-ups upon a change in control or otherwise

Ä No current use of employment contracts

Ä No payouts for below threshold level for corporate performance

Ä No excessive perquisites

Ä No guaranteed incentive payments

2023 Business Highlights

Cboe Global Markets and its Board are committed to a corporate mission and strategy designed to create long-term stockholder value. Our strategy is to build one of the world’s largest global derivatives and securities networks to create value and drive growth by:

(1)Innovating to capture growing demand for trading products and data services, globally;

(2)Integrating across our ecosystems to increase efficiency and better serve customers; and

(3)Growing by accessing untapped addressable markets.

40	Cboe Global Markets 2024 Proxy Statement

The following is a brief summary of our 2023 business highlights as they relate to the ongoing commitment of our team and the Board to this strategy and the key performance metrics used in our performance-based compensation program.

     Financial Results

o	Net revenues of $1,918 million for 2023, up 10% from $1,742 million for 2022.
o	Diluted EPS of $7.13 for 2023, up 226% from $2.19 for 2022, primarily due to the impairment of goodwill recognized in the Digital reporting unit in 2022.

     Business Results

o	Achieved record volume levels in our options segment:
◾	Total options average daily volume (“ADV”) reached an all-time high of contracts traded per day; and
◾	Cboe’s proprietary product suite set several ADV records for the year, including in S&P 500 Index (SPX) options and Cboe Volatility Index (VIX) options.
o	Launched new products and added new indices, such as:
◾	Launched the Cboe S&P 500 Dispersion Index, the 1-Day Volatility Index, and Credit VIX Indices;
◾	Cboe FX successfully commenced trading on a new UST platform; and
◾	Cboe Europe Derivatives Exchange launched new pan-European single stock option products.
o	Grew Cboe Bids internationally, with launches in Australia and Japan.
o	Launched Cboe Global Listings, providing listing offerings for companies and ETFs of the purpose-driven innovation economy.
o	Completed technology migrations of Cboe Australia and Cboe Japan.
o	Grew market share, such as in:
◾	Global FX, to new quarterly record levels; and
◾	Cboe Clear Europe, to new records levels.
o	Successfully navigated executive leadership transitions, including the CEO and CFO roles.
o	Awarded 7 full-ride college scholarships through Cboe Empowers, a community engagement program.

We believe that the performance of the Company demonstrates that management is keenly focused on driving the Company for sustainable long-term growth and diversifying the Company’s business, while obtaining short-term results. Our business continued to generate strong cash flows from operations and we were able to pay down $305 million of debt and return $308 million to stockholders through dividends and share repurchases while retaining the flexibility to pursue new growth opportunities. To that end, in 2023:

      We repaid in full all outstanding indebtedness under our term loan credit agreement totaling $305.0 million;

Cboe Global Markets 2024 Proxy Statement	41

      In keeping with our goal of consistent and sustainable dividend growth, we increased our quarterly dividend by 10% to $0.55 per share and paid cash dividends of $224 million; and

We repurchased 662 thousand of our outstanding shares of common stock under a share repurchase program for a total of $84 million.

As a result of these solid results in 2023, capital allocation decisions, as of December 31, 2023, we achieved total stockholder returns and compound annual growth rates (“CAGR”), including reinvested dividends, of approximately:

     44% over the past year;

     101% over the past three years, a 26% CAGR;

     97% over the past five years, a 14% CAGR; and

     295% over the past ten years, a 15% CAGR.

Executive Compensation Program Practices

Compensation Philosophy and Summary

Our executive compensation program is designed to attract and retain talented and dedicated executives who are instrumental in our achievement of key strategic business objectives. To meet these objectives, the Compensation Committee designed and implemented a program that links a substantial portion of executive compensation to the achievement of pre-set corporate and individual performance goals.

The Compensation Committee believes that our executive compensation program plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, we designed our executive compensation program to focus our executives on achieving critical corporate financial and strategic goals, while taking steps to position the business for sustained growth in financial performance over time.

42	Cboe Global Markets 2024 Proxy Statement

Our executive compensation program (other than with respect to Mr. Tomczyk's CEO long-term equity award, which was comprised solely of restricted stock units) generally consists of the following elements, in addition to retirement, health, and welfare benefits:

The following charts show the 2023 total target compensation mix for the CEO and the other NEOs as a group. The majority of 2023 total target compensation is “at-risk” (i.e., linked to achievement of performance goals and/or the value is tied to our common stock price) and, further, the majority of “at-risk” pay is in the form of equity awards. Total target compensation is the sum of an executive officer’s 2023 target annual pay opportunities for their respective roles following their respective promotions. The following does not reflect Messrs. Tilly and Schell’s 2023 compensation, the one-time cash retention bonus to Ms. Griebenow, and the special one-time long-term equity award granted to Ms. Clay.

*

For more information on Mr. Tomczyk’s long-term equity award grant in 2023, see “Long-Term Incentive Plan—2023 Special One-Time, Mr. Tomczyk CEO Appointment, and Promotion Grants—Mr. Tomczyk’s CEO Appointment Grant.” Mr. Tomczyk’s CEO appointment equity award is included in the CEO’s target pay mix chart.

Cboe Global Markets 2024 Proxy Statement	43

Company’s Response to Stockholder Vote on Say-on-Pay and on Frequency of Stockholder Vote on Say-on-Pay

At the 2023 Annual Meeting of Stockholders, our “say-on-pay” proposal received the support of approximately 93% of the votes cast for approval of our 2022 executive compensation program as disclosed in our 2023 Proxy Statement, and every year since going public in 2010, we have received over 85% stockholder support of our executive compensation programs.

The Compensation Committee has reviewed the results of the stockholder vote on our 2022 executive compensation program and considered such results supportive of our executive compensation program and the Compensation Committee’s measured approach to modifying our compensation practices to enhance their alignment with stockholder interests. In addition, the Compensation Committee has determined that the vote result did not warrant any large-scale changes to our executive compensation program; however, as discussed below, the Compensation Committee continues to take steps to help ensure our compensation practices remain aligned with best practices and stockholder interests.

In addition, at the 2023 Annual Meeting of Stockholders, the proposal to continue the annual frequency for holding a stockholder vote on future “say-on-pay” proposals received the support of over 98% of the votes cast. In connection with such result, the Board determined that a non-binding "say-on-pay" vote will be included annually, consistent with prior practice, in our future proxy materials until the next vote on frequency or until the Board elects to implement a different frequency for such advisory votes.

Compensation Refinements

The Board and Compensation Committee approved the following three refinements to our executive compensation program: (i) modified the weightings of the performance metrics of our annual incentive plan, (ii) modified the payout scale for our PSU grants, and (iii) modified retirement provisions in future equity award agreements.

Modification of weighting of annual performance metrics. The Board and Compensation Committee determine actual annual incentive bonus payouts based on achieved results measured against pre-established corporate and individual performance goals.

For 2023, with respect to the NEOs, the Compensation Committee decreased the focus of the annual incentive program on individual performance metrics by reallocating 10% of the overall weighting towards a new diversity, equity, and inclusion (“DEI”) performance metric. The Company believes a culture of diversity and inclusion that promotes creativity, collaboration, and innovation is critical to the success of our business and defining the markets of tomorrow. Further, the reallocation of weighting towards a new DEI metric reinforces the value the Company places on DEI objectives by tying NEO pay to their achievement. The Compensation Committee also increased the weighting for net revenue by 5% and decreased the weighting for adjusted EBITDA by 5% as compared to the 2022 annual incentive plan. As a growing organization with more recurring revenues, our NEOs have more control over revenue, organic top-line growth, and sales and the goals that measure such performance were adjusted accordingly. The metrics and weightings were updated as follows:

44	Cboe Global Markets 2024 Proxy Statement

2022 Performance Metrics*

Named Executive Officer	Corporate-wide Net Revenue	Corporate-wide Adjusted EBITDA	Individual Performance
David Howson	25%	45%	30%
Christopher A. Isaacson	25%	45%	30%
Edward T. Tilly	25%	45%	30%
Brian N. Schell	25%	45%	30%
*	Mr. Tomczyk and Mses. Griebenow and Clay became named executive officers for the first time in 2023, and thus no amounts are shown in the table for 2022.

2023 Performance Metrics

Named Executive Officer	Corporate-wide Net Revenue	Corporate-wide Adjusted EBITDA	Business Unit Net Revenue	Business Unit EBITDA or Adjusted EBITDA	Individual Performance	DEI Performance
Fredric J. Tomczyk (1)	30%	40%	—%	—%	30%	—%
Jill M. Griebenow (2)	30%	40%	—%	—%	20%	10%
David Howson	30%	40%	—%	—%	20%	10%
Christopher A. Isaacson	30%	40%	—%	—%	20%	10%
Catherine R. Clay	15%	15%	15%	25%	20%	10%
Edward T. Tilly	30%	40%	—%	—%	20%	10%
Brian N. Schell	30%	40%	—%	—%	20%	10%
(1)

Due to Mr. Tomczyk’s appointment to CEO late in the fiscal year in September 2023, his individual and DEI performance goals comprised 30% and 0%, respectively, of his target annual incentive opportunity.

(2)

Ms. Griebenow’s individual and DEI performance goals comprised 30% and 0%, respectively, of her target annual incentive opportunity for approximately the first half of 2023, and 20% and 10%, respectively, of her target annual incentive opportunity for approximately the second half of 2023.

Modification of payout scale for PSUs. The Board and Compensation Committee refined the relative TSR performance metric for our PSUs by adjusting the threshold and maximum TSR percentiles that result in a payout of 50% of the target number of PSUs and 200% of the target number of PSUs, respectively. Previously, threshold performance was achieved at the 20th percentile, while maximum performance was achieved at the 80th percentile. For our 2023-2025 PSUs that vest based on relative TSR performance, threshold performance is set at the 25th percentile and maximum performance is set at the 75th percentile. These changes were made in response to stockholder feedback and to better align the interests of our NEOs with our business strategy and our stockholders as well as with market practice. The percentiles were updated as follows:

	Threshold	Target	Maximum
	(50% Payout)	(100% Payout)	(200% Payout)
2022—2024 Relative TSR Compared to S&P 500	20th Percentile	50th Percentile	80th Percentile
2023—2025 Relative TSR Compared to S&P 500	25th Percentile	50th Percentile	75th Percentile

Modification of retirement provisions in future new award agreements. In connection with the grants of new equity awards starting in 2024, the Board and Compensation Committee revised the new award

Cboe Global Markets 2024 Proxy Statement	45

agreements to provide that in the event of a participant’s retirement and the submission of prior 6-months’ notice and satisfaction of other requirements, all unvested outstanding RSUs and a pro-rata portion of unvested outstanding PSUs will remain outstanding and be distributed in accordance with the award’s original vesting and settlement schedule, even after the applicable retirement date. Retirement eligibility will require, in addition to attaining 55 years of age and 10 years of continuous service, submission of 6 months of advanced written notice of a retirement and submission, approval, and satisfactory completion of a transition plan. These changes were made to help promote more orderly transitions of associates, increase the retentive benefits of our equity awards, and to better align the interests of our associates with our long-term business strategy and our stockholders as well as with market practice.

Executive Compensation Program Governance Cycle

Throughout the year, the Board and the Compensation Committee are heavily involved in reviewing, monitoring, and approving, as applicable, the executive compensation program. The Compensation Committee, composed of all independent directors, is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee met 11 times in 2023.

The Compensation Committee either approves or makes recommendations to the Board regarding compensation related decisions. Ms. Griebenow and Messrs. Tomczyk, Tilly, Schell, Howson, and Isaacson generally attended portions of the 2023 meetings of the Compensation Committee to provide information and assistance, other than when the Compensation Committee discussed the respective executive’s compensation.

46	Cboe Global Markets 2024 Proxy Statement

While specific topics may vary from meeting to meeting and quarter to quarter, the following illustration describes the general annual cycle of the Board’s and Compensation Committee’s activities.

Q1
- For prior service year:
+ Review company and PSU performance
+ Evaluate individual and DEI performance
+ Determine incentive payment amounts
+ Approve CD&A and Compensation Committee Report
- For current service year:
+ Finalize base salary and target annual incentive opportunity
+ Finalize amounts, structure, mix and equity performance goals
+ Finalize corporate strategic, individual, and DEI goals
+ Approve non-employee director compensation
- Discuss investor outreach, including executive compensation feedback
Q2
- Determine peer group composition
- Review stock ownership and holding levels
- Review stockholder vote on “say-on-pay” proposal
- Approve non-employee director equity awards
Q3
- Review proxy advisory firm feedback
- Evaluate independence of compensation consultant
- Assess any potential risks arising from compensation policies and practices
- Executive succession planning
- Conduct Compensation Committee annual self-assessment
Q4
- Review year-to-date company and PSU performance
- Discuss potential structure, mix and equity performance goals
- Discuss potential corporate strategic, individual, and DEI goals

Independent Compensation Consultant

For 2023, the Compensation Committee engaged Meridian as its independent compensation consultant to provide the Compensation Committee with advice and assistance related to the design of our executive compensation program.

Meridian reviews our executive compensation program and advises the Compensation Committee on best practices and plan design to help improve the program’s effectiveness and alignment with market practices. In addition, Meridian provides advice to the Compensation Committee on the Company’s compensation peer group and on the competitive positioning of the various components of the executive compensation program.

Meridian consultants regularly attend meetings of the Compensation Committee. Meridian also meets with the Compensation Committee in executive session without management present and may communicate directly, as needed, with members of the Compensation Committee and the Board at large. Based on a review of its engagement of Meridian and consideration of factors set forth in SEC and BZX rules, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest and that it is independent from management.

Cboe Global Markets 2024 Proxy Statement	47

Peer Group and Comparative Data

For 2023 compensation decisions, the Compensation Committee considered competitive market data derived from a 22-company custom peer group and an executive compensation survey published by a third party that solely covered exchange holding companies, financial services firms, and technology-focused companies of similar size to Cboe.

The 22-company custom peer group was composed of exchange holding companies, financial services firms, and technology-focused companies with corporate profiles similar to ours. Based on the then-available fiscal year 2022 data, the Company’s annual revenue fell near the median of the peer group and the market capitalization and number of employees fell below the median of the peer group.

The Compensation Committee used the market data derived from the peer group and the executive compensation survey as points of reference, rather than as the sole determining factor in setting compensation for our NEOs.

Peer Group
Akamai Technologies, Inc.	London Stock Exchange Group plc
Broadridge Financial Solutions, Inc.	LPL Financial Holdings Inc.
Citrix Systems, Inc.	MarketAxess Holdings Inc.
CME Group Inc.	MSCI Inc.
Deutsche Borse AG	Nasdaq, Inc.
Equifax Inc.	SEI Investments Company
Euronet Worldwide, Inc.	Stifel Financial Corp.
FactSet Research Systems Inc.	Synopsys, Inc.
Fortinet, Inc.	TransUnion
Intercontinental Exchange, Inc.	Verisk Analytics, Inc.
Jack Henry & Associates, Inc.	Virtu Financial, Inc.

Following the 2023 compensation decisions, the Compensation Committee reviewed the peer group. The Committee reviewed the data provided by Meridian and compared our corporate performance to our peer group in the areas of revenues, gross profit, market capitalization, and number of employees. The Committee also considered business descriptions, complexity of business, and other qualitative factors. The Committee approved one change to the peer group, removing Citrix Systems, Inc. because the company was acquired. The change decreased the number of peers from 22 to 21 companies.

2023 Elements of Executive Compensation Program

Base Salary and Bonus

The base salary for our NEOs is designed to be part of a competitive total compensation package when compared to our peer group. Base salary provides our NEOs with a measure of certainty within their total compensation package and provides a baseline for their target payout opportunity under the annual incentive plan. In setting base salary, in addition to considering market benchmark data derived from our peer group and an executive compensation survey, the Compensation Committee also considered for each NEO the following factors:

Position,	Individual performance,
Experience,	Potential to influence our future success, and
Industry specific knowledge,	Total compensation.

48	Cboe Global Markets 2024 Proxy Statement

Level of responsibility,

For 2023, the Compensation Committee approved or made recommendations to the Board regarding the base salaries for each of the NEOs, with input in part from Messrs. Tomczyk or Tilly, as applicable, regarding the individual performances of Messrs. Schell, Howson, Isaacson, and Mses. Griebenow and Clay. Below are the annualized base salary amounts at December 31, 2023 and 2022 for the NEOs and the aggregate percent change.

	2022 Base	2023 Base	Percent
Named Executive Officer	Salary (1)	Salary (1)	Change
Fredric J. Tomczyk (2)	$—	$1,000	—%
Jill M. Griebenow (2)	$—	$500	—%
David Howson	$625	$625	—%
Christopher A. Isaacson	$650	$650	—%
Catherine R. Clay (2)	$—	$500	—%
Edward T. Tilly	$1,265	$1,265	—%
Brian N. Schell	$525	$525	—%
(1)	In thousands.
(2)	Mr. Tomczyk and Mses. Griebenow and Clay became NEOs for the first time in 2023, and thus no amounts are shown in the table for 2022.

In addition, in August 2022, Ms. Griebenow received a one-time cash retention bonus of $150,000. This retention bonus was subject to a one-year service requirement to become fully earned, which was satisfied as of August 31, 2023.

Annual Incentive

Overview. The annual incentive, or bonus, component of the total compensation package paid to our NEOs is designed to reward the achievement of key corporate and individual performance goals that drive our annual operating and financial results.

The Compensation Committee established a target annual incentive opportunity for each of the NEOs by considering market benchmark data derived from our peer group and an executive compensation survey, and separately by considering the following factors:

Position,	Individual performance,
Experience,	Potential to influence our future success, and
Industry specific knowledge,	Total compensation.
Level of responsibility,

Cboe Global Markets 2024 Proxy Statement	49

The table below shows each NEO’s 2022 and 2023 target annual incentive opportunity, shown as a percentage of salary, and the change in percentage points.

1
	2022 Target Annual	2023 Target Annual
	Incentive	Incentive
	Opportunity as	Opportunity as	Change in
	Percentage of	Percentage of	Percentage
Named Executive Officer	Base Salary	Base Salary	Points
Fredric J. Tomczyk (1)	—%	165%	—	pts
Jill M. Griebenow (1, 2)	—%	120%	—	pts
David Howson	130%	135%	5	pts
Christopher A. Isaacson	150%	150%	—	pts
Catherine R. Clay (1, 3)	—%	100%	—	pts
Edward T. Tilly	165%	165%	—	pts
Brian N. Schell	140%	140%	—	pts
(1)	Mr. Tomczyk and Mses. Griebenow and Clay became NEOs for the first time in 2023, and thus no amounts are shown in the table for 2022.
(2)	Ms. Griebenow’s 2023 target annual incentive opportunity from January 1, 2023 through July 9, 2023 was 60% of her base salary, and then from July 10, 2023 through December 31, 2023 was 120% of her base salary.
(3)	Ms. Clay’s 2023 target annual incentive opportunity from January 1, 2023 through February 28, 2023 was 85% of her base salary, and then from March 1, 2023 through October 11, 2023 was 95% of her base salary, and then from October 12, 2023 through December 31, 2023 was 100% of her base salary.

The target annual incentive opportunity for Mr. Howson increased due to his assumption of additional responsibilities and to align compensation more closely with comparative market data.

The Compensation Committee determines actual annual incentive bonus payouts based on achieved results measured against pre-established performance goals. The use of pre-established performance metrics and related goals creates an annual incentive plan that rewards our executive officers for strong performance, reduces payouts when performance does not meet target and eliminates payouts if performance does not meet threshold. In addition, the performance metrics and related goals create a structured, formulaic annual incentive plan—the executive officers know throughout the year what needs to be accomplished and what specific bonus dollar amounts can be earned at different performance levels.

50	Cboe Global Markets 2024 Proxy Statement

The following is a graphical depiction showing the formula used for determining annual incentive bonus payouts.

For the 2023 annual incentive plan the Compensation Committee approved three types of performance metrics: (i) corporate financial performance metrics (weighted 70%), (ii) individual performance metrics (weighted 20%), and (iii) DEI performance metrics (weighted 10%). The Compensation Committee established goals at threshold, target, and maximum performance levels with respect to the corporate financial performance metrics. However, given the nature of the individual and DEI performance metrics, the Compensation Committee did not set a range of individual and DEI performance levels. Rather, the Compensation Committee determined each NEO’s payout based on the assessment of the executive officer’s actual performance measured against pre-established individual and DEI performance goals.

The Company will pay no annual incentive bonus to a named executive officer with respect to a corporate financial metric, if the actual performance for such corporate financial metric is below threshold. The following chart shows the bonus payout opportunity for each NEO at various performance levels.

		Target Annual
		Incentive
		Opportunity as	Annual Bonus Payout
	Base	Percentage of	Opportunity (1)
Named Executive Officer	Salary (1)	Base Salary	Threshold	Target	Maximum
Fredric J. Tomczyk (2)	$288	165%	$83	$475	$950
Jill M. Griebenow (3)	$435	(3)	$71	$405	$809
David Howson	$625	135%	$148	$844	$1,688
Christopher A. Isaacson	$650	150%	$171	$975	$1,950
Catherine R. Clay (4)	$500	(4)	$80	$459	$917
Edward T. Tilly (5)	$1,265	165%	$365	$2,087	$4,175
Brian N. Schell (5)	$525	140%	$129	$735	$1,470
(1)	In thousands.
(2)	Mr. Tomczyk’s annual incentive payout opportunity is based on his base salary, which started on September 18, 2023 at a rate of $1,000,000 on an annualized basis in connection with his appointment to CEO.
(3)	Ms. Griebenow’s 2023 target annual incentive opportunity from January 1, 2023 through July 9, 2023 was 60% of her base salary, and then from July 10, 2023 through December 31, 2023 was 120% of her

Cboe Global Markets 2024 Proxy Statement	51

base salary. Ms. Griebenow’s annual incentive payout opportunity takes into account her changes in base salary and annual incentive opportunities. The increase in annual base salary and annual incentive opportunity were in connection with Ms. Griebenow’s promotion.
(4)	Ms. Clay’s 2023 target annual incentive opportunity from January 1, 2023 through February 28, 2023 was 85% of her base salary, and then from March 1, 2023 through October 11, 2023 was 95% of her base salary, and then from October 12, 2023 through December 31, 2023 was 100% of her base salary. Ms. Clay’s annual incentive payout opportunity takes into account her changes in annual incentive opportunity. The increase in annual incentive opportunity from 85% to 95% was in connection with Ms. Clay’s assumption of additional responsibilities. The increase in annual incentive opportunity from 95% to 100% was in connection with Ms. Clay’s promotion.
(5)	Messrs. Tilly and Schell were ineligible for an annual bonus for fiscal year 2023.

Corporate Financial Performance. For the 2023 annual incentive plan, the Compensation Committee approved the following corporate financial performance metrics for Messrs. Tomczyk, Howson, Isaacson, Tilly, and Schell and Ms. Griebenow: (i) corporate-wide net revenue (weighted 30%) and (ii) corporate-wide adjusted EBITDA (weighted 40%). These performance metrics, in the aggregate, are weighted 70% of each NEO’s target annual incentive opportunity. Financial performance metrics are also weighted 70% of Ms. Clay’s 2023 target annual incentive opportunity, consisting of corporate-wide and business unit financial metrics.

The Compensation Committee approved the following corporate performance metrics for Ms. Clay: (i) corporate-wide net revenue (weighted 15%), (ii) corporate-wide adjusted EBITDA (weighted 15%), (iii) business unit revenue (weighted 15% in the aggregate of the applicable business units), and (iv) business unit EBITDA or adjusted EBITDA (weighted 25% in the aggregate of the applicable business units). Given that a portion of Ms. Clay’s responsibilities focused on our DnA and Digital business units for approximately the first three quarters of the year, and our derivatives (U.S. options and futures) business units for approximately the last quarter of the year, the Compensation Committee assigned applicable business unit performance goals to Ms. Clay.

The Compensation Committee approved the corporate financial performance metrics for the NEOs for the following reasons:

      To align the interests of our executives with stockholders,

      To focus our executives on long-term growth by continuing to increase our revenue and earnings by increasing trading in our products,

      To allocate a larger weighting to adjusted EBITDA growth rather than to revenue growth because executives are able to influence adjusted EBITDA growth to a greater degree than revenue growth, and

      To allocate different weightings of the corporate performance metrics based on whether an executive is a corporate or business unit leader, thereby driving the importance of certain metrics over which an executive has more impact.

The Compensation Committee also established goals at threshold, target, and maximum performance levels and payouts with respect to the corporate performance metrics. The Compensation Committee used straight-line interpolation to determine payouts for performance results in between the threshold and target performance levels and in between the target and maximum performance levels. The percentage payout of target incentive opportunity for each of the metrics is 25% for threshold, 100% for target, and 200% for maximum.

52	Cboe Global Markets 2024 Proxy Statement

NEOs’ 2023 Corporate-Wide Percentage Payout of Target

For each NEO, the table below shows the corporate performance metric threshold, target, and maximum goals, actual performances and percentage payouts of target for 2023. The table below also shows each officer’s 2023 Percentage Payout of Target based on achieved performance, except that for Ms. Clay, the below only shows the payout relating to her corporate-wide performance goals.

Performance Metrics	Weighting (1)	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Net Revenue	30%	$1,708	$1,898	$2,088	$1,918	110.0%
Adjusted EBITDA (2)	40%	$1,021	$1,200	$1,381	$1,241	122.7%
*	In millions
(1)	For Ms. Clay, the weighting is Net Revenue (15%) and Adjusted EBITDA (15%).
(2)	Adjusted EBITDA for the Company is a non-GAAP measure used by the Company and a reconciliation of actual performance to a GAAP measure is provided in Appendix A.

Ms. Clay’s 2023 Business Unit Percentage Payout of Target

As the Executive Vice President, Global Head of Derivatives and former Executive Vice President, Digital and Data and Access Solutions (“DnA”), Ms. Clay’s annual incentive award was subject to the achievement of corporate-wide net revenue and adjusted EBITDA (disclosed above) and business unit goals for the DnA, Digital, U.S. options, and futures business units.

The tables below show the business unit performance metric threshold, target, and maximum goals, actual performances and percentage payouts of target for 2023. For Ms. Clay, the following 2023 percentage payout of target based on achieved business unit performance is then prorated for approximately the first three-quarters of the year.

Business Unit Performance Metrics	Weighting	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Net Revenue
DnA Net Revenue	12%	$450	$529	$608	$529	100.7%
Digital Net Revenue	3%	$7	$8	$9	$-5	0%
EBITDA and Adjusted EBITDA (1)
DnA EBITDA (1)	20%	$364	$455	$546	$464	110.5%
Digital Adjusted EBITDA (1)	5%	$-35	$-29	$-23	$-30	86.5%
*	In millions
(1)

EBITDA and Adjusted EBITDA, as applicable, for the business units DnA and Digital are non-GAAP measures used by the Company and a reconciliation of actual performance to a GAAP measure is provided in Appendix A.

Cboe Global Markets 2024 Proxy Statement	53

For Ms. Clay, the following 2023 percentage payout of target based on achieved business unit performance is then prorated for approximately the last quarter of the year.

Business Unit Performance Metrics	Weighting	Threshold*	Target*	Maximum*	Actual*	Percentage Payout of Target
Net Revenue
U.S. Options Net Revenue	11.25%	$916	$1,078	$1,240	$1,169	156.7%
Futures Net Revenue	3.75%	$120	$141	$162	$125	45.0%
Adjusted EBITDA (1)
U.S. Options Adjusted EBITDA (1)	18.75%	$763	$954	$1,145	$1,061	156.0%
Futures Adjusted EBITDA (1)	6.25%	$109	$136	$163	$123	62.1%
*	In millions
(1)	Adjusted EBITDA for the U.S. options and futures business units are non-GAAP measures used by the Company and a reconciliation of actual performance to a GAAP measure is provided in Appendix A.

The achievement of net revenue, adjusted EBITDA, and DnA, Digital, U.S. options, and futures business unit performances are measured as of December 31, 2023. The target 2023 net revenue, adjusted EBITDA, and DnA, Digital, U.S. options, and futures business unit performance projections were presented to and reviewed by the Board as part of the Company’s annual budgeting process. Adjustments to the target corporate-wide adjusted EBITDA and DnA, Digital, U.S. options, and futures EBITDA and adjusted EBITDA, as applicable, business unit performance projections were further reviewed in February 2024 by the Board. The adjusted EBITDA projection for the Company excludes the performance of our minority investment in 7Ridge Fund (which owns Trading Technologies), since earnings related to investments do not reflect actual corporate performance. The Digital, U.S. options, and futures adjusted EBITDA business unit performance projections were adjusted to account for organizational changes that occurred in 2023 and exclude allocated expenses from the corporate segment in order to better reflect organizational oversight. In February 2024, the Board approved the actual performances of the corporate-wide net revenue, corporate-wide adjusted EBITDA and DnA, Digital, U.S. options, and futures business units.

Individual Performance. For the 2023 annual incentive plan, individual performance goals comprised 20% of each NEO’s target annual incentive opportunity, except for Mr. Tomczyk and Ms. Griebenow. Due to Mr. Tomczyk’s appointment to CEO late in the fiscal year in September 2023, his individual performance goals comprised 30% of his target annual incentive opportunity. Ms. Griebenow’s individual performance goals comprised 30% of her target annual incentive opportunity for approximately the first half of 2023, and 20% of her target annual incentive opportunity for approximately the second half of 2023. Based upon the level of achievement for the individual performance goals, the Compensation Committee determined the payout percentage of target annual incentive award opportunity for individual performance for each NEO.

54	Cboe Global Markets 2024 Proxy Statement

In 2023, with respect to each NEO, the Compensation Committee set the following corporate strategic goals and considered, among other items, the following achieved performance in 2023:

Goal	Performance
Create World-Class Employee Experience Enhance our employee experience through improved culture and communications to achieve satisfaction, engagement, career development and retention
●
Regular communications with employees, such as townhalls, weekly letters, and fireside chats
●
Completed and analyzed employee engagement survey, while improving engagement scores
●
Completed and analyzed employee pulse engagement survey around the time of the CEO leadership transition
●
Launched new employee leadership training program
●
Launched new employee resource groups and increased engagement and participation in such groups
●
Increased the representation of underrepresented minorities
●
Emphasized the importance of employee mental health
●
Held routine succession planning meetings to determine appropriate talent pipeline, including a focus on diverse talent
●
Increased focus on and tracking of the employment and hiring of diverse talent
●
Awarded 7 full-ride college scholarships through Cboe Empowers, a community engagement program
●
Named best places to work by third parties

Focus on Client Driven Solutions Listen to our customers to develop and deploy smart, innovative products and services to address their needs and support efficient markets
●
Launched Cboe S&P 500 Dispersion Index, a volatility index designed to measure expected dispersion in the S&P 500 Index (SPX)
●
Launched the 1-Day Volatility Index, designed to measure volatility over the current trading day
●
Launched new Credit VIX Indices, designed to provide a VIX Index-like measure for credit market volatility
●
Cboe Europe continued to be the largest Pan-European equities exchange
●
Cboe FX grew market share and successfully commenced trading on a new UST platform
●
Launched a new global listing offering for companies and ETFs of the purpose-driven innovation economy
●
Provided world class education on our products through conferences, including a Risk Management Conference in Austin

Cboe Global Markets 2024 Proxy Statement	55

Mergers and Acquisitions Excellence

Ensure integration excellence for customers of newly acquired companies and all employees, new and existing; effectively deploy capital to increase Company’s long-term return on invested capital.

●
Continued favorable post close employee engagement scores
●
Focused on integrations, re-platforming, and migrations of acquisitions, including successful migration of Cboe Australia and Cboe Japan to Cboe technology
●
Integrated NEO and MatchNow into the Cboe Canada framework
●
Reviewed mergers and acquisitions performance and strategy

Expand & Enhance Global Derivatives Offering Broaden global footprint and access for all new and existing derivatives products and platforms
●
Expanded S&P 500 Index (SPX) options use with zero days to expiration (0-DTE) options
●
Drove increased sales growth
●
Set several volume records in Cboe’s proprietary product suite
●
Cboe Labs continued to enhance and generate new tradable products
●
Implemented market structure enhancements
●
Cboe Europe Derivatives Exchange launched new single stock options
●
Grew Cboe Bids internationally, with launches in Australia and Japan

Expand Global Data and Access Solutions Footprint Grow non-transaction revenue globally
●
Global Index Platform expanded to European Union
●
Working to release Cboe One Options Feed, a new real-time U.S. options market data solution
●
Continued expansion of Cboe Global Cloud content and customers globally
●
Grew Cboe DataShop offerings

The Compensation Committee received input from Mr. Tomczyk regarding the individual performances and recommendations regarding incentive compensation of the executive officers (other than himself), including Messrs. Howson and Isaacson and Mses. Griebenow and Clay. The Compensation Committee, with input from the Board, also evaluated the individual performance of Mr. Tomczyk. More specifically, with respect to Messrs. Tomczyk, Howson, and Isaacson, the Compensation Committee set the following individual goals and considered, among other items, the following achieved performance in 2023.

56	Cboe Global Markets 2024 Proxy Statement

The table below shows Mr. Tomczyk’s individual goals and achieved performance highlights in 2023.

Goal	Performance
Manage the Company and its affiliates to achieve the corporate strategic goals, with a focus on long-term shareholder value	● As discussed above and in “2023 Business Highlights,” overall, substantially performed on targeted 2023 strategic goals
Lead the organization through the CEO transition and help ensure retention of key talent, nurturing and developing the senior leadership team
●
Managed employee retentions and transitions
●
Held succession planning meetings to determine appropriate talent pipeline and retention risk
●
Identifying and developing a successor talent bench across critical positions
●
Traveled to international offices to meet with employees

Review and sharpen the Company’s long-term strategy
●
Engaged with customers and stockholders at investor and industry conferences, and by participating in informational fireside chats, conducting investor road shows, and hosting meetings
●
Reviewed the Company’s long-term strategy with senior leadership team

Embrace a culture that promotes honesty, diversity and ethical conduct in all of our business endeavors and transactions	● Held trainings to help promote integrity, diversity and ethical conduct
Deepen our long-term business relationships with key index and product partners	● Met locally and traveled to international offices to meet with index and product partners
Work with the Compensation Committee and the Board to enhance the Company’s succession plan for senior management positions with specific focus on the CEO role	● Held succession planning meetings with Compensation Committee and Board ● Reviewed and tracked diversity metrics, including related to promotions and retentions

Cboe Global Markets 2024 Proxy Statement	57

The table below shows Mr. Howson’s individual goals and achieved performance highlights in 2023.

Goal	Performance
Manage the Company and its affiliates to achieve the corporate strategic goals listed above	● As discussed above and in “2023 Business Highlights,” overall, substantially performed on targeted 2023 strategic goals
Effectively communicate with the investment community, customers, and the public so as to cultivate a loyal stockholder and customer base
●
Engaged with customers and stockholders at investor and industry conferences, and by participating in informational fireside chats, conducting investor road shows, and hosting meetings
●
Met with global government officials, lawmakers, and regulators
●
Continued open dialogue with customers and investors

Mergers and acquisitions global excellence including effective integration
●
Chaired securities exchanges, CFE, SEF, and Cboe Canada boards
●
Oversaw leadership transitions in Asia Pacific region and Cboe Clear Europe
●
Expanded BIDS Trading to Cboe Japan and Cboe Australia
●
Completed technology migrations of Cboe Australia and Cboe Japan

Manage development and execution of customer led innovations and solutions across business lines
●
Continued growth and expansion of global client coordination model
●
Grew derivatives business and defended equities business
●
Global business lines introduced wide range of differentiated new features, offerings, and market structure changes
●
Cboe FX grew market share and successfully commenced trading on a new UST platform
●
Launched a new global listing offering for companies and ETFs of the purpose-driven innovation economy
●
Provided world class education on our products through conferences, including a Risk Management Conference in Austin

58	Cboe Global Markets 2024 Proxy Statement

Ensure recruitment, retention and rewarding of diverse, top performing talent and institutional knowledge by driving overall engagement and innovation, including during integration of any mergers and acquisitions

●
Held routine succession planning meetings to determine appropriate talent pipeline, including focus on recruitment and retention of key, diverse talent throughout 2023
●
Successfully implemented full department reorganization and multiple leadership transitions, including a new President of Cboe Clear Europe, a new Global Head of Derivatives, a new Global Head of Data and Access Solutions, a new President of Australia, and a new President of European and North American equities
●
Continued to maintain high employee retention and engagement, despite competitive job market and leadership transitions
●
Engaged, participated, or supported various mentorship and employee resource groups

Execute on Cboe ESG Goals	● Released updated and enhanced ESG Report ● Continued to champion net-zero and corporate sustainability efforts

The table below shows Mr. Isaacson’s individual goals and achieved performance highlights in 2023.

Goal	Performance
Manage the Company and its affiliates to achieve the corporate strategic goals listed above	● As discussed above and in “2023 Business Highlights,” overall, substantially performed on targeted 2023 strategic goals
Effectively communicate with the investment community, customers, and the public so as to cultivate a loyal stockholder and customer base and promote trusted markets
●
Engaged with stockholders at investor and industry conferences, and by participating in informational fireside chats, conducting investor road shows, and hosting meetings
●
Continued open dialogue with customers and investors

M&A global excellence including effective integration
●
Chaired or participated as a member of the Cboe Japan, Cboe Australia, and Digital boards
●
Completed technology migrations of Cboe Australia and Cboe Japan
●
Rolled out enterprise risk management program framework across acquisitions
●
Oversaw leadership transitions and workforce realignment in Asia Pacific region and Cboe Canada

Cboe Global Markets 2024 Proxy Statement	59

Manage the operation of the Company and its affiliates to ensure reliable, efficient, and innovative service at a competitive cost. Maintain a high level of systems performance and availability while driving innovation and merger and acquisition integrations

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Continued monitoring of EBITDA margins
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Weekly software releases continued across our platforms, executing against strategic technology roadmap
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100% uptime across 24 of our 27 markets in 2023, another year marked by continued increased volume and system messaging
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Significant exchange platform upgrades, increased SPX and SPXW capacity, and index platform expansion
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Cboe Global Cloud continued expansion and growth
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Exploration of emerging technologies, such as artificial intelligence
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Supported global business lines’ introductions of a wide range of differentiated new features, offerings, and market structure changes
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Prudent expense growth and monitoring to help fuel revenue growth

Assess risks to the Company and ensure they are monitored and minimized
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Rolled out enterprise risk management program framework across acquisitions
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Reviewed and analyzed enterprise risk management program on a periodic basis with key Company leaders and the Risk Committee
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Implemented additional metrics that are updated on a recurring basis to help inform our risk profile
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Conducted cyber security incident response exercises

Ensure recruitment, retention and rewarding of diverse, top performing talent and institutional knowledge by driving overall engagement and innovation, including during integration of any mergers and acquisitions

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Held routine succession planning meetings to determine appropriate talent pipeline, including focus on recruitment and retention of key, diverse talent throughout 2023, including the leadership transitions
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Successfully implemented multiple leadership transitions, including a new COO of APAC, a new Head of Infrastructure, and a new Head of DnA Technology
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Oversaw workforce realignment in Asia Pacific region
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Continued to maintain high employee retention and engagement, despite competitive job market and leadership transitions
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Helped design and launch new leadership development program

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Execute on Cboe ESG Goals	● Released updated and enhanced ESG Report ● Continued to champion net-zero and corporate sustainability efforts, including working with third party vendors

The Compensation Committee did not evaluate Messrs. Tilly’s and Schell’s performances as they forfeited their bonuses in connection with their respective resignations.

In addition to contributions to corporate performance, in determining the achievement of NEOs’ 2023 performance, the Compensation Committee considered the following individual contributions:

      Ms. Griebenow: As discussed above and in “2023 Business Highlights,” overall, substantially performed on targeted 2023 strategic goals; issued financial statements in a timely and accurate manner; refreshed the capital allocation framework; increased focus on disciplined expense management; engaged with stockholders at investor and industry conferences, and by participating in informational fireside chats, conducting investor road shows, and hosting meetings; continued open dialogue with customers and investors; developed succession plans and successfully implemented employee transitions, including transitioning the treasurer role; released updated and enhanced ESG Report; and continued to champion net-zero and corporate sustainability efforts, including with respect to external reporting.

      Ms. Clay: Led three of the Company’s business divisions, including DnA, Digital, and derivatives; while the leader of the Digital division began researching tokenization, onboarded firms in anticipation of the launch of margin futures, and reviewed Digital’s strategy; while the leader of the DnA division reviewed potential strategic acquisitions, led global expansion of the business, and introduced or initiated the introduction of a wide range of differentiated new features and offerings, including adding data sets into Cboe Global Cloud; embarked on a global listening tour to help develop strategy for the new Global Derivatives division; and successfully implemented employee transitions.

Based on, among other items, the above performances, input from Mr. Tomczyk regarding performances (other than himself), and its deliberations, the Compensation Committee and the Board of Directors, as applicable, determined the payout percentage for individual performance of each NEO’s target annual incentive award opportunity. Such individual performance payouts ranged from 105% to 137.5% of target.

DEI Performance. For the 2023 annual incentive plan, DEI performance goals comprised 10% of each NEO’s target annual incentive opportunity, except for Mr. Tomczyk and Ms. Griebenow. Due to Mr. Tomczyk’s appointment to CEO late in the fiscal year in September 2023, he was not subject to DEI performance goals. Ms. Griebenow only became subject to DEI performance goals following her appointment to the role of CFO in July, at which point these goals comprised 10% of her target annual incentive opportunity. DEI performance was evaluated 50% on overall Cboe performance and 50% on the NEO’s performance related to their functions of responsibility. Based upon the level of achievement for the DEI performance goals, the Compensation Committee determined the payout percentage of target annual incentive award opportunity for DEI performance for each NEO.

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The Compensation Committee set the following DEI goals with respect to overall Cboe performance and considered, among other items, the following achieved performance:

Goal	Performance

Improve the representation of women globally and historically underrepresented groups in the U.S., both within function of responsibility and across the Company as a whole, through retention and attraction

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Held routine succession planning meetings to determine appropriate talent pipeline, including a focus on diverse talent
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Increased focus on and tracking of the employment and hiring of diverse talent
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Engaged in recruiting efforts to increase pool of potentially diverse candidates
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Increased representation of women globally and historically underrepresented groups in the U.S.

Execute on all other social impact goals as identified in the Company’s annual ESG report (See “Corporate Governance—Corporate Social Responsibility” for more information about the Company’s ESG report)

● Released updated and enhanced ESG Report ● Continued to champion employee wellbeing
Foster a culture of inclusion and belonging for all
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Regular communications with employees, such as townhalls, weekly letters, and fireside chats
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Completed and analyzed employee engagement survey, while improving engagement scores
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Completed and analyzed employee pulse engagement survey around the time of the CEO leadership transition
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Increased number of employee resource groups and their engagement

In addition to overall Cboe DEI performance, in determining the payout percentage, the Compensation Committee considered each NEO’s individual level of performance on a qualitative basis based on a number of indicia of DEI performance, such as the particular NEO’s leadership or sponsorship of DEI initiatives and other charitable and community programs and changes in representation of women globally and historically underrepresented groups in the U.S. within that NEO’s areas of responsibility.

Based on, input from Mr. Tomczyk regarding each NEO’s performance (other than himself), and their respective evaluations, the Compensation Committee and the Board, as applicable, determined the payout percentage for DEI performance of each NEO’s target annual incentive award opportunity. The DEI performance payout portion with respect to Cboe’s overall performance was 80% of target. Further, the DEI performance payouts with respect to each NEO’s performance was 99% of target.

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Actual Performance and Payouts. For 2023, the following table shows the combined payout percentage for corporate, individual, and DEI performance of each NEO’s target annual incentive award opportunity. The “Non-Equity Incentive Plan Compensation” column of the SCT below reflects amounts paid under the annual incentive plan.

	2023 Target Annual
	Incentive	2023 Percentage
	Opportunity as	Payout of
	Percentage of	Target Incentive
Named Executive Officer	Base Salary	Opportunity
Fredric J. Tomczyk (1)	165%	123%
Jill M. Griebenow (2)	120%	112%
David Howson	135%	116%
Christopher A. Isaacson	150%	116%
Catherine R. Clay (3)	100%	110%
Edward T. Tilly (4)	165%	n/a
Brian N. Schell (4)	140%	n/a
(1)	Mr. Tomczyk was appointed to succeed Mr. Tilly effective September 18, 2023.
(2)	Ms. Griebenow was appointed to succeed Mr. Schell effective July 10, 2023. For approximately the first half of 2023 Ms. Griebenow’s target annual opportunity was 60%, and for approximately the second half of 2023 it was 120% following her promotion.
(3)	For approximately the first two months of 2023, Ms. Clay’s target annual opportunity was 85%, for approximately the next seven months, it was 95%, and for approximately the last quarter of 2023 it was 100% following her promotion.
(4)	Messrs. Tilly and Schell each forfeited their 2023 annual incentive opportunity in connection with each NEO’s resignation.

Long-Term Incentive Plan

Overview. The Compensation Committee strongly believes that a stock ownership culture enhances our long-term success. We have adopted the Second Amended and Restated Long-Term Incentive Plan, which was approved by stockholders at the 2016 Annual Meeting of Stockholders. Under the plan, the Compensation Committee may grant equity or cash awards, including restricted stock, RSUs, and options. Stock options were not featured in our long-term incentive program in 2023.

The Compensation Committee believes that equity awards assist us in meeting the following goals:

      Aligning the financial interests of our executive officers with the interests of our stockholders;

      Aligning our executive compensation with that of our peers in terms of components and value;

      Providing competitive compensation to assist in retaining highly skilled and qualified executives; and

      Providing strong retentive value and linking the ultimate value of the award to our future stock price.

2023 Grants. Other than for Mr. Tomczyk, for 2023, the Compensation Committee set each NEO’s 2023 target long-term incentive value based on comparative peer group and executive compensation survey market data and individual performance. Once the Compensation Committee set the target long-term incentive value for each NEO (other than Mr. Tomczyk), one-half of the target value was granted in the form of time-based RSUs and one-half of the target value was granted in the form of PSUs. As discussed

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in more detail below, 100% of Mr. Tomczyk’s long-term incentive opportunity for 2023 and 2024 was awarded in the form of time-based RSUs.

      Time-Based Restricted Stock Units. Time-based RSUs comprise 50% of each NEO’s 2023 total target long-term incentive award value. These RSUs are subject to a 3 year vesting period, with one-third of the RSUs vesting on each of the first, second, and third anniversaries of the grant date. The vesting of these awards is not subject to performance conditions. The Compensation Committee granted time-based RSUs to align the interests of management with those of our stockholders and to provide a retention incentive.

      Performance-Based Restricted Stock Units. PSUs comprise the remaining 50% of each NEO’s 2023 total target long-term incentive award value. As described below, one-half of PSU grants are subject to the achievement of relative TSR measured against pre-determined relative performance goals and one-half of PSU grants are subject to the achievement of EPS measured against pre-determined performance goals, both over a 3 year performance period. The PSU grants cliff-vest following the completion of the 3 year performance period, to the extent performance goals are achieved.

o	Performance-Based Restricted Stock Units subject to Relative Total Stockholder Return (“PSUs-TSR”). 25% of the 2023 total target long-term incentive award value is subject to the achievement of relative TSR measured against pre-determined relative performance goals over a 3 year performance period. The number of PSUs-TSR that will vest at the end of the 3 year performance period will vary from 0% to 200% of the target number of PSUs-TSR granted to each NEO, based on our TSR relative to the TSR for the S&P 500 Index during the 3 year performance period. We calculate TSR as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period.

The Compensation Committee selected the relative TSR performance metric to incent management to increase TSR for the benefit of stockholders, and believes that tying a portion of each executive’s compensation to TSR compared to a broad index encourages management to generate superior returns.

o	Performance-Based Restricted Stock Units subject to Earnings Per Share (“PSUs-EPS”). 25% of the 2023 total target long-term incentive award value is subject to the achievement of cumulative EPS measured against pre-determined performance goals over a 3 year performance period. The number of PSUs-EPS that will vest at the end of the 3 year performance period will vary from 0% to 200% of the target number of PSUs-EPS granted to each NEO, based on our cumulative EPS during the 3 year performance period, as adjusted for certain extraordinary, unusual or non-recurring items.

The Compensation Committee selected the cumulative EPS performance metric to encourage management to continue growing the business and increasing trading and listings on our exchanges. Because of the operating leverage inherent in our business, the Compensation Committee believes that EPS growth over the next 3 years is an appropriate performance measure for these awards.

PSUs-TSR and PSUs-EPS are equally weighted to encourage management to maintain an equal focus on enhancing Company TSR and profitably grow the Company to increase EPS.

The Company will settle vested RSUs and PSUs in shares of the Company’s common stock. For each vested RSU or PSU, the NEO will receive one share of our common stock. To receive shares earned under RSUs and PSUs, an NEO must be continuously employed during the applicable service period or

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performance period. Vesting of RSUs and PSUs will be accelerated in the event of a change in control followed by a qualified termination or in the event of a participant’s earlier death, disability or qualified retirement.

Ms. Clay is entitled to acceleration of vesting in full of RSU awards and pro-rata vesting of certain PSU awards, as applicable, because she has satisfied, as of December 31, 2023, the retirement requirements of 55 years of age and 10 years of service. As previously disclosed, Messrs. Tilly and Schell received accelerated vesting of certain of their RSU and PSU awards in connection with their resignations, as each was retirement eligible at the time of his separation from service. See “Severance, Change in Control and Employment-Related Agreements” for more information.

Please see above “Executive Compensation Program Practices—Compensation Refinements” for recent updates to retirement provisions in RSUs and PSUs.

2023 Time-Based RSU Grants. The following table shows the target equity award value and number of time-based RSUs that were granted to each NEO on February 19, 2023. The target equity award value and the closing share price on February 9, 2023 were used to calculate the number of RSUs that were granted on February 19, 2023. In 2023, Mr. Tomczyk received a long-term equity award of RSUs for his appointment to CEO for the reasons set forth below under “Long-Term Incentive Plan—2023 Special One-Time, Mr. Tomczyk CEO Appointment, and Promotion Grants—Mr. Tomczyk’s CEO Appointment Grant.”

Named Executive Officer	# of RSUs	Target Value of RSUs
Jill M. Griebenow	1,294	$162,500
David Howson	10,994	$1,381,250
Christopher A. Isaacson	7,462	$937,500
Catherine R. Clay	2,587	$325,000
Edward T. Tilly	26,457	$3,324,000
Brian N. Schell	6,965	$875,000

2023 Performance-Based RSU Grants. The following table shows the target equity award value and number of PSUs (tied to TSR and EPS performance) that were granted to each NEO on February 19, 2023 and the number of PSUs that would be paid at achievement of threshold, target, and maximum performance goals. The target equity award value and the closing share price on February 9, 2023 were used to calculate the number of PSUs that were granted on February 19, 2023. Mr. Tomczyk did not receive any PSU awards in 2023.

		# of PSUs			Target Value of PSUs
		Threshold	Target	Maximum
Named Executive Officer	Performance Metric	(50% Payout)	(100% Payout)	(200% Payout)
Jill M. Griebenow	2023-2025 TSR	324	647	1,294	$81,250
	2023-2025 EPS	324	647	1,294	$81,250
David Howson	2023-2025 TSR	2,749	5,497	10,994	$690,625
	2023-2025 EPS	2,749	5,497	10,994	$690,625
Christopher A. Isaacson	2023-2025 TSR	1,866	3,731	7,462	$468,750
	2023-2025 EPS	1,866	3,731	7,462	$468,750
Catherine R. Clay	2023-2025 TSR	647	1,294	2,588	$162,500
	2023-2025 EPS	647	1,294	2,588	$162,500
Edward T. Tilly	2023-2025 TSR	6,615	13,229	26,458	$1,662,000
	2023-2025 EPS	6,615	13,229	26,458	$1,662,000
Brian N. Schell	2023-2025 TSR	1,741	3,482	6,964	$437,500

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2023-2025 EPS	1,741	3,482	6,964	$437,500

The following table displays the threshold, target, and maximum performance goals for the PSU awards granted in 2023, measured over the performance period beginning on January 1, 2023 and ending on December 31, 2025.

	Threshold	Target	Maximum
	(50% Payout)	(100% Payout)	(200% Payout)
Relative TSR Compared to S&P 500	25th Percentile	50th Percentile	75th Percentile
Cumulative EPS	$22.72	$24.76	$26.93

For performance levels that fall between the goals shown above, the percentage of PSUs that vest will be determined by straight line interpolation, provided that no PSUs will vest if the performance does not equal or exceed the threshold amount.

2023 Special One-Time, Mr. Tomczyk CEO Appointment, and Promotion Grants. In 2023, the Compensation Committee and the Board, as applicable, granted the following special one-time equity awards (“Special Grants”) to Mr. Schell and Ms. Clay, an equity award to Mr. Tomczyk, and promotion related equity awards (“Promotion Grants”) to Mses. Griebenow and Clay.

Mr. Schell’s and Ms. Clay’s Special One-Time Grants

The Compensation Committee and the Board, as applicable, granted the Special Grants to further align the interests of Mr. Schell and Ms. Clay with stockholders, recognize additional responsibilities, and provide an additional retention incentive.

Mr. Schell received Special Grants in February in the form of PSUs. The following table shows the target equity award value and number of PSUs (tied to TSR and EPS performance) that were granted to Mr. Schell on February 19, 2023. The target equity award value and the closing share price on February 9, 2023 were used to calculate the number of PSUs that were granted on February 19, 2023.

		# of PSUs			Target Value of PSUs
		Threshold	Target	Maximum
Named Executive Officer	Performance Metric	(50% Payout)	(100% Payout)	(200% Payout)
Brian N. Schell	2023-2025 TSR	498	995	1,990	$125,000
	2023-2025 EPS	498	995	1,990	$125,000

The following table displays the threshold, target, and maximum performance goals for these PSU awards granted in 2023, measured over the performance period beginning on January 1, 2023 and ending on December 31, 2025.

	Threshold	Target	Maximum
	(50% Payout)	(100% Payout)	(200% Payout)
Relative TSR Compared to S&P 500	25th Percentile	50th Percentile	75th Percentile
Cumulative EPS	$22.72	$24.76	$26.93

For performance levels that fall between the goals shown above, the percentage of PSUs that vest will be determined by straight line interpolation, provided that no PSUs will vest if the performance does not equal or exceed the threshold amount. These special equity incentive awards do not provide for qualified retirement eligibility.

The following table shows the target equity award value and number of time-based RSUs of the Special Grant that were granted to Ms. Clay on November 19, 2023. The value of the award was set with the intent to incentivize Ms. Clay to take on additional responsibilities. The target equity award value and the closing share price on November 19, 2023 were used to calculate the number of RSUs that were

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granted on November 19, 2023. These RSUs will cliff-vest in full on November 19, 2026, subject to Ms. Clay’s continuous employment with the Company through such date. These special equity incentive awards do not provide for qualified retirement eligibility.

Named Executive Officer	# of RSUs	Target Value of RSUs
Catherine R. Clay	2,831	$500,000

Mr. Tomczyk’s CEO Appointment Grant

In connection with Mr. Tomczyk’s appointment to CEO, in October he received a grant of RSUs. The following table shows the target equity award value and number of time-based RSUs that were granted to Mr. Tomczyk on October 12, 2023. The target equity award value and the closing share price on October 12, 2023 were used to calculate the number of RSUs that were granted on October 12, 2023. These RSUs will vest in three equal annual installments on October 12, 2024, October 12, 2025, and October 12, 2026, subject to (i) Mr. Tomczyk’s continued employment through at least the first anniversary of the grant date and (ii) Mr. Tomczyk’s continued service on the Board thereafter.

The grant was granted in lieu of any annual equity incentive award grant for the 2023 and 2024 fiscal years. The target value of the grant was determined following a review of comparative peer group compensation data and with consideration to Mr. Tomczyk’s prior experience as a CEO, multi-decade experience in the financial services industry with deep experience across the securities industry, and knowledge of the Company’s products. See below under “Summary Compensation—2023 Grants of Plan-Based Awards Table—Equity Incentives” for a further description of the vesting conditions applicable to this award.

Named Executive Officer	# of RSUs	Target Value of RSUs
Fredric J. Tomczyk	44,452	$7,150,000

Mses. Griebenow’s and Clay’s Promotion Grants

The Compensation Committee granted Promotion Grants to Mses. Griebenow and Clay to further align their interests with those of our stockholders, recognize their expanded roles and promotions, and provide an additional retention incentive. The Committee reviewed market benchmark data derived from our peer group and executive compensation survey source for Mses. Griebenow and Clay’s new roles to determine the value of the Promotion Grants.

Ms. Griebenow’s Promotion Grants were granted on August 19, 2023 and had a value of $587,500. The Promotion Grants represent the difference between Ms. Griebenow’s February 2023 grant and the target annual equity award for her new role, prorated for the remainder of 2023 following her promotion.

Ms. Clay’s Promotion Grants were granted on November 19, 2023 and had a value of $87,500. The Promotion Grants represent the difference between Ms. Clay’s February 2023 grant and the target annual equity award for her new role, prorated for the remainder of 2023 following her promotion.

The Promotion Grants were equally split between (i) time-based RSUs that will vest in three equal annual installments on February 19, 2024, February 19, 2025, and February 19, 2026 and (ii) PSUs subject to the achievement of (A) earnings per share and (B) total shareholder return (each 25% of the total award) that will vest at the conclusion of the applicable performance period, each subject to continuous employment with the Company through such dates.

The following table shows the target equity award value and number of time-based RSUs that were granted to Mses. Griebenow and Clay on August 19, 2023 and November 19, 2023, respectively. With respect to Ms. Griebenow, the target equity award value and the closing share price on August 16, 2023 were used to calculate the number of RSUs that were granted on August 19, 2023. With respect to Ms.

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Clay, the target equity award value and the closing share price on November 19, 2023 were used to calculate the number of RSUs that were granted on November 19, 2023.

Named Executive Officer	# of RSUs	Target Value of RSUs
Jill M. Griebenow	1,959	$293,750
Catherine R. Clay	248	$43,750

The following table shows the target equity award value and number of PSUs (tied to TSR and EPS performance) that were granted to Mses. Griebenow and Clay on August 19, 2023 and November 19, 2023, respectively. With respect to Ms. Griebenow, the target equity award value and the closing share price on August 16, 2023 were used to calculate the number of PSUs that were granted on August 19, 2023. With respect to Ms. Clay, the target equity award value and the closing share price on November 19, 2023 were used to calculate the number of PSUs that were granted on November 19, 2023.

		# of PSUs			Target Value of PSUs
		Threshold	Target	Maximum
Named Executive Officer	Performance Metric	(50% Payout)	(100% Payout)	(200% Payout)
Jill M. Griebenow	2023-2025 TSR	490	980	1,960	$146,875
	2023-2025 EPS	490	980	1,960	$146,875
Catherine R. Clay	2023-2025 TSR	62	124	248	$21,875
	2023-2025 EPS	62	124	248	$21,875

The following table displays the threshold, target, and maximum performance goals for these PSU awards granted in 2023, measured over the performance period beginning on January 1, 2023 and ending on December 31, 2025.

	Threshold	Target	Maximum
	(50% Payout)	(100% Payout)	(200% Payout)
Relative TSR Compared to S&P 500	25th Percentile	50th Percentile	75th Percentile
Cumulative EPS	$22.72	$24.76	$26.93

For performance levels that fall between the goals shown above, the percentage of PSUs that vest will be determined by straight line interpolation, provided that no PSUs will vest if the performance does not equal or exceed the threshold amount.

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2021 PSU Grants Vested. The Compensation Committee and the Board, as applicable, approved grants on February 19, 2021 of PSUs (“2021 PSUs”) to our NEOs, except for Mr. Tomczyk and Mses. Griebenow and Clay, who did not receive grants of 2021 PSUs. The 2021 PSUs were subject to the achievement of TSR and EPS measured against the pre-determined performance goals, both over a 3 year performance period beginning on January 1, 2021 and ending on December 31, 2023. In early 2024, the Compensation Committee determined that the following performance was achieved resulting in the indicated payout:

      The TSR percentile attained was the 92nd percentile, which resulted in the vesting of 200% of the target number of PSUs-TSR granted to each applicable NEO.

      The 3- year adjusted EPS attained was $20.78 (1), which resulted in the vesting of 200% of the target number of PSUs-EPS granted to each applicable NEO.

(1)	The 3 year adjusted EPS is a non-GAAP measure used by the Company and a reconciliation to a GAAP measure is provided in Appendix A.

The specific performance goals for the PSUs-TSR and PSUs-EPS for the 2021-2023 performance period were previously disclosed in our proxy statement covering 2021 compensation.

The table below shows the number of 2021 PSUs that vested at the conclusion of the applicable performance period for each applicable NEO and does not include dividend equivalent payments.

		# of PSUs
		at Target	# of PSUs
Named Executive Officer	Performance Metric	(100% Payout)	Vested
David Howson	2021-2023 TSR	3,836	7,672
	2021-2023 EPS	3,836	7,672
Christopher A. Isaacson	2021-2023 TSR	5,327	10,654
	2021-2023 EPS	5,327	10,654
Edward T. Tilly (1)	2021-2023 TSR	14,057	25,418
	2021-2023 EPS	14,057	25,418
Brian N. Schell (1)	2021-2023 TSR	4,475	7,608
	2021-2023 EPS	4,475	7,608
(1)	Messrs. Tilly and Schell received accelerated pro rata vesting of their PSU awards in connection with their resignations, as each was retirement eligible at the time of his separation from service. The prorated vesting shown above in # of PSUs Vested reflects the NEO’s continuous service during the performance period. See “Severance, Change in Control and Employment-Related Agreements” for more information.

Other Executive Compensation Program Considerations

Stock Ownership and Holding Guidelines

Our stock ownership and holding guidelines specify the levels of stock ownership that each NEO must maintain while employed by us. The following shares count toward the stock ownership guidelines: (a) shares owned outright or in trust and (b) restricted stock or stock units, including shares or units with time-based vesting conditions that have been granted but are unvested. Restricted stock units with performance conditions that are unvested do not count towards the stock ownership guidelines.

Each NEO has 5 years to meet the guidelines from the date that such officer was appointed to his or her position. Each NEO is required to hold all shares until the guidelines are met, except for sales of shares to

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pay taxes with respect to the vesting or exercising of equity grants. As of December 31, 2023, each of our NEOs has met the applicable holding requirement based on his or her position with us.

Named Executive Officer	Holding Requirement
Fredric J. Tomczyk	Six times base salary
Jill M. Griebenow	Four times base salary
David Howson	Four times base salary
Christopher A. Isaacson	Four times base salary
Catherine R. Clay	Three times base salary

Hedging Policy

Our Insider Trading Policy prohibits our executive officers and all employees, except as set forth below, from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.

In 2023, none of our executive officers had hedges on shares of our common stock.

Employees, other than our executive officers, may enter into the following types of security transactions on our common stock through the purchase or sale of exchange-traded options, provided that they otherwise comply with the remainder of our Insider Trading Policy:

      Covered calls (i.e., the writing of exchange-traded call options covering a number of shares less than or equal to the total number of unrestricted shares and vested shares owned by the call writer); and

      Collars for hedging purposes (i.e., the sale of exchange-traded call options and the purchase of an equivalent number of put options, in each case, covering a number of shares less than or equal to the total number of unrestricted shares and vested shares owned by the holder).

As one of the world’s largest exchange holding companies, offering cutting-edge trading and investment solutions to investors around the world and owning the largest options exchange, we believe options are first and foremost incredibly useful and powerful risk mitigation tools that can help protect an investor’s financial portfolio. From buying puts to hedge the downside risk of owning a stock to writing covered calls to collect income, listed options strategies are protective tools employed by institutions, pension funds, and individual investors. As such, we believe that it is appropriate for our employees, other than our executive officers, to engage in the above mentioned selected hedging transactions, because:

     These strategies help empower our employees to preserve their investment capital and protect their financial future, while continuing to own our common stock and be invested in their workplace;

      Employees are required to comply with our Insider Trading Policy and other policies, which may include trade monitoring, receiving certain pre-approvals, and observing blackout periods when purchasing or selling options;

      Employees must wait generally 1 year until a portion of their equity grants vest before they are able to purchase or sell options on the related vested common stock;

      The interests of our employees continue to be aligned with our stockholders through their continued ownership of our common stock and ability to retain their rights to voting and dividends as Cboe stockholders;

      Employees are able to collect income on their common stock from the sale of options without having to sell our stock; and

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      Due to their continued ownership of our common stock, employees continue to be discouraged from excessive risk-taking that could negatively impact our business and stock price over time.

See also “Corporate Governance-Insider Trading Policy” for more information.

Pledging Policy

Our Insider Trading Policy prohibits our executive officers and all employees from entering into any pledges or margin loans on shares of our common stock. In 2023, none of our executive officers had pledges or margin loans on shares of our common stock. See also “Corporate Governance—Insider Trading Policy” for more information.

Clawbacks

We maintain a clawback policy covering cash incentive payments and long-term incentives. Effective October 11, 2023, we adopted a revised clawback policy with respect to compensation received by executive officers on or after October 2, 2023. The policy provides that following an accounting restatement, the Compensation Committee must assess whether any incentive amounts paid to current and former executive officers were in excess of what should have been paid based on the revised financials, and thus should be subject to recovery. The policy has a 3 year look-back and applies to both current and former executives, regardless of such executive’s fault, misconduct or involvement in causing the restatement. The equity award agreements contain provisions applying the clawback policy to equity grants. The clawback policy is intended to meet the requirements of Section 954 of the Dodd-Frank Act, the final rules issued by the SEC on October 26, 2022, and BZX listing requirements.

The Company’s prior clawback policy will continue to cover compensation received prior to October 2, 2023. The prior clawback policy provides that we will attempt to recover incentive amounts paid to executive officers in the event of a restatement of our financial statements due to any material noncompliance with any financial reporting requirement. The prior policy has a 3 year look-back and applies to both current and former executives, regardless of such executive’s fault, misconduct or involvement in causing the restatement.

Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements

We provide medical, life, and disability insurance coverage to all of our employees, including our NEOs. In addition, for NEOs and certain other employees, we provide participation in the Supplemental Executive Retirement Plan (“SERP”), the Executive Retirement Plan (“ERP”), and the Cash Deferral Plan, which are described more fully below under “Summary Compensation—Non-Qualified Deferred Compensation Plans”. We offer this coverage to provide a competitive benefits program, a level of protection for catastrophic events, and income during retirement. The SERP, ERP, and Cash Deferral Plan are defined contribution plans. We do not provide any defined benefit retirement plans to our executive officers or employees. Effective January 1, 2017, the Company froze the ERP to new executive officers and employees.

In May 2018, the Company’s stockholders approved an Employee Stock Purchase Plan (“ESPP”) under which a total of 750,000 shares of the Company’s common stock is made available for purchase to employees and, starting in September 15, 2022, to our executive officers. The ESPP is a broad-based plan that permits employees to contribute up to 10% of wages and base salary to purchase shares of the Company’s common stock at a discount, subject to applicable annual Internal Revenue Service limitations. Under the ESPP, a participant may not purchase more than a maximum of 312 shares of the Company’s common stock during any single offering period. No participant may accrue options to

Cboe Global Markets 2024 Proxy Statement	71

purchase shares of the Company’s common stock at a rate that exceeds $25,000 in fair market value of the Company’s common stock (determined at the time such options are granted) for each calendar year in which such rights are outstanding at any time. The exercise price per share of common stock shall be 85% of the lesser of the fair market value of the stock on the first day of the applicable offering period or the applicable exercise date.

As of December 31, 2023, we had an Executive Severance Plan for executive officers to encourage retention, maintain a consistent management team to effectively run our operations, assist with separation proceedings, and allow executives to focus on our strategic business priorities. The Executive Severance Plan contains severance and change in control provisions and is described more fully below under “Severance, Change in Control and Employment-Related Agreements”. Any payments under the Executive Severance Plan upon a change in control will only occur if the NEO’s employment is terminated without cause or he or she resigns for good reason during a set period following the change in control, known as a double trigger provision.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications of compensation to us and the tax implications to our NEOs. However, changes in tax laws or their interpretation and other outside factors may affect the deductibility of certain compensation payments. The Compensation Committee reserves the right to pay compensation that is not deductible for tax purposes when, in its judgment, such compensation is appropriate.

Compensation Committee Report

The Compensation Committee consists of Mr. Fitzpatrick (Chair), Ms. Froetscher, and Mr. Parisi, each of whom the Board has determined is independent under BZX listing rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.Cboe.com.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis”. Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Compensation Committee

Edward J. Fitzpatrick (Chair)

Janet P. Froetscher

James E. Parisi

Risk Assessment

We believe that any potential risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on us. With assistance from Meridian, the Compensation Committee reviewed and discussed a risk assessment of our compensation policies and practices for all employees for 2023, including non-executive officers, in its oversight capacity.

72	Cboe Global Markets 2024 Proxy Statement

The Compensation Committee and management considered a number of factors, including the following factors, when reviewing potential risk from our employee compensation policies and practices:

      Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

      The variable (“at-risk”) portions of compensation are designed to reward both annual and long-term performance. We believe that this design mitigates any incentive for short-term risk-taking that could be detrimental to the Company’s long-term best interests.

      Our senior executives are subject to stock ownership and holding guidelines, which we believe provide incentives for our executives to consider the long-term interests of the Company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price over time.

      We include clawback provisions in our executives’ cash incentive and equity incentive awards as a mechanism to recover compensation in the event of financial reporting wrongdoing.

      We utilize an independent compensation consultant to provide the Compensation Committee with advice on best practices and the risks associated with various compensation policies.

Cboe Global Markets 2024 Proxy Statement	73

SUMMARY COMPENSATION

2023 Summary Compensation Table

The table below sets forth, for the years indicated below, the compensation earned by our NEOs.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	Compensation (3)	Compensation (4)	Total
Fredric J. Tomczyk (5)	2023	$287,500	—	$7,150,104	$584,990	$343,916	$8,366,510
Chief Executive Officer
Jill M. Griebenow (6)	2023	$430,522	$150,000	$1,039,970	$454,911	$78,503	$2,153,906
Executive Vice President,
Chief Financial Officer
David Howson	2023	$625,000	—	$3,058,526	$978,480	$294,250	$4,956,256
Executive Vice President,	2022	$601,000	—	$2,724,861	$1,281,720	$179,156	$4,786,737
Global President	2021	$567,000	—	$1,459,587	$1,055,025	$675	$3,082,287
Christopher A. Isaacson	2023	$650,000	—	$2,091,848	$1,130,688	$201,720	$4,074,256
Executive Vice President,	2022	$650,000	—	$2,354,538	$1,613,625	$191,253	$4,809,416
Chief Operating Officer	2021	$650,000	—	$2,027,030	$1,485,413	$142,567	$4,305,010
Catherine R. Clay (7)	2023	$483,333	—	$1,324,372	$513,873	$89,681	$2,411,259
Executive Vice President,
Global Head of Derivatives
Edward T. Tilly	2023	$901,313	—	$7,398,497	$—	$1,103,501	$9,403,311
Former Chairman and	2022	$1,265,000	—	$6,193,018	$3,423,139	$1,034,139	$11,915,247
Chief Executive Officer	2021	$1,265,000	—	$5,348,882	$3,179,926	$852,750	$10,646,558
Brian N. Schell	2023	$288,352	—	$2,252,955	$—	$142,672	$2,683,979
Former Executive Vice	2022	$525,000	—	$2,681,830	$1,264,375	$151,135	$4,652,340
President, Chief Financial Officer and Treasurer	2021	$525,000	—	$1,702,739	$1,091,607	$128,500	$3,447,846
(1)	The amount reported in this column for Ms. Griebenow for 2023 represents a one-time retention bonus of $150,000.
(2)	The amounts in the stock award column for 2023 include the grant date aggregate fair value of the awards of RSUs and PSUs granted in 2023, as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718). The award date value of PSUs is based upon the probable outcome of the performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. For purposes of the SCT, we have assumed that the probable outcome of the PSUs-EPS performance conditions would result in the awards vesting at approximately target and the best estimate available for the aggregate compensation cost to be recognized over the service period as of the grant date would reflect the value of each PSU-EPS at the Company’s stock price on the grant date and each PSU-TSR computed in accordance with the Monte Carlo valuation model. There can be no assurance that these values will ever be realized. Assumptions used in the calculation of these amounts are included in the footnotes to our 2023 consolidated financial statements, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2023 filed with the SEC. The grant date fair value of the PSUs awarded to each NEO, assuming the highest level of performance conditions

74	Cboe Global Markets 2024 Proxy Statement

will be achieved is $913,117 for Ms. Griebenow, $2,762,572 for Mr. Howson, $1,875,051 for Mr. Isaacson, $737,936 for Ms. Clay, $6,648,366 for Mr. Tilly, and $2,249,961 for Mr. Schell.
(3)	The amounts shown reflect awards to the NEOs under our annual incentive plan. Annual incentive payments for services performed in 2021, 2022, and 2023 by NEOs were paid in early 2022, 2023, and 2024, respectively.
(4)	The amounts shown represent benefits that were, from time to time, made available to our executives, including retirement plan contributions. For more information on the amounts shown in this column for 2023, please see the following “2023 All Other Compensation Detail Table”.
(5)	Mr. Tomczyk was appointed to succeed Mr. Tilly effective September 18, 2023. Mr. Tomczyk became a named executive officer for the first time in 2023, and thus no amounts are shown in the table for 2022 and 2021.
(6)	Ms. Griebenow was appointed to succeed Mr. Schell effective July 10, 2023, prior to which she held the title of Chief Accounting Officer. Ms. Griebenow became a named executive officer for the first time in 2023, and thus no amounts are shown in the table for 2022 and 2021.
(7)	Ms. Clay was promoted to Executive Vice President, Global Head of Derivatives effective October 11, 2023. Ms. Clay became a named executive officer for the first time in 2023, and thus no amounts are shown in the table for 2022 and 2021.

2023 All Other Compensation Detail Table

	Qualified Defined	Non-Qualified Defined		Matching Gift
Name	Contributions (1)	Contributions (2)	Insurance (3)	Program (4)	Other
Fredric J. Tomczyk (5)	$—	$—	$933	$—	$342,983
Jill M. Griebenow (6)	$26,400	$36,144	$420	$2,500	$13,039
David Howson (7)	$26,400	$126,138	$630	$5,091	$135,991
Christopher A. Isaacson	$26,400	$154,690	$630	$20,000	$—
Catherine R. Clay	$26,400	$53,975	$1,806	$7,500	$—
Edward T. Tilly (8)	$26,400	$994,303	$2,079	$—	$80,719
Brian N. Schell	$26,400	$100,218	$1,054	$15,000	$—
(1)	The amounts shown are matching contributions to our qualified 401(k) plan, the Cboe Global Markets SMART Plan (“SMART Plan”), on behalf of each of the officers listed. In 2023 and early 2024 with respect to 2023, we matched 200% of employee contributions up to 4% of the employee’s compensation, subject to statutory limitations.
(2)	The amounts shown are our contributions to the applicable non-qualified defined contribution plans on behalf of each NEO, including contributions, as applicable, made to the SERP and the ERP. We matched 200% of such employee’s contributions. These plans are described more fully below under “Non-Qualified Defined Contribution Plans”. For Mr. Howson, the amount shown in the Non-Qualified Defined Contributions column includes a discretionary contribution of $82,388 by the Company on his behalf to the SERP for Mr. Howson missing out on a deferral and matching opportunity under the SERP.
(3)	Represents the amount attributable to taxable life insurance in excess of $50,000.
(4)	Amounts represent those provided (i) through our Matching Gift Program that is available to full-time employees and (ii) by matching PAC contributions with eligible gifts that is available to eligible full-time employees. During 2023, we matched eligible gifts from a minimum of $50 to an aggregate

Cboe Global Markets 2024 Proxy Statement	75

maximum gift of $15,000 per eligible employee, per calendar year. In addition, in 2023, we matched at a rate of 1.5x eligible gifts from a minimum of $50 to $1,000 per employee, per calendar year to organizations that support select charitable causes. Amounts shown only represent matching gifts made to qualified non-profit organizations on behalf of the NEOs and do not represent total charitable contributions made by them during the year. In 2023, we matched PAC contributions with eligible gifts from a minimum of $50 to an aggregate of $5,000 per eligible employee, per calendar year.
(5)	Prior to Mr. Tomczyk’s appointment as CEO, he served as a non-employee director on the Board. The amount shown in the “Other” column for Mr. Tomczyk represents the following compensation paid in connection with his partial-year service as a non-employee director of the Board: $82,048 in director fees and $170,046 representing the grant date fair value of an equity grant of RSUs received by Mr. Tomczyk for his service as a non-employee director of the Board, as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718). Assumptions used in the calculation of this amount are included in the footnotes to our 2023 consolidated financial statements, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2023 filed with the SEC. The equity grant vests on the earlier of the one-year anniversary of the grant date or the completion of Mr. Tomczyk’s final year of director service, subject to his continuous service through the vesting date. Mr. Tomczyk deferred 100% of his 2023 equity grant under the same terms as the Company’s non-employee directors, described in more detail in the section “Non-Employee Director Compensation.” Mr. Tomczyk’s cash compensation as a non-employee director was established in U.S. dollars and then paid in Canadian dollars. The amounts shown are in U.S. dollars. The amount shown in the “Other” column for Mr. Tomczyk also includes the reimbursement of $76,829 representing relocation assistance benefits and $9,386 representing a tax gross-up on such benefits, related to his relocation to the Company’s headquarters in Chicago, Illinois in connection with his appointment as CEO. The relocation assistance benefits include, among others, the services of a relocation services company, visa and immigration services, moving expenses, housing, and services for tax liability assistance. The amount shown in the “Other” column for Mr. Tomczyk also include $4,673 for car service benefits.
(6)	In connection with Ms. Griebenow’s appointment to Executive Vice President, CFO, she received a payout of all accrued, unpaid paid time-off in accordance with Company policy, which is the amount shown in the “Other” column for Ms. Griebenow.
(7)	The amount shown in the “Other” column for Mr. Howson also includes the reimbursement of $75,747 representing relocation assistance benefits and $60,244 representing a tax gross-up on such benefits, related to his relocation to the Company’s headquarters in Chicago, Illinois. The relocation assistance benefits include, among others, car rental and services for tax liability assistance.
(8)	The amount shown in the “Other” column for Mr. Tilly represents dividends paid with respect to unvested RSUs that were forfeited in connection with Mr. Tilly’s resignation.

76	Cboe Global Markets 2024 Proxy Statement

2023 Grants of Plan-Based Awards Table

The 2023 grants of plan-based awards are as follows and are explained in more detail below:

			Estimated Future Payouts			Estimated Future Payouts			All Other Stock Awards: Number	Grant Date Fair Value of
			Under Non-Equity Incentive			Under Equity Incentive			of Shares	Stock and
	Approval	Grant	Plan Awards			Plan Awards			of Stock	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	(1)	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	($) (2)
Fredric J. Tomczyk	9/18/2023	n/a	$83	$475	$950	—	—	—	—	—
(3)	5/11/2023	5/11/2023	—	—	—	—	—	—	1,223	$170,046
(4)	10/12/2023	10/12/2023	—	—	—	—	—	—	44,452	$7,150,104
Jill M. Griebenow	8/15/2023	n/a	$71	$405	$809	—	—	—	—	—
	2/8/2023	2/19/2023	—	—	—	324	647	1,294	—	$84,541
	2/8/2023	2/19/2023	—	—	—	324	647	1,294	—	$111,931
(5)	8/15/2023	8/19/2023	—	—	—	490	980	1,960	—	$152,870
(5)	8/15/2023	8/19/2023	—	—	—	490	980	1,960	—	$234,220
	2/8/2023	2/19/2023	—	—	—	—	—	—	1,294	$162,578
(6)	8/15/2023	8/19/2023	—	—	—	—	—	—	1,959	$293,980
David Howson	2/9/2023	n/a	$148	$844	$1,688	—	—	—	—	—
	2/9/2023	2/19/2023	—	—	—	2,749	5,497	10,994	—	$718,269
	2/9/2023	2/19/2023	—	—	—	2,749	5,497	10,994	—	$950,981
	2/9/2023	2/19/2023	—	—	—	—	—	—	10,994	$1,381,286
Christopher A. Isaacson	2/9/2023	n/a	$171	$975	$1,950	—	—	—	—	—
	2/9/2023	2/19/2023	—	—	—	1,866	3,731	7,462	—	$487,513
	2/9/2023	2/19/2023	—	—	—	1,866	3,731	7,462	—	$645,463
	2/9/2023	2/19/2023	—	—	—	—	—	—	7,462	$937,526
Catherine R. Clay	10/11/2023	n/a	$80	$459	$917				—
	2/8/2023	2/19/2023	—	—	—	647	1,294	2,588	—	$169,081
	2/8/2023	2/19/2023	—	—	—	647	1,294	2,588	—	$223,862
(5)	10/11/2023	11/19/2023	—	—	—	62	124	248	—	$22,782
(5)	10/11/2023	11/19/2023	—	—	—	62	124	248	—	$39,680
	2/8/2023	2/19/2023	—	—	—	—	—	—	2,587	$325,031
(7)	10/11/2023	11/19/2023	—	—	—	—	—	—	2,831	$500,124
(6)	10/11/2023	11/19/2023	—	—	—	—	—	—	248	$43,812
Edward T. Tilly (8)	2/9/2023	n/a	$365	$2,087	$4,175	—	—	—	—	—
	2/9/2023	2/19/2023	—	—	—	6,615	13,229	26,458	—	$1,728,575
	2/9/2023	2/19/2023	—	—	—	6,615	13,229	26,458	—	$2,288,617
	2/9/2023	2/19/2023	—	—	—	—	—	—	26,457	$3,324,057
Brian N. Schell (8)	2/8/2023	n/a	$129	$735	$1,470	—	—	—	—	—
	2/8/2023	2/19/2023	—	—	—	1,741	3,482	6,964	—	$454,978
	2/8/2023	2/19/2023	—	—	—	1,741	3,482	6,964	—	$602,386
(9)	2/8/2023	2/19/2023	—	—	—	498	995	1,990	—	$130,012
(9)	2/8/2023	2/19/2023	—	—	—	498	995	1,990	—	$172,135
	2/8/2023	2/19/2023	—	—	—	—	—	—	6,965	$875,083
(1)	For Messrs. Tomczyk, Howson, Isaacson, and Tilly, the date reported in the “Approval Date” column is the date the Board of Directors ratified the grants previously approved by the Compensation Committee. For all other NEOs, the date is the date of Compensation Committee approval. The grant date is the date the equity award was actually granted and effective.
(2)	Represents the grant date aggregate fair value of the awards of RSUs and PSUs that were granted in 2023, as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718). The award date value of PSUs is based upon the probable outcome of the performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. For purposes of the Grants of Plan-Based Awards, we have assumed that the probable outcome of the PSUs-EPS performance conditions would result in the awards vesting at approximately target and the best estimate available for the aggregate

Cboe Global Markets 2024 Proxy Statement	77

compensation cost to be recognized over the service period as of the grant date would reflect the value of each PSU-EPS at the Company’s stock price on the grant date and each PSU-TSR computed in accordance with the Monte Carlo valuation model. There can be no assurance that these values will ever be realized. Assumptions used in the calculation of these amounts are included in the footnotes to our 2023 consolidated financial statements, which are included in our Annual Report on Form 10‑K for the year ended December 31, 2023 filed with the SEC.
(3)	This award was granted in connection with Mr. Tomczyk’s Board service. The award vests in full on the one-year anniversary of the grant date. Mr. Tomczyk has elected to defer this award into the Equity Deferral Plan.
(4)	This CEO appointment equity incentive award was made in RSUs not subject to performance conditions and will vest in 3 equal annual installments on October 12, 2024, October 12, 2025, and October 12, 2026, subject to Mr. Tomczyk’s continuous employment with the Company through each vesting date. See below under “Equity Incentives” for a further description of the vesting conditions applicable to this award.
(5)	These promotion related equity incentive awards were made in PSUs.
(6)	These promotion related equity incentive awards were made in RSUs not subject to performance conditions and will vest in 3 equal annual installments on February 19, 2024, February 19, 2025, and February 19, 2026, subject to the NEO’s continuous employment with the Company through each vesting date.
(7)	This special one-time equity incentive award was made in RSUs and does not provide for qualified retirement eligibility. The award cliff-vests in full on the 3 year anniversary on November 19, 2026, subject to Ms. Clay’s continuous employment with the Company through such date.
(8)	Messrs. Tilly and Schell received accelerated vesting of certain of their RSU and PSU awards in connection with their resignations, as each was retirement eligible at the time of his separation from service. See “Severance, Change in Control and Employment-Related Agreements” for more information.
(9)	These special one-time equity incentive awards were made in PSUs and do not provide for qualified retirement eligibility.

Non-Equity Incentives

A summary of the Company’s annual incentive program is set forth above under the heading, “Compensation Discussion and Analysis—2023 Elements of Executive Compensation Program—Annual Incentive.”

Equity Incentives

All of the equity incentive awards were granted pursuant to the Second Amended and Restated Long-Term Incentive Plan and, other than the special one-time and Mr. Tomczyk’s CEO appointment equity incentive awards, were made in the form of RSUs, half of which are subject to performance conditions and also known as PSUs. Except as noted in the table above, the RSU awards that are not subject to performance conditions have a 3 year vesting schedule under which one-third of the shares granted will vest each year on the anniversary of the grant date. Dividend equivalent payments are made on these RSUs and PSUs.

Other than the special one-time and Mr. Tomczyk’s CEO appointment equity incentive awards, half of the PSUs, or 25% of the total RSUs, have a performance condition under which the number of units that

78	Cboe Global Markets 2024 Proxy Statement

will ultimately be awarded will vary from 0% to 200% of the original grant, based on our total stockholder return (calculated as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period) relative to the total stockholder returns for the S&P 500 Index during the performance period. The remaining half of the PSUs, or 25% of the total PSUs, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our cumulative earnings per share during the performance period. Dividend equivalent payments on these PSUs accrue and are paid out in shares upon vesting. The PSUs cliff-vest following the completion of the 3 year performance period and are issued following the determination of the achievement of the performance conditions.

For all of the awards, vesting will accelerate upon death, disability, or the occurrence of a qualified termination following a change in control. For Mr. Tomczyk’s CEO appointment October 2023 RSU award, vesting will also accelerate in full on the later of Mr. Tomczyk’s service as CEO terminating for any reason other than cause and Mr. Tomczyk’s service as a member of the Board terminating due to a failure to be renominated or re-elected to the Board for any reason other than cause or a voluntary resignation, in each case provided that both events occur after October 12, 2024 and before the award has otherwise forfeited. If Mr. Tomczyk ceases to serve as CEO after October 12, 2024, but remains in continuous service as a director, (i) his award will vest in full upon a change in control if he is still a director as of such date and (ii) he will be eligible for partial, prorated vesting based on his service between October 12, 2024 and his separation date if after October 12, 2024 he voluntarily resigns from the Board and there is no basis by which his service could have been terminated for cause.

Vesting will also accelerate upon a qualified retirement, where applicable, except that the PSUs accelerate pro-rata based on the number of days in employment during the performance period and subject to attainment of the applicable performance goals through the full performance period. Qualified retirement eligibility occurs upon attaining 55 years of age and 10 years of service. Unless retirement eligible, unvested portions of the RSUs will be forfeited if the executive officer terminates employment with us prior to the applicable vesting date. The RSUs and PSUs are subject to non-compete, non-solicitation, and confidentiality covenants. Except as noted in the table above, Ms. Clay is entitled to acceleration of vesting in full of certain RSU awards and pro-rata vesting of certain PSU awards, as applicable, because she has satisfied, as of December 31, 2023, the retirement requirements of 55 years of age and 10 years of service. As previously disclosed, Messrs. Tilly and Schell received accelerated vesting of certain of their RSU and PSU awards in connection with their resignations, as each was retirement eligible at the time of his separation from service. See “Severance, Change in Control and Employment-Related Agreements” for more information. Please see above “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Program Practices—Compensation Refinements” for recent updates to retirement provisions in RSUs and PSUs.

Cboe Global Markets 2024 Proxy Statement	79

2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards held by each NEO at December 31, 2023 based on the market value of our common stock on December 29, 2023 (the last trading day of the year).

	Stock Awards
				Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
				Number of Unearned		Market or Payout Value
	Number of Shares or		Market Value of Shares	Shares, Units or Other		of Unearned Shares, Units
	Units of Stock That		or Units of Stock	Rights That Have		or Other Rights That
Name	Have Not Vested (#)		That Have Not Vested	Not Yet Vested (#)		Have Not Yet Vested
Fredric J. Tomczyk	44,452	(1)	$7,937,349
	1,223	(2)	$218,379
Jill M. Griebenow	1,023	(3)	$182,667
	1,652	(4)	$294,981
	1,294	(5)	$231,057
	1,959	(6)	$349,799
				1,294	(7)	$231,057
				1,294	(8)	$231,057
				1,960	(9)	$349,978
				1,960	(10)	$349,978
David Howson	2,557	(3)	$456,578
	5,506	(4)	$983,151
	1,520	(11)	$271,411
	10,994	(5)	$1,963,089
	8,038	(12)	$1,435,265
	8,038	(13)	$1,435,265
				8,258	(14)	$1,474,548
				8,258	(15)	$1,474,548
				2,280	(16)	$407,117
				2,280	(17)	$407,117
				10,994	(7)	$1,963,089
				10,994	(8)	$1,963,089
Christopher A. Isaacson	3,552	(3)	$634,245
	5,162	(4)	$921,727
	7,462	(5)	$1,332,415
	11,162	(12)	$1,993,087
	11,162	(13)	$1,993,087
				7,742	(14)	$1,382,412
				7,742	(15)	$1,382,412
				2,066	(18)	$368,905
				2,066	(19)	$368,905
				7,462	(7)	$1,332,415
				7,462	(8)	$1,332,415
Catherine R. Clay	1,023	(3)	$182,667
	484	(20)	$86,423
	1,514	(4)	$270,340
	2,587	(5)	$461,935
	2,831	(21)	$505,503
	248	(22)	$44,283
				2,272	(14)	$405,688
				2,272	(15)	$405,688
				2,588	(7)	$462,113
				2,588	(8)	$462,113
				248	(23)	$44,283
				248	(24)	$44,283
Edward T. Tilly (25)	26,628	(12)	$4,754,696
	26,628	(13)	$4,754,696
				13,312	(14)	$2,376,991
				13,312	(15)	$2,376,991
				6,282	(7)	$1,121,714
				6,282	(8)	$1,121,714
Brian N. Schell (26)	7,971	(12)	$1,423,302
	7,971	(13)	$1,423,302
				3,318	(14)	$592,462
				3,318	(15)	$592,462
				1,254	(7)	$223,914
				1,254	(8)	$223,914

80	Cboe Global Markets 2024 Proxy Statement

(1)	Grant of RSUs not subject to performance conditions on October 12, 2023. These RSUs vest one-third on each of October 12, 2024, October 12, 2025 and October 12, 2026. See under “Summary Compensation—2023 Grants of Plan-Based Awards Table—Equity Incentives” for a further description of the vesting conditions applicable to this award.
(2)	This award was granted in connection with Mr. Tomczyk’s Board service on May 11, 2023. The award vests in full on the one-year anniversary of the grant date. Mr. Tomczyk has elected to defer this award into the Equity Deferral Plan.
(3)	Grant of RSUs not subject to performance conditions on February 19, 2021. This portion of the RSUs vested on February 19, 2024.
(4)	Grant of RSUs not subject to performance conditions on February 19, 2022. These RSUs vested one-half on February 19, 2024 and will vest one-half on February 19, 2025.
(5)	Grant of RSUs not subject to performance conditions on February 19, 2023. These RSUs vested one-third on February 19, 2024 and will vest one-third on each of February 19, 2025 and February 19, 2026.
(6)	Grant of RSUs not subject to performance conditions on August 19, 2023. These RSUs vested one-third on February 19, 2024 and will vest one-third on each of February 19, 2025 and February 19, 2026.
(7)	Grant of PSUs on February 19, 2023 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2023 through December 31, 2025. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2026 upon determination of the achievement of the performance conditions.
(8)	Grant of PSUs on February 19, 2023 subject to an earnings per share performance condition for the period from January 1, 2023 through December 31, 2025. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2026 upon determination of the achievement of the performance conditions.
(9)	Grant of PSUs on August 19, 2023 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2023 through December 31, 2025. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2026 upon determination of the achievement of the performance conditions.
(10)	Grant of PSUs on August 19, 2023 subject to an earnings per share performance condition for the period from January 1, 2023 through December 31, 2025. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2026 upon determination of the achievement of the performance conditions.
(11)	Grant of RSUs not subject to performance conditions on May 12, 2022. These RSUs vested one-half on February 19, 2024 and will vest one-half on February 19, 2025.
(12)	Grant of PSUs on February 19, 2021 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2021 through December 31, 2023. These awards are shown at the actual performance amount and include dividend equivalent payments. These PSUs were issued on February 7, 2024 upon determination of the achievement of the

Cboe Global Markets 2024 Proxy Statement	81

performance conditions. See “Compensation Discussion and Analysis—2023 Elements of Executive Compensation Program—Long-Term Incentive Plan—2021 PSU Grants Vested” for more details.
(13)	Grant of PSUs on February 19, 2021 subject to an earnings per share performance condition for the period from January 1, 2021 through December 31, 2023. These awards are shown at the actual performance amount and include dividend equivalent payments. These PSUs were issued on February 7, 2024 upon determination of the achievement of the performance conditions. See “Compensation Discussion and Analysis—2023 Elements of Executive Compensation Program—Long-Term Incentive Plan—2021 PSU Grants Vested” for more details.
(14)	Grant of PSUs on February 19, 2022 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2022 through December 31, 2024. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2025 upon determination of the achievement of the performance conditions.
(15)	Grant of PSUs on February 19, 2022 subject to an earnings per share performance condition for the period from January 1, 2022 through December 31, 2024. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2025 upon determination of the achievement of the performance conditions.
(16)	Grant of PSUs on May 12, 2022 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2022 through December 31, 2024. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2025 upon determination of the achievement of the performance conditions.
(17)	Grant of PSUs on May 12, 2022 subject to an earnings per share performance condition for the period from January 1, 2022 through December 31, 2024. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2025 upon determination of the achievement of the performance conditions.
(18)	Grant of PSUs on February 19, 2022 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2022 through December 31, 2024. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2025 upon determination of the achievement of the performance conditions. These PSUs do not provide for qualified retirement eligibility.
(19)	Grant of PSUs on February 19, 2022 subject to an earnings per share performance condition for the period from January 1, 2022 through December 31, 2024. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2025 upon determination of the achievement of the performance conditions. These PSUs do not provide for qualified retirement eligibility.
(20)	Grant of RSUs not subject to performance conditions on May 13, 2021. This portion of the RSUs will vest on May 19, 2024.
(21)	Grant of RSUs not subject to performance conditions on November 19, 2023. The award cliff-vests in full on November 19, 2026. These RSUs do not provide for qualified retirement eligibility.
(22)	Grant of RSUs not subject to performance conditions on November 19, 2023. These RSUs vested one-third on February 19, 2024 and will vest one-third on each of February 19, 2025 and February 19, 2026.

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(23)	Grant of PSUs on November 19, 2023 subject to a performance condition of total stockholder return relative to the S&P 500 Index for the period from January 1, 2023 through December 31, 2025. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2026 upon determination of the achievement of the performance conditions.
(24)	Grant of PSUs on November 19, 2023 subject to an earnings per share performance condition for the period from January 1, 2023 through December 31, 2025. Under Item 402 of Regulation S-K, these awards are shown at the maximum performance amount. These PSUs will be issued on or about February 19, 2026 upon determination of the achievement of the performance conditions.
(25)	The PSUs reflected in the table for Mr. Tilly represent a prorated number of PSU awards still eligible to vest based on the award’s performance vesting conditions. Mr. Tilly forfeited all other PSUs in connection with his resignation. See “Severance, Change in Control and Employment-Related Agreements—Mr. Tilly’s Separation Letter Agreement” for a description of the vesting treatment of Mr. Tilly’s awards in connection with his resignation.
(26)	The PSUs reflected in the table for Mr. Schell represent a prorated number of PSU awards still eligible to vest based on the award’s performance vesting conditions. Mr. Schell forfeited all other PSUs in connection with his resignation. See “Severance, Change in Control and Employment-Related Agreements—Mr. Schell’s Equity Award Acceleration” for a description of the vesting treatment of Mr. Schell’s awards in connection with his resignation.

2023 Stock Vested Table

The following table sets forth the equity awards that vested during 2023.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting
Fredric J. Tomczyk	1,448	$200,953
Jill M. Griebenow	2,525	$325,952
David Howson	10,826	$1,388,958
Christopher A. Isaacson	18,935	$2,421,251
Catherine R. Clay	2,954	$386,022
Edward T. Tilly (1)	70,022	$9,395,341
Brian N. Schell (2)	30,412	$4,064,658
(1)	A portion of the awards reflected in the “Stock Awards” column represent Mr. Tilly’s time-based RSU awards that vested pro rata (based on service) on September 18, 2023, the date of Mr. Tilly’s resignation and last day of employment, as Mr. Tilly was retirement eligible at the time of his separation from service and pursuant to his separation letter agreement. The shares of common stock underlying the RSUs that vested in connection with his resignation will be delivered to him, as applicable, following a 6-month delay required under Section 409A of the Internal Revenue Code. See “Severance, Change in Control and Employment-Related Agreements—Mr. Tilly’s Separation Letter Agreement” for a description of the vesting treatment of Mr. Tilly’s awards in connection with his resignation.
(2)	A portion of the awards reflected in the “Stock Awards” column represent Mr. Schell’s time-based RSU awards that vested in full on July 18, 2023, the last day of his employment, as Mr. Schell was retirement eligible at the time of his separation from service. The shares of common stock

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underlying the RSUs that vested in connection with his resignation will be delivered to him, as applicable, following a 6-month delay required under Section 409A of the Internal Revenue Code.

2023 Non-Qualified Deferred Compensation Table

		Executive	Registrant	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in Last	in Last	in Last	Withdrawals/	Balance at
Name (1)		FY (2)	FY (3)	FY (4)	Distributions	Last FYE
Fredric J. Tomczyk	Equity Deferral Plan	$170,046	$—	$—	$—	$—
Jill M. Griebenow	SERP	$18,072	$36,144	$32,882	$—	$131,113
David Howson	SERP	$21,875	$126,138	$1,584	$—	$—
Christopher A. Isaacson	SERP	$966,813	$154,690	$299,694	$—	$4,808,628
Catherine R. Clay	SERP	$46,451	$53,975	$16,514	$—	$262,642
	Cash Deferral Plan	$31,073	$—	$3,104	$—	$26,433
Edward T. Tilly	SERP	$159,776	$319,552	$242,758	$—	$4,429,465
	ERP	$—	$674,751	$352,150	$—	$4,684,191
Brian N. Schell	SERP	$50,109	$100,218	$220,916	$—	$722,779
(1)	Executive and registrant contributions include contributions during 2023. Only Mr. Tilly was eligible to participate in the ERP. Only Mr. Tomczyk was eligible to participate in the directors’ Equity Deferral Plan when he was a non-employee director. Numbers may not foot due to rounding.
(2)	Other than with respect to Mr. Tomczyk, the amount of executive contributions made by each NEO and reported in this column is included in each NEO’s compensation reported in the SCT under the column labeled “Salary”. The amount of executive contributions made by Mr. Tomczyk and reported in this column is included in Mr. Tomczyk’s compensation reported in the SCT under the column labeled “All Other Compensation”.
(3)	The amount of registrant contributions reported in this column for each NEO is also included in his compensation reported in the SCT under the column labeled “All Other Compensation”.
(4)	Earnings are based upon the investment fund selected by the NEO for each plan.

Non-Qualified Defined Contribution Plans

We do not have a defined benefit retirement plan. We currently have 3 non-qualified defined contribution plans in which the NEOs may, as applicable, participate: the Supplemental Executive Retirement Plan, the Executive Retirement Plan, and the Cash Deferral Plan. The investment options for these plans only include investment options that are available under the qualified plan.

The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($330,000 for 2023). Under the SERP, we match deferral contributions made by the employee under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2023, we matched employee contributions up to 4%

84	Cboe Global Markets 2024 Proxy Statement

of the employee’s compensation, subject to statutory limitations. We matched 200% of such contributions. While Mr. Tomczyk was a non-employee director, he was not eligible to participate in the SERP. Further, as an employee director Mr. Tomczyk did not participate in the SERP in 2023.

Mr. Tilly was the only NEO eligible to participate in the ERP. Our 2023 contribution to the ERP was 6% of each participant’s base salary and annual incentive. Effective January 1, 2017, the ERP was frozen to new executive officers and employees.

In 2023, Mr. Tilly participated in the age-based component of the ERP. In addition to the contribution to the ERP described in the preceding paragraph, under the age-based component, we contribute to each eligible employee’s account an amount equal to a percentage of the employee’s base salary and cash incentive, based on such employee’s age at the start of the year, as set forth in the table below.

Contribution
Age of Participant	Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None

All of our contributions to the SERP and ERP vest 20% for each year of continuous service, identical to the qualified plan. All of our participating NEOs, other than Mr. Tomczyk, are fully vested in the SERP and ERP.

The Cash Deferral Plan is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($330,000 for 2023) and non-employee directors. Under the Cash Deferral Plan, we do not match deferral contributions made by the employee and non-employee directors under the Cash Deferral Plan. There are no vesting requirements under the Cash Deferral Plan.

See “Non-Employee Director Compensation—Deferred Compensation” for a description of the Equity Deferral Plan and for more information regarding the Cash Deferral Plan.

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SEVERANCE, CHANGE IN CONTROL AND EMPLOYMENT-RELATED AGREEMENTS

We are not party to any employment agreements as of December 31, 2023. All NEOs employed by the Company as of December 31, 2023 were covered by the Executive Severance Plan. Mr. Tilly, who resigned without good reason effective September 18, 2023, was previously party to an employment agreement with the Company, which employment agreement was modified pursuant to the letter agreement discussed in more detail below. The material terms of the agreements and the plan are discussed below.

Mr. Tomczyk’s Offer Letter

On September 18, 2023, the Company entered into an offer letter (the “Tomczyk Offer Letter”) with Mr. Tomczyk, which sets forth certain compensation and benefits Mr. Tomczyk is entitled to receive for his service as CEO. Pursuant to the Tomczyk Offer Letter, Mr. Tomczyk is entitled to (i) an annual base salary of $1,000,000 per year and (ii) a target bonus opportunity equal to 165% of his annual base salary. In connection with the Offer Letter, Mr. Tomczyk also received an equity incentive award in the form of time-based RSUs for shares of the Company’s common stock with a grant date value of $7,150,000. The RSU grant was granted in lieu of any annual equity incentive award grant for the 2023 and 2024 fiscal years and vests in 3 equal installments on each of October 12, 2024, October 12, 2025, and October 12, 2026, subject to (i) Mr. Tomczyk’s continued employment through at least the first anniversary of the grant date and (ii) continued service on the Board thereafter. Mr. Tomczyk will also be eligible to participate in the Company’s employee benefit plans available to similarly situated executives and to receive relocation assistance benefits under the Company’s relocation program. The Tomczyk Offer Letter does not provide Mr. Tomczyk any severance benefits, as Mr. Tomczyk is subject to the Executive Severance Plan (described below).

Executive Severance Plan

Except as disclosed herein, the other NEOs do not have employment agreements; however, the Compensation Committee believes it is appropriate to provide an Executive Severance Plan to encourage retention, maintain a consistent management team to effectively run our operations, and allow executives to focus on our strategic business priorities. The CEO of the Company determines from time to time the executive vice president (“EVP”) and senior vice president (“SVP”) participants in the plan. As of December 31, 2023, the plan participants covered Mses. Griebenow and Clay and Messrs. Tomczyk, Howson, and Isaacson, and other officers.

Under the plan, a participant who experiences an involuntary termination (as defined in the plan, which includes termination by us without cause and by the executive for good reason) is entitled to receive the following severance benefits:

      The participant’s accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination, and any unpaid bonus earned in any year prior to the year in which the participant’s employment terminates;

      An amount equal to a prorated bonus for the year of employment termination, based on target performance for such year;

      A severance payment in an amount equal to the sum of the participant’s base salary and target annual bonus; and

      COBRA premiums for 18 months for EVP participants in the plan and 12 months for SVP and all other participants (other than EVPs) in the plan.

86	Cboe Global Markets 2024 Proxy Statement

Under the terms of the plan, if the participant’s employment is terminated either by us for cause, or by the participant other than for good reason (each as defined in the plan), we will pay the participant any unpaid bonus and accrued benefits.

If the participant is terminated in connection with a change in control, which includes a termination without cause or a resignation for good reason that occurs within a period beginning 6 months before a change in control and ending 2 years after, such participant will receive the following severance benefits:

      The participant’s accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination, and any unpaid bonus earned in any year prior to the year in which the participant’s employment terminates;

      An amount equal to a prorated bonus for the year of employment termination, based on target performance for such year;

      A severance payment in an amount equal to two times, with respect to EVP participants in the plan and, one and a half times, with respect to SVP and all other participants (other than EVPs) in the plan, the sum of the participant’s base salary and target annual bonus; and

      COBRA premiums for 24 months for EVP participants in the plan and 18 months for SVP and all other participants (other than EVPs) in the plan.

The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.

Mr. Tilly’s Separation Letter Agreement

In connection with Mr. Tilly’s resignation, the Company and Mr. Tilly entered into a Letter Agreement dated September 18, 2023 (the “Letter Agreement”). Pursuant to the Letter Agreement, the parties acknowledged the payments and other benefits due to Mr. Tilly under the terms of the employment agreement entered into by Mr. Tilly and the Company on February 9, 2023 (the “2023 Employment Agreement”) as a result of Mr. Tilly’s resignation without good reason (as defined in his 2023 Employment Agreement). Under the terms of the Letter Agreement, (i) Mr. Tilly was permitted to retain a pro rata portion of his outstanding time-based RSUs based on the number of days worked through his resignation date and will forfeit the remainder, and (ii) Mr. Tilly was permitted to retain a pro rata portion of his outstanding performance-based PSUs based on the number of days worked through his resignation date, and which will be paid out based on the Company’s actual performance through the end of the applicable performance period for each award. Mr. Tilly agreed to forfeit the remaining portion of his equity awards. The Letter Agreement provides for no more favorable treatment of Mr. Tilly’s outstanding equity awards than what Mr. Tilly is otherwise contractually entitled to receive in connection with a voluntary termination of employment under the terms of his employment agreement and the award agreements governing his outstanding equity awards. Pursuant to the Letter Agreement, Mr. Tilly also executed a customary release agreement, and acknowledged that he will remain subject to the 2-year post-termination non-compete and non-solicit provisions, as well as indefinite confidentiality obligations, set forth in his 2023 Employment Agreement. As of December 31, 2023, the dollar value of Mr. Tilly’s accelerated incentive equity is $16,506,802, using the fair market value of the Company’s common stock as of the last business day of the fiscal year.

Mr. Schell’s Equity Award Acceleration

Prior to his resignation, Mr. Schell was covered by the Executive Severance Plan. In connection with his resignation effective July 18, 2023, Mr. Schell was only eligible for accrued, unpaid benefits under the plan. Mr. Schell was entitled to acceleration of vesting in full of RSU awards and pro-rata vesting of

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certain PSU awards, as applicable, because he had satisfied, as of his separation date, the retirement requirements of 55 years of age and 10 years of service. As of December 31, 2023, the dollar value of Mr. Schell’s accelerated incentive equity is $4,479,356, using the fair market value of the Company’s common stock as of the last business day of the fiscal year.

Severance Payments

The following table shows the potential additional payment to each NEO serving on December 31, 2023 pursuant to the Executive Severance Plan, discussed above, upon the termination of the executive’s employment by us without cause or by the executive for good reason (including following a change in control), upon the executive’s death or disability, qualified retirement (if eligible), and by the executive without good reason. The amounts shown assume that the termination or event occurred on December 31, 2023. Numbers may not foot due to rounding.

			Cash	Stock Vesting
Name		Salary	Incentive (6)	Acceleration (7)	Other (8)	Total
Fredric J. Tomczyk	(1)	$1,000,000	$2,124,375	$—	$29,588	$3,153,963
	(2)	$2,000,000	$3,774,375	$8,155,728	$39,451	$13,969,554
	(3)	$—	$—	$8,155,728	$—	$8,155,728
	(4)	$—	$—	$—	$—	$—
	(5)	$—	$—	$—	$—	$—
Jill M. Griebenow	(1)	$500,000	$1,116,627	$—	$30,185	$1,646,812
	(2)	$1,000,000	$1,716,627	$2,220,572	$40,247	$4,977,446
	(3)	$—	$—	$1,639,538	$—	$1,639,538
	(4)	$—	$—	$—	$—	$—
	(5)	$—	$—	$—	$—	$—
David Howson	(1)	$625,000	$1,687,500	$2,870,531	$51,754	$5,234,785
	(2)	$1,250,000	$2,531,250	$14,234,268	$69,005	$18,084,523
	(3)	$—	$—	$10,389,514	$—	$10,389,514
	(4)	$—	$—	$—	$—	$—
	(5)	$—	$—	$2,870,531	$—	$2,870,531
Christopher A. Isaacson	(1)	$650,000	$1,950,000	$3,986,173	$48,551	$6,634,724
	(2)	$1,300,000	$2,925,000	$13,042,022	$64,734	$17,331,756
	(3)	$—	$—	$9,958,291	$—	$9,958,291
	(4)	$—	$—	$—	$—	$—
	(5)	$—	$—	$3,986,173	$—	$3,986,173
Catherine R. Clay	(1)	$500,000	$983,333	$2,428,000	$52,345	$3,963,678
	(2)	$1,000,000	$1,483,333	$3,375,320	$69,793	$5,928,446
	(3)	$—	$—	$2,463,235	$—	$2,463,235
	(4)	$—	$—	$2,428,000	$—	$2,428,000
	(5)	$—	$—	$2,428,000	$—	$2,428,000
(1)	Represents amounts to be paid in connection with a termination of the executive’s employment by us without cause or by the executive for good reason.

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(2)	Represents amounts to be paid in connection with a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control.
(3)	Represents amounts to be paid in connection with death or disability.
(4)	Represents amounts to be paid in connection with a qualified retirement. As of December 31, 2023, Messrs. Tomczyk, Howson and Isaacson and Ms. Griebenow have not satisfied the retirement requirements of 55 years of age and 10 years of service.
(5)	Represents amounts to be paid in connection with a termination of the executive’s employment by the executive without good reason.
(6)	The amounts shown represent, in the aggregate, any unpaid bonus earned in any year prior to the year in which the executive’s employment terminates, a prorated target bonus amount, and a bonus payment in an amount equal to 1 or 2 times target bonus, as applicable.
(7)	If a retirement-eligible executive terminates for any reason, other than death or disability or a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control, they are assumed to have taken a retirement. Amounts for Ms. Clay in rows 1, 4, and 5 include acceleration of vesting of certain equity awards, including pro-rata vesting of PSU awards, as applicable, because she has satisfied, as of December 31, 2023, the retirement requirements of 55 years of age and 10 years of service. Amounts for Messrs. Howson, and Isaacson assume satisfaction of the performance period for the 2021 PSU awards as of December 31, 2023, which were certified and issued subsequent to the end of 2023. The amounts shown are based on the market value of our common stock on December 31, 2023. The amounts that include 2021 PSU awards are shown at actual performance amount and include dividend equivalent payments. The amounts that include 2022 and 2023 PSU awards are shown at the maximum or target, as applicable, performance amounts. As discussed in more detail under “Summary Compensation—2023 Grants of Plan-Based Awards Table—Equity Incentives,” starting after October 12, 2024, Mr. Tomczyk’s October 2023 RSU award will become eligible for accelerated full or pro rata vesting in connection with certain separation and change in control events if Mr. Tomczyk remains in continuous service as CEO through October 12, 2024. Since this table assumes a separation or event took place on December 31, 2023, it does not reflect these accelerated amounts.
(8)	The amounts shown represent amounts contributed on behalf of our executives the estimated COBRA costs of 18 months of coverage or 24 months, in the case of a change in control. All of the participating NEOs, except for Mr. Tomczyk, are fully vested in our qualified and non-qualified defined contribution plans, so there is no acceleration of vesting on these events. As of December 31, 2023, Mr. Tomczyk has not vested in any matching or employer contributions under our qualified and non-qualified defined contribution plans.

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PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than Mr. Tomczyk, our CEO) and the annual total compensation of Mr. Tomczyk. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2023, the median of the annual total compensation of all employees of the Company (other than Mr. Tomczyk) was $179,120 and the annual total compensation of Mr. Tomczyk was $10,289,759. Based on this information, the ratio of the annual total compensation of Mr. Tomczyk, our CEO, to the median of the annual total compensation of all employees (excluding Mr. Tomczyk) was 58:1.

Median Employee

We identified the median employee by reviewing the annual total compensation of all full-time, part-time, and temporary employees employed by us on November 15, 2023 as reflected in our payroll records. Annual total compensation included salary, commissions, bonus, value of equity grants, and value of benefits received. In making this determination, we used our employee population size of 1,583 employees as of November 15, 2023, which excluded, under the non-U.S. de minimis exception to the pay ratio rule, all of our employees in Japan (approximately 26), and the Philippines (approximately 57), out of a total of 1,666 employees, or 5%. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for calculating total compensation for each of our NEOs as set forth in the SCT above.

CEO

Mr. Tomczyk began serving as our CEO effective September 18, 2023. As permitted by Instruction 10 to Item 402(u) of Regulation S-K, for pay ratio purposes, Mr. Tomczyk’s compensation was annualized to represent his compensation as if he were CEO for the entire 2023 fiscal year. The calculation included the amounts reported in the SCT above for fiscal year 2023, except that (i) the salary was adjusted to assume Mr. Tomczyk received his year-end base salary rate for the entire fiscal year, (ii) the non-equity incentive plan compensation was adjusted to assume that Mr. Tomczyk received his year-end annual incentive plan award for the entire fiscal year, and (iii) car service element of “All Other Compensation” was adjusted to assume he was CEO for the entire fiscal year and not to include compensation related to his prior service as an independent director for the fiscal year. Consequently, the annual total compensation reported for CEO pay ratio purposes does not reflect the “Total” column of our SCT above, nor does it reflect amounts actually paid to our CEO for fiscal year 2023. Instead, the annual total compensation reported for the CEO above reflects the pay ratio disclosure requirements for a year in which a CEO transition occurs.

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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (as determined in accordance with Item 402(v)) to our principal executive officer (“PEO”) and average compensation actually paid to our non-PEO NEOs and certain financial performance of the Company. This information is a reasonable estimate calculated in a manner consistent with Item 402(v) of Regulation S-K and there can be no assurances that some of the amounts reported will ever be realized. For information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation–Compensation Discussion and Analysis.”

							Value Of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total For PEO (Tomczyk) (1)	Compensation Actually Paid To PEO (Tomczyk) (2)	Summary Compensation Table Total For PEO (Tilly) (1)	Compensation Actually Paid To PEO (Tilly) (2)	Average Summary Compensation Table Total For Non-PEO NEOs (3)	Average Compensation Actually Paid To Non- PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (7) (in millions)	Adjusted EBITDA (8) (in millions)
2023	$8,366,510	$9,420,432	$9,403,311	$6,889,839	$3,255,931	$5,156,162	$158.37	$137.61	$758	$1,245
2022	—	—	$11,915,247	$14,520,578	$4,096,611	$4,865,964	$109.69	$112.11	$234	$1,136
2021	—	—	$10,646,558	$16,085,506	$3,188,615	$4,608,036	$112.12	$142.25	$527	$987
2020	—	—	$9,062,411	$4,706,224	$2,600,752	$1,566,348	$78.83	$109.59	$467	$875
(1)

The dollar amounts reported in this column are the amounts of total compensation reported for Messrs. Tomczyk or Tilly in connection with their service as CEO of the Company during each corresponding year, as applicable, in the “Total” column of the SCT. Refer to “Executive Compensation – Summary Compensation—Summary Compensation Table.”

(2)

The dollar amounts reported in this column represent the amount of “compensation actually paid” to Messrs. Tomczyk or Tilly, respectively, for the years during which they served as CEO, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the actual amount of compensation earned by or paid to either individual during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to each individual’s total compensation as reported in the SCT for each year to determine Messrs. Tomczyk’s and Tilly’s respective compensation actually paid for that year as computed pursuant to Item 402(v).

Fredric J. Tomczyk	Year
Amount Deducted or Added	2023
Subtract stock and option awards reported in SCT	$-7,150,104
Add fair value of stock and option awards granted in covered fiscal years, valued at year-end, that are outstanding and unvested as of the end of the covered fiscal years	$8,155,728
Add/Subtract stock and option awards granted in prior fiscal years that were unvested at the end of covered fiscal years, the change in fair value from the end of prior fiscal years to end of covered fiscal years	$—
Add stock and option awards that were granted and vested in the same year, the fair value as of the vesting date (1)	$—
Add/Subtract stock and option awards granted in prior fiscal years that vested during covered fiscal years, the changes in fair value from the end of prior covered fiscal years to vesting dates	$19,273
Add dividends paid on unvested shares/units and stock options in the covered fiscal year	$29,025

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Edward T. Tilly	Year
Amount Deducted or Added	2023	2022	2021	2020
Subtract stock and option awards reported in SCT	$-7,398,497	$-6,193,018	$-5,348,882	$-4,700,084
Add fair value of stock and option awards granted in covered fiscal years, valued at year-end, that are outstanding and unvested as of the end of the covered fiscal years	$2,641,722	$6,681,376	$8,067,733	$3,089,476
Add/Subtract stock and option awards granted in prior fiscal years that were unvested at the end of covered fiscal years, the change in fair value from the end of prior fiscal years to end of covered fiscal years	$5,677,007	$2,325,770	$2,563,384	$-3,062,317
Add stock and option awards that were granted and vested in the same year, the fair value as of the vesting date (1)	$168,750	$42,091	$51,826	$130,740
Add/Subtract stock and option awards granted in prior fiscal years that vested during covered fiscal years, the changes in fair value from the end of prior covered fiscal years to vesting dates	$122,708	$-345,779	$17,833	$125,425
For awards granted in prior fiscal years that were forfeited during covered fiscal years, subtract the fair value of forfeited awards determined at end of prior fiscal years	$-3,814,963	$—	$—	$—
Add dividends paid on unvested shares/units and stock options in the covered fiscal year	$89,801	$94,891	$87,053	$60,573
(1)	The dollar amounts reported in this row include dividend equivalent units awarded from the reinvestment of dividend equivalents on PSUs. The dividend equivalent units are subject to the same terms regarding vesting, forfeiture, and distribution as the applicable PSUs.
(3)	The dollar amounts reported in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Messrs. Tomczyk and Tilly) in the “Total” column of the SCT in each applicable year. The names of each of the NEOs (excluding Messrs. Tomczyk and Tilly) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Schell, Howson, and Isaacson and Mses. Griebenow and Clay; (ii) for 2022, Messrs. Schell, Howson, Isaacson, and Sexton; (iii) for 2021, Messrs. Schell, Howson, Isaacson, and Sexton; and (iv) for 2020, Messrs. Schell, Howson, Isaacson, and Bryan Harkins.
(4)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Messrs. Tomczyk and Tilly), as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Messrs. Tomczyk and Tilly) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Messrs. Tomczyk and Tilly) for each year to determine the compensation actually paid as

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computed pursuant to Item 402(v), using the same methodology described above in Note 2. Numbers may not foot due to rounding.

Sd
	Year
Average Amount Deducted or Added	2023	2022	2021	2020
Subtract average stock and option awards reported in SCT	$-1,953,534	$-2,141,846	$-1,479,798	$-1,137,627
Add average fair value of stock and option awards granted in covered fiscal years, valued at year-end, that are outstanding and unvested as of the end of the covered fiscal years	$2,474,877	$2,341,864	$2,231,984	$747,786
Add/Subtract average stock and option awards granted in prior fiscal years that were unvested at the end of covered fiscal years, the change in fair value from the end of prior fiscal years to end of covered fiscal years	$1,673,107	$626,640	$629,577	$-589,383
Add average for stock and option awards that were granted and vested in the same year, the fair value as of the vesting date (1)	$28,066	$7,703	$6,952	$5,442
Add/Subtract average stock and option awards granted in prior fiscal years that vested during covered fiscal years, the changes in fair value from the end of prior covered fiscal years to vesting dates	$27,534	$-91,526	$6,552	$-76,806
For awards granted in prior fiscal years that were forfeited during covered fiscal years, subtract the fair value of forfeited awards determined at end of prior fiscal years	$-376,095	$—	$—	$—
Add average dividends paid on unvested shares/units and stock options in the covered fiscal year	$26,276	$26,518	$24,153	$16,185
(1)	The dollar amounts reported in this row include dividend equivalent units awarded from the reinvestment of dividend equivalents on PSUs. The dividend equivalent units are subject to the same terms regarding vesting, forfeiture, and distribution as the applicable PSUs.

(5)	The cumulative TSR amounts reported in this column are calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period (here, December 31, 2019).
(6)	The cumulative peer group TSR amounts reported in this column represent the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the customized peer group included in our Annual Report on Form 10-K that includes CME Group Inc., Intercontinental Exchange Inc., and Nasdaq, Inc.
(7)	The dollar amounts reported in this column represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	The dollar amounts reported in this column represent adjusted EBITDA, which is a non-GAAP measure used by the Company and reconciliations to GAAP measures are provided in Appendix A. While the Company uses numerous financial and nonfinancial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that adjusted EBITDA is the financial performance measure that, in the Company’s reasonable assessment, represents the most important performance measure (that is not otherwise

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required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures

As described in greater detail in “Executive Compensation–Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for performance philosophy. The most important financial performance measures used by the Company, listed in alphabetical order, to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance were as follows:

Financial Performance Measures
Adjusted EBITDA
Net Revenue
3-Year Adjusted EPS
3-Year Relative TSR Compared to S&P 500

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation–Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. Approximately 25% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company short-term incentive compensation program and approximately 60% of the value of total compensation awarded to the NEOs is long-term incentive compensation generally comprised of equity awards, including RSUs and/or PSUs.

While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.

Description of Relationship Between Compensation Actually Paid to our NEOs and Each Financial Metric Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the amount of compensation actually paid to Messrs. Tomczyk and Tilly and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Tomczyk and Tilly) is generally aligned with the Company’s cumulative TSR over the 4 years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Messrs. Tomczyk and Tilly and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,”

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approximately 60% of the value of total compensation awarded to the NEOs is comprised of equity awards, including RSUs and/or PSUs.

Compensation Actually Paid and Net Income

As demonstrated by the following table, the amount of compensation actually paid to Messrs. Tomczyk and Tilly and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Tomczyk and Tilly) is generally aligned with the Company’s net income. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is generally correlated with the measures net revenue, adjusted EBITDA, and adjusted EPS, which the Company does use for setting goals in the Company’s short-term incentive compensation program and any PSUs that are awarded to the NEOs. In 2022, net income was negatively impacted due to the impairment of goodwill recognized in the Digital reporting unit. This recognized goodwill impairment charge on the Cboe Digital asset, formerly known as Eris Digital Holdings, LLC, which was acquired in 2022, was adjusted out for purposes of our adjusted EBITDA performance to allow for a more comparable measure of actual performance against our pre-established adjusted EBITDA goal that was based on the 2022 annual budget that was developed prior to, and does not include, the impairment. The Compensation Committee and the Board of Directors applied negative discretion to reduce applicable individual performance payouts due to this recognized goodwill impairment charge, which contributed to lower compensation actually paid with respect to 2022. As described in more detail in the section “Executive Compensation—Compensation Discussion and

Cboe Global Markets 2024 Proxy Statement	95

Analysis,” approximately 25% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company short-term incentive compensation program.

Compensation Actually Paid and Adjusted EBITDA

As demonstrated by the following graph, the amount of compensation actually paid to Messrs. Tomczyk and Tilly and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Tomczyk and Tilly) is generally aligned with the Company’s adjusted EBITDA over the 4 years presented in the table. As described above, the Company has determined that adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance. The Company utilizes adjusted EBITDA when setting goals in the Company’s short-term incentive compensation program. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” approximately 25% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company short-

96	Cboe Global Markets 2024 Proxy Statement

term incentive compensation program and approximately 60% of the value of total compensation awarded to the NEOs is comprised of equity awards, including RSUs and/or PSUs.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the Company’s cumulative TSR over the 4 year period presented in the table was 58%, while the cumulative TSR of the peer group presented for this purpose was 38% over the 4 years presented in the table. The Company’s cumulative TSR underperformed the peer group in 2020, generally matched the performance of the peer group in 2021, outperformed the peer group in 2022, and outperformed the peer group in 2023, representing the Company’s increased financial performance and execution of its growth strategy as compared to the companies comprising the peer group. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation—Compensation Discussion and Analysis.”

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EQUITY COMPENSATION PLAN INFORMATION

The following is information about our equity compensation plans as of December 31, 2023.

Number of securities
	Number of securities		remaining available for
	to be issued upon		future issuance under
	exercise of	Weighted-average	equity compensation plans
	outstanding options,	exercise price of	(excluding securities
	warrants and	outstanding options,	reflected in column
Plan Category	rights (a)	warrants and rights (b)	(a)) (c)
Equity compensation plans approved by security holders	N/A (1)	N/A (1)	3,056,950 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	— (1)	— (1)	3,056,950 (2)
(1)	The Company has grants of unvested 638,181 time-based RSUs and 268,968 PSUs (which are reflected here at maximum of 200%) as of December 31, 2023 under the Second Amended and Restated Long-Term Incentive Plan. The weighted average exercise price of outstanding RSUs and PSUs is not included at column (b) as such awards do not have an exercise price.
(2)	Consists, as of December 31, 2023, of 2,504,216 shares of our common stock available for future issuance under the Second Amended and Restated Long-Term Incentive Plan and 552,734 shares of our common stock available for future issuance under the Employee Stock Purchase Plan, including an estimated 21,262 shares of our common stock potentially subject to purchase as of December 31, 2023, with respect to the offering period that ran from September 15, 2023 through March 15, 2024. The estimated shares of our common stock subject to purchase under the Employee Stock Purchase Plan were calculated by dividing participant withholdings as of December 31, 2023 by a purchase price equal to the closing share price of our common stock on September 15, 2023 less the applicable program discount.

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AUDIT MATTERS

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

KPMG, an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2023, and our Audit Committee has again selected KPMG to serve as our independent registered public accounting firm for the 2024 fiscal year. Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of KPMG as our independent registered public accounting firm for the 2024 fiscal year. If stockholders do not ratify KPMG, the Audit Committee will reconsider its appointment.

The Board and the Audit Committee recommend that stockholders vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for the 2024 fiscal year.

Independent Registered Public Accounting Firm Fees

KPMG served as our independent registered public accounting firm for the years ended December 31, 2023 and 2022 and is serving in such capacity for the 2024 fiscal year. The following table presents fees billed, or expected to be billed, to us by KPMG for the years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees	$4,444,862	$4,220,321
Audit-Related Fees	384,240	310,592
Tax Fees	46,206	67,075
All Other Fees	—	—
Total	$4,875,308	$4,597,988

Audit Fees consist of the aggregate fees billed, or expected to be billed, for professional services rendered by KPMG for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, quarterly reviews of our unaudited condensed consolidated financial statements, and audits of various domestic and international subsidiaries.

Audit-Related Fees consist of the aggregate fees billed, or expected to be billed, for assurance and related services rendered by KPMG, including services rendered in connection with certain regulatory requirements of our subsidiaries.

Tax Fees consist of the aggregate fees billed, or expected to be billed, for tax consulting services rendered by KPMG in various jurisdictions in which we operate.

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Pre-Approval Policies and Procedures

The Audit Committee of the Board has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).

As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair and a majority of the Audit Committee members, one of which must be the Chair. The Audit Committee member or members to whom such authority is delegated must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal control over financial reporting and financial reporting process. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and assertions related to the effectiveness of our internal control over financial reporting and for issuing reports on these consolidated financial statements and assertions related to the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

      The Audit Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements and the assertions related to effectiveness of our internal control over financial reporting.

      The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and the SEC.

      The Audit Committee has received the written disclosures and communications from KPMG required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements and our assertions related to the effectiveness of our internal control over financial reporting, along with KPMG’s audit opinions thereon, be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

We selected KPMG as our independent registered public accounting firm for fiscal year 2024. The Board is recommending that stockholders ratify that selection at the Annual Meeting. See “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm” for more information.

Audit Committee

James E. Parisi (Chair)

Alexander J. Matturri, Jr.

Jennifer J. McPeek

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MANAGEMENT PROPOSAL

PROPOSAL 4—ADVISORY VOTE TO PROVIDE STOCKHOLDERS THE RIGHT TO CALL A SPECIAL MEETING OF STOCKHOLDERS AT A 25% OWNERSHIP THRESHOLD

General

If stockholders approve this proposal, the Board intends to amend our Seventh Amended and Restated Bylaws (the “Bylaws”) to provide stockholders owning a combined 25% or more of the Company’s outstanding common stock with the right to request a special meeting of stockholders.

Currently, under the Company’s Bylaws, our stockholders do not have the right to request that the Company call a special meeting of stockholders. As part of the Board’s and the Nominating and Governance Committee’s review of the Company’s corporate governance standards, the Board and the Nominating and Governance Committee have determined it is appropriate and timely to provide stockholders with the right to request a special meeting of stockholders.

In evaluating the advisability of a special meeting request right, the Board and the Nominating and Governance Committee considered certain principal positions for and against such a right, stockholder feedback, trends and best practices in corporate governance, and the receipt of the stockholder proposal regarding special meeting rights included in this Proxy Statement (Proposal 5). After careful consideration of the foregoing factors, the Board and the Nominating and Governance Committee believes that the adoption of a right for stockholders to request a special meeting at an ownership threshold of 25% in this proposal, instead of the 10% ownership threshold suggested in the stockholder proposal (Proposal 5), establishes the appropriate balance between enhancing stockholder rights and adequately protecting stockholder interests.

Overview and Effects of the Amendments

While the Board recognizes that providing stockholders with the right to request special meetings is a meaningful corporate governance practice, the Board considers special meetings to be extraordinary events that a significant number of stockholders should support. Special meetings should not be a mechanism that a small group of stockholders can misuse to advance private agendas and interests that our broader stockholder base may not share. In addition, organizing and preparing for a special meeting can result in substantial expenses to the Company and divert significant time and attention of our Board and management away from their primary focus of operating our business and creating long-term stockholder value.

The stockholder proposal in this Proxy Statement (Proposal 5) seeks a 10% common stock ownership threshold for requesting special meetings. The Board believes that requiring a higher common stock ownership threshold for stockholders to request a special meeting would strike a more appropriate balance between enhancing stockholder rights and mitigating the risk that a small minority of stockholders with narrow self-interests that may not be shared by the majority of the Company’s stockholders could waste corporate resources and disrupt our business. For example, the Company’s current stockholder composition would allow 1 or 2 stockholders to satisfy the threshold of owning in excess of 10% of the Company’s common stock, and the Board believes it would be prudent and in the

Cboe Global Markets 2024 Proxy Statement	101

best interests of the Company and its stockholders to establish a threshold that would require more than a nominal number of stockholders to request a special meeting. In addition, a 25% ownership threshold is consistent with market practice. Approximately 49.7% of the S&P 500 companies that provide a special meeting request right have set the ownership threshold at or greater than 25%, while only 17.3% have adopted a 10% ownership threshold. Of these companies with a special meeting right, a 25% threshold is the most common ownership requirement. Accordingly, the Board is proposing to amend the Bylaws to require that, to request a special meeting, stockholders must hold, at the time the special meeting request is delivered and through the date of any resulting special meeting, beneficial ownership of at least 25% of our outstanding shares of common stock. The Board is presenting this approach to stockholders for approval in this non-binding, advisory proposal. The proposed special meeting Bylaw amendments are contemplated to include customary procedural requirements.

The Board considered the views of our stockholders in connection with crafting this proposal. In late 2023 and early 2024, we requested meetings with the corporate governance teams at stockholders representing approximately 40% of our outstanding shares, as a result of which we engaged with teams at stockholders representing 25% of our outstanding shares. We used these meetings to discuss a variety of governance-related topics, including our stockholders’ views of rights to call special meetings. Based on these discussions, we believe our stockholders generally support rights to call special meetings at a 25% threshold. In particular, certain of our stockholders expressed concerns that a 10% threshold is too low.

If stockholders approve this proposal, the Board intends to approve amendments to the Bylaws and then submit the proposed amendments to be filed with and approved by the Securities and Exchange Commission (the “SEC”), as required by Section 19(b)(1) of the Exchange Act and the Bylaws. This approval is required because the Company operates national securities exchanges, and these exchanges also have status as self-regulatory organizations (“SROs”). As part of the approval process, we may be asked to implement changes to the proposed amendments as requested by the SEC. These additional changes, if applicable, will be considered and adopted by the Board and will not be presented for additional stockholder approval. The amendments to the Bylaws will not be effective until approved by the SEC in final form, at which time the Company will disclose the amended Bylaws to stockholders on a Current Report on Form 8-K or other appropriate SEC filing. The provisions ultimately adopted in the Bylaw amendments could be further amended in the future by the Board or our stockholders.

The Stockholder Proposal Regarding Special Meeting Rights in this Proxy Statement

As noted above, a stockholder proponent has notified us that he intends to submit Proposal 5 at the Annual Meeting, which is an advisory and non-binding stockholder proposal asking the Board to take steps to provide stockholders with a right to call special meetings using a significantly lower ownership threshold of 10%. For the reasons outlined above, as well as in our Statement in Opposition to Proposal 5, the Board believes that a 25% ownership threshold to call a special meeting, as set forth in this Proposal 4, is more closely aligned with market practice and more appropriately balances the rights of stockholders with the long-term interests of the Company and our stockholders.

Procedural Matters

If approved, this proposal would not automatically provide stockholders with the right to request special meetings, as this proposal is a non-binding recommendation to the Board to establish a special meeting right at a 25% ownership threshold. However, if stockholders approve this proposal, the Board intends to amend the Bylaws to include this special meeting right.

Approval of this Proposal 4 is not conditioned on approval or disapproval of the stockholder proposal (Proposal 5).

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Recommendation

The Board recommends that stockholders vote FOR approval of this non-binding advisory proposal (Proposal 4) to provide stockholders owning a combined 25% or more of the Company’s outstanding common stock with the right to request a special meeting of stockholders.

Cboe Global Markets 2024 Proxy Statement	103

STOCKHOLDER PROPOSAL

PROPOSAL 5—STOCKHOLDER PROPOSAL—RIGHT TO CALL A SPECIAL MEETING OF STOCKHOLDERS AT A 10% OWNERSHIP THRESHOLD

We have received notice of the intention of stockholder John Chevedden to present the following proposal at the Annual Meeting. Mr. Chevedden has advised us that he owns at least 50 shares of stock in the Company. We will furnish the address for the proponent upon receipt of a request to the Corporate Secretary for such information. In accordance with federal securities regulations, the text of the stockholder proposal and supporting statement appears below exactly as received. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain.

As explained below, the Board does not support the adoption of this proposal and asks stockholders to consider the Board’s response following the proponent’s statement below. If the proposal is properly presented at the Annual Meeting, the Board recommends you vote AGAINST this proposal.

Proposal 5—Adopt a Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Calling a special shareholder meeting is hardly ever used by shareholders but the main point of calling a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders, instead of stonewalling, if shareholders have a reasonable Plan B alternative of calling a special shareholder meeting. Management likes to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a post card to the CEO. A reasonable right to call a special shareholder meeting is an important step for effective shareholder engagement with management.

Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by Cboe Global Markets directors.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting and our bylaws thus need to be updated accordingly.

Please vote yes:

Adopt a Shareholder Right to Call a Special Shareholder Meeting – Proposal 5

104	Cboe Global Markets 2024 Proxy Statement

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

After carefully considering the Stockholder Special Meeting Proposal, the Board has concluded that it is not in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends a vote AGAINST the proposal.

The Board recognizes that providing stockholders the ability to request a special meeting is a meaningful governance mechanism. Accordingly, the Board recommends that stockholders approve the alternate proposal (Proposal 4) to provide stockholders owning a combined 25% of our outstanding shares of common stock to request a special meeting. As further described in Proposal 4, the Board believes a 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting the long-term interests of the Company and its stockholders and does not support the 10% ownership threshold in the stockholder proposal. The Board has determined that the Company’s special meeting right proposal better ensures that stockholders have the right to request a special meeting to act on extraordinary and urgent matters and minimizes the risk that a small minority of stockholders will pursue special interests that are not aligned with or in the best interests of stockholders generally and cause the Company to unduly incur substantial costs and distraction.

Furthermore, setting the threshold to call a special meeting at 25% vs. 10% is appropriate given the Company’s strong existing corporate governance best practices that demonstrate our accountability to our stockholders. Our key substantive stockholder rights and governance practices, which are also described more extensively elsewhere in this Proxy Statement, include the following:

11 of the 12 Nominees are Independent;	Split Chairman and CEO roles;
Directors are Elected Annually;	Majority Voting Standard in Director Elections;
Majority Voting Standard for Bylaw and Charter Amendments;	Risk Oversight by Board and Committees, including a Risk Committee;
Independent Audit, Compensation, and Nominating and Governance Committees;	Human Capital and Succession Oversight by Board and Compensation Committee;
Commitment to ESG Considerations;	Executive Sessions of Board and Committees;
Robust Annual Board and Committees Self-Evaluation process;	Anti-Hedging, Anti-Pledging, and Clawback Policies for Executive Officers; and
Proxy Access Bylaw Provision for Director Nominations.

In addition, we are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. Through a variety of engagement activities, our discussions with stockholders cover a variety of topics. See “Corporate Governance—Stockholder Engagement” elsewhere in this Proxy Statement.

Cboe Global Markets 2024 Proxy Statement	105

Procedural Matters

Approval of this Stockholder Special Meeting Proposal is not conditioned on approval or disapproval of the Board’s special meeting proposal (Proposal 4).

If approved, this proposal would not automatically provide stockholders with the right to request special meetings, as this proposal is a non-binding recommendation to the Board to take steps necessary to amend our governing documents to provide stockholders with the right to request special meetings at a 10% ownership threshold.

Recommendation

The Board recommends that stockholders vote AGAINST this Proposal 5 and FOR the Board’s Proposal 4.

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OTHER ITEMS

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table lists the shares of our common stock that were beneficially owned as of March 13, 2024, or as of the date otherwise indicated below, and the percentage of our common stock beneficially owned, based on 105,659,195 shares outstanding on March 13, 2024, by each of:

      Our directors and nominees,

      Our NEOs,

      Our directors, nominees, and NEOs and other executive officers in service as of March 13, 2024, as a group, and

      Beneficial owners of more than 5% of our common stock.

	Number of	Percent of
	Shares of	Voting
Name	Common Stock (1)	Common Stock
Fredric J. Tomczyk (2)	13,599	*
Jill M. Griebenow	10,466	*
David Howson	17,573	*
Christopher A. Isaacson	57,690	*
Catherine R. Clay (3)	8,888	*
Edward T. Tilly (4)	177,983	*
Brian N. Schell (5)	3,898	*
William M. Farrow, III	10,539	*
Edward J. Fitzpatrick	15,202	*
Ivan K. Fong	5,245	*
Janet P. Froetscher	12,834	*
Jill R. Goodman	12,936	*
Erin A. Mansfield (6)	—	*
Cecilia H. Mao (6)	—	*
Alexander J. Matturri, Jr.	4,595	*
Jennifer J. McPeek	6,172	*
Roderick A. Palmore	25,534	*
James E. Parisi	7,773	*
All serving directors, nominees, NEOs and other executive officers as a group (20 persons) (7)	230,582	*
The Vanguard Group (8)	12,688,861	12.0%
BlackRock, Inc. (9)	10,063,762	9.5%
*	Less than 1%.

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(1)	Except as described below, the RSUs and PSUs granted to our directors and executives, as applicable, which do not entitle the holder to voting rights and are described in the “Non-Employee Director Compensation” and “Executive Compensation—Summary Compensation” sections of this proxy statement, are not included in this table. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. As such, amounts also include shares of common stock that the directors, NEOs and the other executive officers who are not NEOs have or will have the right to acquire pursuant to RSUs and PSUs that will become vested within 60 days following March 13, 2024. Amounts for directors, other than Mses. Mansfield and Mao, include 1,223 shares of unvested RSUs granted to each non-employee director pursuant to the Second Amended and Restated Long-Term Incentive Plan that will become vested within 60 days following March 13, 2024. The number of shares of unvested RSUs that will become vested within 60 days following March 13, 2024 held by applicable directors, other than Mr. Tomczyk, as a group is 11,007.
(2)	Amount includes 1,223 shares of common stock that Mr. Tomczyk has the right to acquire and be issued within 60 days following March 13, 2024 upon the vesting of certain RSUs.
(3)	Amount includes 2,648 shares of common stock that Ms. Clay has the right to acquire and be issued within 60 days following March 13, 2024 upon the acceleration of vesting of certain RSUs in connection with a qualified retirement. Amount also includes 484 shares of common stock that Ms. Clay has the right to acquire and be issued within 60 days following March 13, 2024 upon the vesting of certain RSUs.
(4)	Amount is as of September 18, 2023. Mr. Tilly resigned as Chairman and CEO, effective September 18, 2023, and his last day with the Company was September 18, 2023. See “Severance, Change in Control and Employment-Related Agreements—Mr. Tilly’s Separation Letter Agreement” for a description of the vesting treatment of Mr. Tilly’s awards in connection with his resignation.
(5)	Amount is as of December 31, 2023. Mr. Schell resigned as Executive Vice President, CFO and Treasurer, effective July 10, 2023, and his last day with the Company was July 18, 2023. See “Severance, Change in Control and Employment-Related Agreements—Mr. Schell’s Equity Award Acceleration” for a description of the vesting treatment of Mr. Schell’s awards in connection with his resignation.
(6)	In connection with Mses. Mansfield’s and Mao’s appointments as new directors on February 8, 2024, each was granted 245 shares of unvested RSUs that will vest on February 8, 2025, provided that they remain in service continuously through such date.
(7)	Amount also includes 2,963 shares of common stock that other executive officers have the right to acquire and be issued within 60 days following March 13, 2024 upon the acceleration of vesting of certain RSUs in connection with a qualified retirement.
(8)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024. The Schedule 13G/A reports that, as of December 31, 2023, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, has sole dispositive power with respect to 12,242,338 shares of common stock. In addition, The Vanguard Group has shared voting power with respect to 135,611 shares of common stock and shared dispositive power with respect to 446,523 shares of common stock.
(9)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 24, 2024. The Schedule 13G/A reports that, as of December 31, 2023, BlackRock Inc., 50 Hudson Yards, New York, NY 10001, has sole voting power with respect to 9,132,722 shares of common stock and sole dispositive power with respect to 10,063,762 shares of common stock.

108	Cboe Global Markets 2024 Proxy Statement

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy. Except as disclosed below, since January 1, 2023, there were no transactions in which Cboe Global Markets or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer, a security holder known to own more than 5% of our common stock, or an immediate family member of any of the foregoing had, or will have, a direct or indirect material interest.

Phil Ratterman, the brother of Joe Ratterman, one of our former directors who resigned February 5, 2024, was formerly the Vice President of Software Development at Bats and an independent contractor of the Company. Phil Ratterman now serves as an employee, providing software development services to the Company. The Company paid Phil Ratterman approximately $120,000 in fees for software development services as an independent contractor from January 1, 2023 to September 30, 2023, and $62,000 in salary as an employee from October 2, 2023 to December 31, 2023 (his salary rate for 2023 was approximately $250,000). Phil Ratterman’s compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities, holding similar positions and without the involvement of Joe Ratterman, including with respect to any salary negotiations.

The Company has long-term business relationships with several providers of market indices and some of those providers may be or may have been affiliated with members of the Board. For example, Mr. Matturri, a member of the Board, is the retired CEO of S&P Dow Jones Indices LLC, and as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company is party to a license with S&P pursuant to which the Company has the exclusive right to offer exchange-listed options contracts in the U.S. on the S&P 500 Index, the S&P 100 Index, and the S&P Select Sector Indices through December 31, 2033, with an exclusive license to trade options on the S&P 500 Index through December 31, 2032. The Company believes that such relationships involved terms no less favorable to the Company than those that it believes would have been obtained in the absence of such affiliation.

Some of the companies or their respective affiliates that may be or may have been affiliated with members of the Board are our customers, including trading permit holders, trading privilege holders, participants or members (collectively “Participants”), engage in trading activities on Company exchanges, or have engaged in, and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. In addition, certain of the Participants are clearing members of the Options Clearing Corporation, and, as such, these Participants clear the market-maker sides of transactions at Company exchanges. Ms. Mansfield, a member of the Board, is a retired Managing Director at Barclays PLC and former Vice President at Goldman Sachs & Co. LLC, and as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, affiliates of Goldman Sachs Bank USA and Barclays Capital Inc. are or were agents and/or lenders under Cboe Global Markets’ revolving credit facility, Cboe Global Markets’ term loan facility and/or the Cboe Clear Europe credit facilities, and are or were our customers, including trading permit holders, trading privilege holders, participants or members. They have received, or may in the future receive, customary fees and commissions for these transactions. The Company believes that such relationships involved terms no less favorable to the Company than those that it believes would have been obtained in the absence of such affiliations.

Cboe Global Markets 2024 Proxy Statement	109

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Cboe Global Markets with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the sections of this proxy statement entitled “Report of the Audit Committee” and “Pay Versus Performance” (to the extent permitted by the rules of the SEC) shall not be deemed to be “soliciting material” and will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the “Compensation Committee Report” shall not be deemed to be “soliciting material” and will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Cboe Global Markets’ Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must timely submit the proposal to the Corporate Secretary, Cboe Global Markets, Inc., 433 West Van Buren Street, Chicago, Illinois 60607. Stockholder proposals for inclusion in our proxy statement for the 2025 Annual Meeting of Stockholders must be received on or before December [_], 2024 and must comply in all other respects with applicable SEC rules.

Our Bylaws allow any stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least 3 years, to nominate and include in our proxy statement for the 2025 Annual Meeting of Stockholders director nominees constituting up to the greater of 2 individuals and 20% of the total number of directors then in office, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. The stockholder(s) must notify the Corporate Secretary of Cboe Global Markets, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed nominee(s). The notice must be delivered to the address set forth in the paragraph above and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that we first distributed this proxy statement to stockholders, which is April [_], 2024. As a result, notice of director nominations submitted under these requirements must be received no earlier than the open of business on November [_], 2024 and no later than the close of business on December [_], 2024, unless our annual meeting date occurs more than 30 days before or after May 16, 2025, in which case the stockholder’s notice must be received no earlier than 150 days before such annual meeting and no later than the later of 120 days before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above.

Any stockholder who wishes to propose any business or nominate a person for election to the Board to be considered by the stockholders at the 2025 Annual Meeting of Stockholders, which proposal or nomination would not be included in the Company’s proxy statement, must notify the Corporate Secretary of Cboe Global Markets, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the paragraph above and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no

110	Cboe Global Markets 2024 Proxy Statement

earlier than 5:00 p.m., Eastern time, on January 16, 2025 and no later than 5:00 p.m., Eastern time, on February 15, 2025, unless our annual meeting date occurs more than 30 days before or more than 70 days after May 16, 2025, in which case the stockholder’s notice must be received not later than 5:00 p.m., Eastern time, on the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by applicable SEC rules, including Rule 14a-19, no later than March 17, 2025. However, we note that this date does not supersede any of the requirements or timing described above and set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above. If a stockholder that has notified the Company of its intention to present a proposal at the 2025 Annual Meeting of Stockholders does not appear or send a qualified representative to present their proposal at the 2025 Annual Meeting of Stockholders, the Company need not present the proposal for a vote at the 2025 Annual Meeting of Stockholders.

VOTING INSTRUCTIONS

Why did I receive these proxy materials?

Our Board is asking for your proxy in connection with the Annual Meeting. By giving us your proxy, you authorize the proxyholders (Fredric J. Tomczyk and Patrick Sexton) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.

Our 2023 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2023 (excluding exhibits), as filed with the SEC, is being mailed to stockholders with this Proxy Statement.

Who can vote at the Annual Meeting?

You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on March 21, 2024, the record date for the Annual Meeting. On that date, there were [__] shares of our common stock outstanding. Therefore, there are [__] shares of voting common stock outstanding, each of which entitles the holder to 1 vote for each matter to be voted on at the Annual Meeting. Our outstanding common stock is held by approximately [_] stockholders of record as of March 21, 2024. A list of stockholders of record will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 433 West Van Buren Street, Chicago, Illinois 60607.

Who is and is not a stockholder of record?

If you hold shares of common stock registered in your name at our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are a stockholder of record.

If you hold shares of common stock indirectly through a broker, bank, or similar institution, or are an employee or director who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in “street name”. Please see the information under the heading “If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?” for important information.

Cboe Global Markets 2024 Proxy Statement	111

If you are a stockholder of record, Broadridge is sending these proxy materials to you directly. If you hold shares in street name, these materials are being provided to you either by the broker, bank, or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live audio webcast. The live audio webcast of the Annual Meeting will also be available for listening to the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. You are entitled to participate in the Annual Meeting only if you were a stockholder at the close of business on March 21, 2024, the record date for the Annual Meeting, or if you hold a valid proxy to vote at the Annual Meeting.

If you were a stockholder of record as of the close of business on March 21, 2024, or you hold a valid proxy for the Annual Meeting, you will be able to attend the Annual Meeting via live audio webcast, vote your shares, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CBOE2024. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

If you were not a stockholder of record, but you hold shares in street name and you want to attend the Annual Meeting via live audio webcast, vote your shares, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CBOE2024, you must obtain, from the broker, bank, or other organization that holds your shares, the information required, including a 16-digit control number, and you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you are not a stockholder or if you have lost your 16-digit control number, you will be able to listen to the live audio webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/CBOE2024, but you will not be able to vote or submit your questions during the meeting.

The Annual Meeting will begin promptly at 8:00 a.m., Central time. We encourage you to access the meeting prior to the start time. Online access will open at 7:45 a.m., Central time, and you should allow ample time to log in to the meeting live audio webcast and test your computer audio system.

We recommend that you carefully review the procedures needed to gain admission in advance. If you do not comply with the procedures described here for attending the Annual Meeting via live audio webcast, you will not be able to participate online.

Please contact Investor Relations at investorrelations@Cboe.com or (312) 786-7559 in advance of the Annual Meeting if you have questions about attending the Annual Meeting.

If I am unable to attend the live audio webcast of the Annual Meeting, may I listen at a later date?

Yes, an audio replay of the Annual Meeting will be posted and publicly available on the Events and Presentations page of our Investor Relations website at http://ir.Cboe.com. This audio replay will cover the entire Annual Meeting, including each stockholder question addressed during the Annual Meeting.

112	Cboe Global Markets 2024 Proxy Statement

What if during the check-in period or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting live audio webcast?

During online check-in and continuing through the length of the virtual Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the live audio webcast. If you encounter any difficulties accessing the Annual Meeting during the check-in or at meeting time, please call (800) 586-1548 (U.S.) or (303) 562-9288 (International).

Why is the Annual Meeting being conducted as a virtual meeting via live audio webcast?

We believe a virtual meeting format for the Annual Meeting may facilitate stockholder attendance, dialogue, and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. We will be able to engage with all stockholders as opposed to just those who can afford to travel to an in-person meeting. The virtual format will also allow stockholders to submit questions and comments during the meeting.

We are utilizing technology from Broadridge, a leading virtual meeting solution. The platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.

How do I submit questions or comments for the Annual Meeting?

Stockholders can submit questions or comments online during the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CBOE2024. We will answer timely submitted questions or comments on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Then, we will address appropriate general questions or comments from stockholders regarding the Company. Questions or comments received during the Annual Meeting will be presented as submitted, uncensored and unedited, except that we may omit certain personal details for data protection issues or we may edit profanity or other inappropriate language. Questions or comments regarding general economic, political, or other views that are not directly related to the business of the meeting, that are of an individual concern to a stockholder or that are not an appropriate subject matter for general discussion, are not pertinent to the meeting and therefore will not be presented. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

How do I vote?

You may cast your vote in one of four ways:

      By Internet before the Annual Meeting. The web address for Internet voting is www.proxyvote.com and is also on the enclosed proxy card. Internet voting is available 24 hours a day.

      By Internet during the Annual Meeting. You may vote online during the Annual Meeting (see “What do I need to do to attend the Annual Meeting?”). However, even if you plan to participate in the Annual Meeting via live audio webcast, we recommend that you also vote by Internet as described above so that your votes will be counted if you later decide not to participate in the Annual Meeting.

      By Telephone. The number for telephone voting is 1-800-690-6903 and is also on the enclosed proxy card. Telephone voting is available 24 hours a day.

Cboe Global Markets 2024 Proxy Statement	113

      By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

If you choose to vote by Internet before or during the Annual Meeting or by telephone, then you do not need to return the proxy card. To be valid, your vote by Internet before the Annual Meeting or telephone must be received by 11:59 p.m., Eastern time, on May 15, 2024 for shares held directly, the deadline specified on the proxy card. If you vote by Internet before the Annual Meeting or telephone and subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions, and confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you.

May I change my vote?

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

      Submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy,

      Returning a signed proxy card dated later than your last proxy,

      Submitting a written revocation to the Corporate Secretary of Cboe Global Markets, Inc. at 433 West Van Buren Street, Chicago, Illinois 60607, or

      Voting online during the Annual Meeting.

If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above or via email at CorporateSecretary@Cboe.com.

If your bank, broker, or other nominee holds your shares in “street name,” you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker, or nominee.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.

If you sign, date, and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

      FOR the election of each of our director nominees,

      FOR the advisory vote to approve the compensation paid to our executive officers,

      FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for our 2024 fiscal year,

      FOR the advisory vote on a management proposal to provide stockholders the right to call a special meeting of stockholders at a 25% ownership threshold,

      AGAINST the advisory vote on a stockholder proposal to provide stockholders the right to call a special meeting of stockholders at a 10% ownership threshold, and

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      Otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

In addition, if you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, and any other matters are properly presented at the Annual Meeting, your shares of common stock will be voted in accordance with the judgment of the persons voting the proxy on such matters. We are not aware of any other matters that will be considered at the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of KPMG as our independent registered public accounting firm for our 2024 fiscal year, because the rules of the exchanges currently deem this a “discretionary” matter. Absent instruction, brokers will not be able to vote on any of the other matters included in this Proxy Statement. If brokers exercise their discretion in voting on the proposal regarding the ratification of KPMG, a “broker non-vote” will occur as to the other matters presented for a vote at the Annual Meeting, unless you provide voting instructions.

What vote is required for adoption or approval of each matter?

Election of Directors. You may vote FOR or AGAINST each of the director nominees or you may ABSTAIN. Each nominee must receive the affirmative vote of a majority of the votes properly cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation.

Advisory Vote to Approve Executive Compensation. You may vote FOR or AGAINST the advisory proposal to approve our executive compensation or you may ABSTAIN. A majority of the shares of common stock properly cast upon this proposal must be voted FOR approval of the advisory proposal for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.

Ratification of the Appointment of our Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the shares of common stock properly cast upon this proposal must be voted FOR ratification for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.

Advisory Vote on a Management Proposal to Provide Stockholders the Right to Call a Special Meeting of Stockholders at a 25% Ownership Threshold. You may vote FOR or AGAINST the advisory management proposal to provide stockholders the right to call a special meeting of stockholders at a 25% ownership threshold or you may ABSTAIN. A majority of the shares of common stock properly cast upon this proposal must be voted FOR approval this proposal for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.

Advisory Vote on a Stockholder Proposal to Provide Stockholders the Right to Call a Special Meeting of Stockholders at a 10% Ownership Threshold. You may vote FOR or AGAINST the stockholder proposal to provide stockholders the right to call a special meeting of stockholders at a 10% ownership threshold or you may ABSTAIN. A majority of the shares of common stock properly cast upon this

Cboe Global Markets 2024 Proxy Statement	115

proposal must be voted FOR approval of this proposal for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered a vote cast either for or against any of the matters being presented in this proxy statement and will not impact the voting results. If you do not provide your broker with voting instructions, the broker cannot vote your shares on any matter other than the ratification of the appointment of our independent registered public accounting firm. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter (i.e., the ratification of the appointment of our independent registered public accounting firm), your broker is permitted to vote your shares of common stock even when you have not given voting instructions (as described above under “If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?”).

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of March 21, 2024, present or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

What happens if the meeting is postponed or adjourned or encounters technical difficulties?

Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, including information on when the meeting will be reconvened.

How do I obtain more information about Cboe Global Markets, Inc.?

A copy of our 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is enclosed with this Proxy Statement. The 2023 Annual Report, our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters for our Audit, Compensation, and Nominating and Governance Committees are available on our website at http://ir.Cboe.com. In addition, we intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or any waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at http://ir.Cboe.com.

These documents may also be obtained, free of charge, by writing to: Cboe Global Markets, Inc., 433 West Van Buren Street, Chicago, Illinois 60607, Attn: Investor Relations; or by sending an e-mail to: investorrelations@Cboe.com.

These documents, as well as other information about us, are also available on our website at http://ir.Cboe.com.

116	Cboe Global Markets 2024 Proxy Statement

Information on our website does not form a part of this Proxy Statement.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2023 Annual Report to Stockholders are available on our website at http://ir.Cboe.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.

If you are a stockholder of record, you may sign up for this service by contacting our transfer agent in writing at Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or calling (866) 301-8223. If you hold shares of common stock in “street name,” you can contact your account representative at the broker, bank, or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.

Who pays the expenses of this proxy solicitation?

The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for the Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically, or by other means of communication. We have also engaged Morrow Sodali LLC to assist in the solicitation and distribution of proxies. Our directors, officers, and employees will receive no additional compensation for any such solicitation, and we will pay Morrow Sodali LLC a fee of $9,500 for its services, as well as reimbursements for certain expenses. We will request that banks, brokerage houses, and other custodians, nominees, and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.

If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow Sodali LLC at 333 Ludlow St, 5th Floor, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658-9400 and stockholders may call toll-free at (800) 662-5200 or by sending an e-mail to: CBOE.info@investor.morrowsodali.com.

Who will count the vote?

The Company has engaged Broadridge to serve as the inspector of elections for the Annual Meeting. As inspector of elections, Broadridge will tabulate the voting results.

What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold common stock in multiple accounts, such as with different brokers in street name and as the record holder with Broadridge. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

Cboe Global Markets 2024 Proxy Statement	117

APPENDIX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

In addition to disclosing results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), Cboe Global Markets, Inc. has disclosed certain non-GAAP measures of operating performance in this Proxy Statement. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this Proxy Statement are corporate-wide and business unit EBITDA and adjusted EBITDA, as applicable, and 3-year adjusted EPS. Management believes that the non-GAAP financial measures presented in this Proxy Statement provide the appropriate means to determine compensation payouts under our annual incentive plan. The Company also believes that providing a discussion of these metrics provides management and investors an additional perspective on the Company’s financial and operational performance and trends.

Twelve Months Ended
(in millions)	December 31, 2023
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$757.5
Interest expense, net	50.4
Income tax provision	286.2
Depreciation and amortization	158.0
EBITDA	$1,252.1

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	7.4
Income from investment	(2.1)
Change in contingent consideration	(14.4)
Impairment of investment	1.8
Adjusted EBITDA, including minority investments	$1,244.8
Minority investments (1)	(3.5)
Adjusted EBITDA, excluding minority investments	$1,241.3
(1)	Actuals exclude impact from minority investments which are removed for purposes of STI achievement calculations.

118	Cboe Global Markets 2024 Proxy Statement

Twelve Months Ended
(in millions)	December 31, 2022
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$234.1
Interest expense, net	56.4
Income tax provision	197.9
Depreciation and amortization	166.8
EBITDA	$655.2

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	19.9
Impairment of investment	10.6
Loan forgiveness	(1.3)
Gain on investment	(7.5)
Goodwill impairment	460.9
Investment establishment costs	3.0
Change in contingent consideration	(5.2)
Other adjustment	0.7
Adjusted EBITDA	$1,136.3

Twelve Months Ended
(in millions)	December 31, 2021
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$527.3
Interest expense, net	47.4
Income tax provision	227.1
Depreciation and amortization	167.4
EBITDA	$969.2

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	15.6
Impairment of investment	5.0
Change in contingent consideration	(2.7)
Adjusted EBITDA	$987.1

Cboe Global Markets 2024 Proxy Statement	119

Twelve Months Ended
(in millions)	December 31, 2020
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$467.0
Interest	37.6
Income tax provision	192.2
Depreciation and amortization	158.5
EBITDA	$855.3

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	45.2
Provision for notes receivable	6.7
Bargain purchase gain (1)	(32.6)
Adjusted EBITDA	$874.6
(1)	This amount represents the bargain purchase gain related to the acquisition of Cboe Clear Europe on July 1, 2020.

Twelve Months Ended
(in millions)	December 31, 2023
Reconciliation of Data and Access Solutions Net Income Allocated to Common Stockholders to EBITDA
Net income allocated to common stockholders	$461.6
Depreciation and amortization	2.5
EBITDA	$464.1

Twelve Months Ended
(in millions)	December 31, 2023
Reconciliation of Digital Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$(34.1)
Interest income, net	(2.0)
Income tax benefit	(10.4)
Depreciation and amortization	7.4
EBITDA	$(39.1)

Non-GAAP adjustments not included in above line items
Acquisition-related costs	1.0
Corporate allocations (1)	8.5
Digital Adjusted EBITDA	$(29.6)
(1)	Actuals exclude allocated expenses from the Corporate segment for purposes of STI achievement calculations.

120	Cboe Global Markets 2024 Proxy Statement

Twelve Months Ended
(in millions)	December 31, 2023
Reconciliation of US Options Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$572.6
Interest income, net	(0.1)
Income tax provision	275.7
Depreciation and amortization	30.1
EBITDA	$878.3

Non-GAAP adjustments not included in above line items
Corporate allocations (1)	183.0
US Options Adjusted EBITDA	$1,061.3
(1)	Actuals exclude allocated expenses from the Corporate segment for purposes of STI achievement calculations.

Twelve Months Ended
(in millions)	December 31, 2023
Reconciliation of Futures Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
Net income allocated to common stockholders	$52.4
Interest expense, net	—
Income tax provision	33.4
Depreciation and amortization	2.0
EBITDA	$87.8

Non-GAAP adjustments not included in above line items
Corporate allocations (1)	34.8
Futures Adjusted EBITDA	$122.6
(1)	Actuals exclude allocated expenses from the Corporate segment for purposes of STI achievement calculations.

Cboe Global Markets 2024 Proxy Statement	121

Thirty Six Months Ended
(in millions, except per share amounts)	December 31, 2023
Reconciliation of 3-Year Net Income Allocated to Common Stockholders to Non-GAAP
Net income allocated to common stockholders	$1,518.9
Non-GAAP adjustments
Acquisition-related expenses (1)	42.9
Income from investment	(2.1)

Amortization of acquired intangible assets (2)	367.5
Impairment of investments	17.4
Change in contingent consideration	(22.3)
Investment establishment costs	3.0
Gain on investment	(7.5)
Loan forgiveness	(1.3)
Goodwill impairment	460.9
Total Non-GAAP adjustments	$858.5
Income tax expense related to the items above	(206.2)
Tax provision re-measurements	13.7
Tax reserves	37.1
Valuation allowances	(2.7)
Net income allocated to participating securities - effect on reconciling items	(2.6)
Adjusted 3-year net income allocated to common stockholders	$2,216.7

Reconciliation of 3-Year Diluted EPS to Non-GAAP
Diluted earnings per common share	$14.3
Per share impact of non-GAAP adjustments noted above	6.5
3-year Adjusted diluted earnings per common share	$20.8
(1)	This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.
(2)	This amount represents the amortization of acquired intangible assets related to the Company’s acquisitions.

122	Cboe Global Markets 2024 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V33202-P05213 For Against Abstain For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! CBOE GLOBAL MARKETS, INC. 1a. William M. Farrow, III The Board of Directors recommends you vote FOR all the nominees listed. 1. Election of Directors Nominees: 2. Approve, in a non-binding resolution, the compensation paid to our executive officers. 1l. James E. Parisi 1k. Roderick A. Palmore 3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year. 4. Advisory vote on a management proposal to provide stockholders the right to call a special meeting of stockholders at a 25% ownership threshold. 5. Advisory vote on a stockholder proposal to provide stockholders the right to call a special meeting of stockholders at a 10% ownership threshold. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1c. Edward J. Fitzpatrick 1d. Ivan K. Fong 1b. Fredric J. Tomczyk 1g. Erin A. Mansfield 1e. Janet P. Froetscher 1f. Jill R. Goodman 1h. Cecilia H. Mao 1i. Alexander J. Matturri, Jr. 1j. Jennifer J. McPeek ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2, 3 and 4. The Board of Directors recommends you vote AGAINST proposal 5. ! ! ! CBOE GLOBAL MARKETS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 15, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CBOE2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 15, 2024 for shares held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V33203-P05213 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at https://ir.cboe.com/annual-meeting-and-proxy-materials. 2024 Annual Meeting of Cboe Global Markets, Inc. Stockholders Thursday, May 16, 2024, 8:00 a.m. CT Live webcast at www.virtualshareholdermeeting.com/CBOE2024 Please see your proxy statement for instructions should you wish to attend the virtual meeting. CBOE GLOBAL MARKETS, INC. Notice of 2024 Annual Meeting of Stockholders May 16, 2024 8:00 a.m. CT This proxy is solicited by the Board of Directors The undersigned hereby appoints Fredric J. Tomczyk and Patrick Sexton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cboe Global Markets, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Stockholders of the company to be held on May 16, 2024 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR proposals 2, 3 and 4, and AGAINST proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side